Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

AB ACQUISITION LLC,

SUPERVALU INC.

and

NEW ALBERTSON’S, INC.

Dated as of January 10, 2013

i

ii

ANNEXES

Annex A—Tender Offer Agreement
Annex B—Form of APA
Annex C-1—Form of Seller-ABS TSA
Annex C-2—Form of Seller-Company TSA
Annex D—Form of Cross-License Agreement
Annex E—Term Loan Refinancing Commitment Letters
Annex F—ABL Refinancing Commitment Letters
Annex G—Debt Commitment Letters
Annex H—Equity Commitment Letter
Annex I—Sponsor Guarantee
Annex J-1—Escrow Agreement
Annex J-2—Supplemental Indenture
Annex K—California Letter Agreement

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of January 10, 2013 (this “Agreement”), is entered into by and among AB Acquisition LLC, a Delaware limited liability company (“Buyer”), SUPERVALU INC., a Delaware corporation (“Seller”), and New Albertson’s, Inc., an Ohio corporation and a direct wholly owned subsidiary of Seller (the “Company”).

W I T N E S S E T H :

WHEREAS, Seller is the beneficial and record owner of all of the issued and outstanding shares of capital stock of the Company (collectively, the “Shares”);

WHEREAS, upon the terms and conditions of this Agreement, Seller wishes to sell, transfer, assign, convey and deliver the Shares to Buyer, and Buyer wishes to purchase, acquire and accept the Shares from Seller (the “Share Purchase”);

WHEREAS, concurrently with the execution of this Agreement, Symphony Investor LLC (“Offeror”), Seller and Cerberus Capital Management, L.P. have entered into a Tender Offer Agreement (the “Tender Offer Agreement”) attached hereto as Annex A, pursuant to which, upon the terms and subject to the conditions set forth therein, Offeror desires to tender for up to 30% of the issued and outstanding common stock of Seller (the “Tender Offer”);

WHEREAS, Buyer is the beneficial and record owner, directly or indirectly, of all of the issued and outstanding membership interests of Albertson’s LLC (“ABS”);

WHEREAS, immediately after the consummation of the Share Purchase and the closing of the Tender Offer set forth in the Tender Offer Agreement, ABS, the Company and certain Subsidiaries of the Company will enter into an Asset Purchase Agreement (the “APA”) substantially in the form attached hereto as Annex B and consummate the transactions contemplated thereby (the “Albertson’s Asset Purchase”) concurrently with the execution thereof;

WHEREAS, concurrently with the consummation of the Albertson’s Asset Purchase, (i) ABS and Seller have agreed to enter into an Amended and Restated Transition Services Agreement (the “Seller-ABS TSA”) substantially in the form attached hereto as Annex C-1, pursuant to which Seller will provide to ABS and its Subsidiaries (other than the Company and its Subsidiaries), and ABS will provide, or cause to be provided, to Seller and its Non-Company Subsidiaries, certain services after the Closing on the terms set forth therein; (ii) Seller has agreed, and Buyer has agreed to cause the Company to, enter into a Transition Services Agreement (the “Seller-Company TSA”) substantially in the form attached hereto as Annex C-2, pursuant to which Seller will provide to the Company and its Subsidiaries, and the Company will provide or cause to be provided, to Seller and its Non-Company Subsidiaries, certain services after the Closing; and (iii) Buyer and Seller have agreed to enter into a Cross-License Agreement (the “Cross-License Agreement”) substantially in the form attached hereto as Annex D, pursuant to which each of Buyer and Seller will license to the other party and its Subsidiaries certain names and marks on the terms set forth therein;

WHEREAS, the Board of Directors of Seller has approved Seller’s entering into this Agreement, the Tender Offer Agreement, the Seller-Company TSA, the Seller-ABS TSA, the Cross-License Agreement and the Escrow Agreement (collectively, and together with the Supplemental Indenture, the “Transaction Documents”) and to consummate the transactions contemplated hereby (including by Section 5.10 and Section 5.11 hereof) and thereby (collectively, the “Transactions”); and

WHEREAS, Buyer, Seller and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Buyer, Seller and the Company agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

Section 1.1                                    Purchase and Sale of Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) Seller shall sell, transfer, assign and convey the Shares to Buyer, free and clear of any Liens (other than restrictions on transfer arising solely under applicable federal and state securities Laws and Liens created by Buyer); and (b) Buyer shall purchase, acquire and accept the Shares for and in consideration of (i) a purchase price equal to $100,000,000 (the “Initial Purchase Price”), as it may be adjusted pursuant to Article II hereof (the “Purchase Price”), (ii) the deposit by ASC of the Escrow Deposit with the Escrow Agent, entry into the Escrow Agreement and Supplemental Indenture, and the obligations with respect to the Seller Guarantee, in each case as set forth in Section 5.11; and (iii) the reimbursement of certain payments in respect of debt maturities pursuant to Section5.26.

Section 1.2                                    Closing and Effective Time. The closing of the Share Purchase (the “Closing”) shall take place at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York, at 10:00 a.m., local time, on a date (such Business Day, the “Closing Condition Satisfaction Date”) which shall be the fifth Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by actions to be taken on the Closing Date, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as Buyer and Seller may agree in writing; provided, however, that (a) if the Buyer Marketing Period has not ended on or prior to the fifth Business Day prior to the Closing Condition Satisfaction Date, then, at Buyer’s election (which shall be delivered in writing), Buyer shall have the right to postpone the Closing until (i) any Business Day before or during the Buyer Marketing Period as may be requested by Buyer by no less than two Business Days’ prior written notice to Seller; (ii) the second Business Day following the final day of the Buyer Marketing Period; or (iii) such other date and time as Buyer and Seller may agree in writing; and (b) if the Seller Marketing Period has not ended on or prior to the fifth Business Day prior to the Closing Condition Satisfaction Date, then, at Seller’s election (which shall be delivered in writing), Seller shall have the right to postpone the Closing until (i) any Business Day before or during the Seller Marketing Period as may be requested by Seller by no less than two Business Days’ prior written notice to Buyer; (ii) the second Business Day following the final day of the Seller Marketing Period; or (iii) such other date and time as Buyer and Seller may agree in writing; and provided, further, that if (x) the Closing would otherwise occur on a date prior to February 21, 2013, the Closing shall occur on February 21, 2013; and (y) the Closing would otherwise occur on a day of the week other than Thursday, the Closing shall occur on the next succeeding Thursday. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” The effective time of the Share Purchase (the “Effective Time”) shall be 3:01 a.m. on the Closing Date.

Section 1.3                                    Seller Closing Deliverables. At the Closing, Seller shall deliver to Buyer:

(a)                                 a certificate or certificates evidencing all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer;

(b)                                 to the extent obtained following the exercise of reasonable best efforts by Seller, the written resignations of the members of the board of directors of the Company, in form and substance reasonably satisfactory to Buyer and effective prior to or concurrently with the Closing;

(c)                                  a certificate duly executed by an authorized officer of Seller in the form specified in Treasury Regulation Section 1.1445-2(b)(2)(iv) to the effect that Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(d)                                 Seller’s counterparts to the Seller-ABS TSA, the Seller-Company TSA and the Cross-License Agreement, each duly executed by an authorized officer of Seller;

(e)                                  the Payoff Letters;

(f)                                   UCC-3 termination statements and other evidence reasonably satisfactory to Buyer that the Liens against the Company, its Subsidiaries and their respective assets set forth in Section 1.3(f) of the Seller Disclosure Letter will be released upon consummation of the Share Purchase in accordance with the terms hereof;

(g)                                  Seller’s counterpart to the Escrow Agreement;

(h)                                 the certificate contemplated by Section 6.3(c); and

(i)                                     the Closing Date Capital Contribution, if any.

Section 1.4                                    Buyer Closing Deliverables. At the Closing, Buyer shall deliver to Seller:

(a)                                 payment of the Closing Date Cash Consideration, if any, by wire transfer of immediately available funds to an account to be designated in writing by Seller to Buyer no later than five Business Days prior to the Closing Date;

(b)                                 payment to the Escrow Agent of the Escrow Deposit by wire transfer of immediately available funds;

(c)                                  counterparts to the Seller-ABS TSA, the Seller-Company TSA and the Cross-License Agreement, duly executed by an authorized officer of ABS or the Company, as applicable;

(d)                                 a certified copy of the fully executed Supplemental Indenture, which shall be effective on the Closing Date;

(e)                                  Buyer’s, ASC’s and the Escrow Agent’s counterparts to the Escrow Agreement; and

(f)                                   the certificate contemplated by Section 6.2(e).

Section 1.5                                    Delayed Closing. (a) Notwithstanding anything to the contrary contained in this Agreement, in the event that all of the conditions to closing set forth in Article VI have been satisfied but the Change in Control FCC Approval has not then been received or obtained, neither (a) the Common Carrier FCC Licenses nor (b) as applicable, the Communications Subsidiary or U.S. Satellite Corporation (“USSC”) shall be transferred to the Company or any designated Affiliate, and the Closing shall then occur with respect to the Share Purchase as provided in Sections 1.2, 1.3 and 1.4, subject to subsections (b), (c) and (d) below (the date of such Closing, being, for the avoidance of doubt, the Closing Date hereunder); provided that the Closing Date Cash Consideration otherwise payable to Seller shall be reduced, or the Closing Date Capital Contribution payable by Seller shall be increased, as applicable, by an amount equal to $2,000,000 (the “Delayed Closing Purchase Price”).

(b)                                 In the event that the Closing occurs pursuant to subsection (a) above, then there shall be a subsequent closing with respect to the transfer to the Company or its designated Affiliate of (i) the Common Carrier FCC Licenses or (ii) as applicable, the Communications Subsidiary or USSC (the “Delayed Closing”), as contemplated by the applicable FCC order and Section 5.23. For the avoidance of doubt, neither (x) the Common Carrier FCC Licenses nor (y) as applicable, the Communications Subsidiary or USSC shall be assets of the Company or any of its Subsidiaries at the Closing of the Share Purchase unless the Change in Control FCC Approval has been obtained prior to such time.

(c)                                  The Delayed Closing shall occur on the third Business Day (the “Delayed Closing Date”) following receipt of the Change in Control FCC Approval, at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York at 10:00 a.m. New York or at such other place or at such other time or on such other date as Buyer and Seller may mutually agree upon in writing. At the Delayed Closing, Seller shall make such deliveries as may be reasonably necessary to transfer, in accordance with the applicable FCC order, either (i) the Common Carrier FCC Licenses or (ii) all of the equity interests in the Communications Subsidiary or USSC, as applicable, to the Company or its designated Affiliate, and Buyer shall deliver or cause the Company to deliver to Seller the Delayed Closing Purchase Price by wire transfer of immediately available funds to an account to be designated in writing by Seller no later than three Business Days prior to the Delayed Closing Date; provided that for purposes of

Section 2.1(e) upon resolution of the Final Closing Date Working Capital, the Final Closing Date Cash Consideration otherwise payable to Seller shall be reduced, or the Closing Date Capital Contribution payable by Seller shall be increased, as applicable, by such Delayed Closing Purchase Price.

(d)                                 If a Delayed Closing Date is required, from the Closing Date to the Delayed Closing Date, Seller and Buyer shall continue to comply, solely in respect of the Communications Subsidiary or USSC, as applicable, with all covenants and agreements contained in this Agreement that are required by their terms to be performed prior to the Closing and, unless the context clearly requires otherwise, all references in this Agreement to the “Closing” or the “Closing Date” shall, with respect to the Communications Subsidiary or USSC, as applicable, be deemed to refer to the Delayed Closing or the Delayed Closing Date, respectively.

ARTICLE II

PURCHASE PRICE ADJUSTMENT

Section 2.1                                    Net Working Capital Purchase Price Adjustment.

(a)                                 At least five Business Days prior to the Closing Date, Seller shall prepare, or cause to be prepared, and deliver to Buyer a statement (the “Estimated Closing Date Statement”) of Seller’s good faith estimate of (w) Working Capital (the “Estimated Closing Date Working Capital”), (x) Store Cash (the “Estimated Closing Date Store Cash”) (y) Non-Cash Sales Settlement Amount (the “Estimated Non-Cash Sales Settlement Amount”) and (z) Asset Sales Proceeds (the “Estimated Closing Date Asset Sales Proceeds”) of the Company and its Subsidiaries as of the close of business on the Closing Date and a detailed calculation thereof. The Estimated Closing Date Statement shall be prepared in accordance with the definitions of “Working Capital”, “Store Cash” and “Non-Cash Sales Settlement Amount” (as applicable) set forth herein based on the Working Capital Standard. The “Trued-Up Amount” shall be equal to (i) the Initial Purchase Price, plus (ii) the excess, if any, of the Estimated Closing Date Working Capital over the Target Maximum Working Capital, less (ii) the excess, if any, of the Target Minimum Working Capital over the Estimated Closing Date Working Capital, less (iii) the excess, if any, of the Target Minimum Store Cash over the Estimated Closing Date Store Cash, plus (iv) the Non-Cash Sales Settlement Amount, if any, less (v) the Asset Sales Proceeds, if any. If the Trued-Up Amount is a positive amount, the Initial Purchase Price shall be increased or reduced, as applicable, to be equal to such Trued-Up Amount and, as so increased or reduced, shall be paid to the Seller pursuant to Section 1.1. If the Trued-Up Amount is a negative amount, the Initial Purchase Price shall be reduced to zero and Seller shall contribute to the Company on the Closing Date, in cash, the absolute amount by which the Trued-Up Amount is less than zero (the “Closing Date Capital Contribution”). The Initial Purchase Price as increased or decreased (but not below zero) to the Trued-Up Amount shall be the “Closing Date Cash Consideration” that is payable by the Buyer hereunder.

(b)                                 Within 60 calendar days following the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to Seller a statement (as such may be adjusted following resolution of disputes in accordance with Section 2.1(d), the “Closing Date Statement”) of

Working Capital (the “Closing Date Working Capital”), Store Cash (the “Closing Date Store Cash”), Non-Cash Sales Settlement Amount (the “Closing Date Non-Cash Sales Settlement Amount”) and Asset Sales Proceeds (“Closing Date Asset Sales Proceeds”) of the Company and its Subsidiaries as of the close of business on the Closing Date and a detailed calculation thereof. The Closing Date Statement shall be prepared in accordance with the definitions of “Working Capital”, “Store Cash” and “Non-Cash Sales Settlement Amount” and “Asset Sales Proceeds” (as applicable) set forth herein, and (in the case of Working Capital, Store Cash and Non-Cash Sales Settlement Amount) on the basis of the Working Capital Standard.

(c)                                  After receipt of the Closing Date Statement, Seller shall have 45 calendar days to review the Closing Date Statement, together with the work-papers used in the preparation thereof. Seller and its authorized representatives shall have reasonable access to all relevant personnel, books and records of Buyer, the Company and the Company’s Subsidiaries to the extent reasonably required to complete their review of the Closing Date Statement. Unless Seller delivers written notice to Buyer on or prior to the 45th calendar day after Seller’s receipt of the Closing Date Statement, Seller shall be deemed to have accepted and agreed to the calculation of Closing Date Working Capital, Closing Date Store Cash Closing Date Non-Cash Sales Settlement Amount and Closing Date Asset Sales Proceeds. Seller shall set forth in such notice reasonable detail for the basis of Seller’s objection or objections and the adjustments to the amount of Closing Date Working Capital, Closing Date Store Cash, Closing Date Non-Cash Sales Settlement Amount and/or Closing Date Asset Sales Proceeds that Seller believes should be made. If Seller so notifies Buyer of its objection to the calculation of Closing Date Working Capital, Buyer and Seller shall, within 30 calendar days following such notice (the “Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

(d)                                 If, at the conclusion of the Resolution Period, any amounts remain in dispute with respect to the Closing Date Working Capital, Closing Date Store Cash, Closing Date Non-Cash Sales Settlement Amount and/or Closing Date Asset Sales Proceeds, then all amounts remaining in dispute shall be submitted to Grant Thornton LLP (the “Neutral Auditor”). Each party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter, including customary indemnities in favor of the Neutral Auditor. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be borne pro rata as between Seller, on the one hand, and Buyer, on the other hand, in proportion to the allocation of the dollar value of the amounts remaining in dispute between Seller and Buyer made by the Neutral Auditor such that the prevailing party pays the lesser proportion of the fees and expenses. The Neutral Auditor shall act as an expert to determine, based solely on the provisions of this Section 2.1(d) and the presentations by Seller and Buyer, and not by independent review, only those issues still in dispute and only as to whether such amounts were arrived at in conformity with Section 2.1(a) hereof or contain arithmetic error. The Neutral Auditor’s determination shall be made within 30 calendar days of the submission of the amounts remaining in dispute by the parties to the Neutral Auditor, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding and conclusive. The terms “Final Closing Date Working Capital”, “Final Closing Date Store Cash”, “Final Closing Date Non-Cash Sales Settlement Amount” and “Final Closing Date Asset Sales Proceeds”) shall mean, respectively, the definitive Closing Date Working Capital, the definitive Closing Date Store Cash, the definitive Closing Date Non-Cash Sales Settlement Amount and the definitive Closing Date Asset Sales Proceeds agreed to (or deemed to be agreed to) by Buyer and Seller in accordance with the terms of Section 2.1(c) or, if applicable, the definitive Closing Date Working Capital, Closing Date Store Cash, the definitive Closing Date Non-Cash Sales Settlement Amount and the definitive Closing Date Asset Sales Proceeds resulting from the determinations made by the Neutral Auditor in accordance with this Section 2.1(d) (in addition to those items theretofore agreed to by Seller and Buyer).

(e)                                  Upon resolution of the Final Closing Date Working Capital, the Final Closing Date Store Cash, the Final Closing Date Non-Cash Sales Settlement Amount, and the Final Closing Date Asset Sales Proceeds in accordance with Section 2.1(d) above, the Closing Date Cash Consideration and Closing Date Capital Contribution shall be recalculated in accordance with Section 2.1(a) above but substituting Final Closing Date Working Capital for Estimated Closing Date Working Capital, Final Closing Date Cash for Estimated Closing Date Cash, Final Closing Date Non-Cash Sales Settlement Amount for Estimated Closing Date Non-Cash Sales Settlement Amount, and Final Closing Date Asset Sales Proceeds for Estimated Closing Date Asset Sales Proceeds in the calculation thereof (such recalculated amounts the “Final Closing Date Cash Consideration” and “Final Closing Date Capital Contribution,” respectively).

(i)                                     If (A) the Final Closing Date Cash Consideration is greater than the Closing Date Cash Consideration, if any, paid by Buyer on the Closing Date, Buyer shall pay (or cause to be paid) to Seller the excess of Final Closing Date Cash Consideration over Closing Date Cash Consideration; or (B) the Final Closing Date Cash Consideration (which may be zero) is less than the Closing Date Cash Consideration paid by Buyer on the Closing Date, Seller shall pay (or cause to be paid) to the Company and /or to ABS (at the direction of the Company to the extent the payment pursuant to this Section 2.1 is determined to be allocable to ABS in accordance with the APA) and/or to the Buyer (at the direction of the Company to the extent cash has been contributed to the Company by Buyer following the Closing and the Albertson’s Asset Purchase), an aggregate amount equal to the excess of Closing Date Cash Consideration over Final Closing Date Cash Consideration.

(ii)                                  In addition to, and not in lieu of, any payments under clause (i), if (A) the Final Closing Date Capital Contribution (which may be zero) is less than the Closing Date Capital Contribution, if any, made by Seller on the Closing Date, Buyer shall pay (or caused to be paid) to Seller an amount equal to the excess of the Closing Date Capital Contribution over the Final Closing Date Capital Contribution; or (B) if the Closing Date Capital Contribution made by Seller on the Closing Date is less than the Final Closing Date Capital Contribution, Seller shall pay (or cause to be paid) to the Company and/or ABS (at the direction of the Company to the extent the payment pursuant to this Section 2.1 is determined to be allocable to ABS in accordance with the APA) and/or to the Buyer (at the direction of the Company to the extent cash has been contributed to the Company by Buyer following the Closing and the Albertson’s Asset Purchase), an aggregate amount equal to the excess of the Final Closing Date Capital Contribution over the Closing Date Capital Contribution.

Any adjustments made pursuant to this Section 2.1(e), together with interest on such amount from the Closing Date to the date of payment at a per annum rate equal to the prime rate as published in The Wall Street Journal in effect on the Closing Date, shall be paid by wire transfer of immediately available funds to the account or accounts specified by the party entitled thereto, within five Business Days after the later of (x) the date that Final Closing Date Working Capital, Final Closing Date Store Cash, Final Closing Date Non-Cash Sales Settlement Amount and Final Closing Date Asset Sales Proceeds are agreed to by Buyer and Seller or any remaining disputed items are ultimately determined by the Neutral Auditor and (y) the date that KPMG completes the Agreed-Upon Procedures and delivers its report thereon.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed (a) in the forms, documents and reports filed with or furnished to the SEC by Seller on or after February 27, 2010, and prior to the date of this Agreement (the “Seller SEC Documents”), to the extent the relevance of such disclosure to the applicable representation and the applicability of such disclosure to the Company and its Subsidiaries is reasonably apparent (excluding, in each case, (i) any disclosures contained or referenced therein under the caption “Forward-Looking Statements,” any forward-looking statements or risk factor disclosures referenced therein under the caption “Risk Factors” and any other forward-looking statements of risk that do not contain a reasonable level of detail about the risks of which such statements warn, or (ii) any exhibits to such Seller SEC Documents); or (b) in the corresponding section or subsections of the disclosure letter delivered by the Company to Buyer immediately prior to the execution of this Agreement (the “Seller Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall be deemed disclosed with respect to any other section or subsection to the extent that the relevance of any disclosed event, item or occurrence in such Seller Disclosure Letter to such other section or subsection is reasonably apparent), Seller represents and warrants to Buyer as follows:

Section 3.1            Qualification, Organization, Subsidiaries, etc. Each of Seller, the Company and the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, a “Company Material Adverse Effect” means an event or effect that is materially adverse to the business or financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, but shall not include events or effects relating to or resulting from (i) changes in general economic or political conditions or the securities, credit or financial markets in general, except to the extent such change has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries and markets in which the Company and its Subsidiaries operate; (ii) any decline in the market price or trading volume of the Company’s securities (it being understood that the underlying cause of such decline may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent it is not excluded by another clause of this definition); (iii) general changes or developments in the industries or markets in which the Company and its Subsidiaries operate, including general changes in Law or regulation across such industries and markets, except to the extent such change has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries and markets in which the Company and its Subsidiaries operate; (iv) the execution and delivery of this Agreement or the APA or the public announcement or pendency of the Transactions or the Albertson’s Asset Sale, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers or partners; (v) the identity of Buyer or any of its Affiliates as the acquiror of the Company; (vi) compliance with the terms of, or the taking of any action required by, this Agreement, including the actions permitted by the last sentence of Section 5.1(c) or required by Section 5.17(h)(ii); (vii) any acts of terrorism or war, except to the extent such act has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries and markets in which the Company and its Subsidiaries operate; (viii) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, except to the extent such event has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries and markets in which the Company and its Subsidiaries operate; (ix) changes in applicable law, regulation or generally accepted accounting principles or the interpretation thereof after the date hereof; (x) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (it being understood that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent it is not excluded by another clause of this definition); or (xi) any matter disclosed in Section 3.11 of the Seller Disclosure Letter.

Section 3.2            Capital Stock.

(a)           The authorized share capital of the Company consists of 100 shares of Common Stock, par value $1.00 (the “Common Stock”), 100 of which are issued and outstanding. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Seller is the record and beneficial owner of the Shares and has good, valid and marketable title to all of the Shares, free and clear of all Liens other than Permitted Liens. Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any the Shares (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company. Upon payment for the Shares by Buyer pursuant to the terms of this Agreement, Seller shall transfer to Buyer good, valid and marketable title to the Shares, free and clear of all Liens (other than restrictions on transfer arising solely under applicable federal and state securities Laws or Liens created by Buyer).

(b)           There are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests; (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement; or (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests. From September 6, 2012 to the date hereof, the Company has not declared or paid any dividend or distribution in respect of the Common Stock, and has not issued, sold, repurchased, redeemed or otherwise acquired any Common Stock, and its Board of Directors has not authorized any of the foregoing.

(c)           (i) Section 3.2(c) of the Seller Disclosure Letter sets forth a true and correct list of the Subsidiaries of the Company, not taking into account the actions permitted by the last sentence of Section 5.1(c).

(ii)           All outstanding securities of each Subsidiary of the Company are owned beneficially and of record by the Company or a Subsidiary of the Company and are duly authorized, validly issued, fully paid and nonassessable. With respect to each Subsidiary of the Company, there are no outstanding options, warrants, profits interests, phantom equity, stock appreciation rights or other rights, Contracts or arrangements existing or outstanding which provide for the sale or issuance of any of shares of capital stock or other securities of any Subsidiary of the Company.

(d)           Neither the Company nor any of its Subsidiaries have outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(e)           There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(f)            Neither the Company nor any of its Subsidiaries own any ownership interest greater than $100,000 in value in any other person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company.

Section 3.3            Corporate Authority Relative to This Agreement; No Violation.

(a)           Seller has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the Transactions. The Board of Directors of Seller at a duly held meeting has approved the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions, and no other corporate proceedings on the part of Seller are necessary to authorize the consummation of such transactions. This Agreement has been duly and validly executed and delivered by Seller and the Company and, assuming this Agreement constitutes the valid and binding agreement of Buyer, constitutes the valid and binding agreement of Seller and the Company, enforceable against Seller and the Company in accordance with its terms. The Seller-ABS TSA, the Seller-Company TSA and the Cross-License Agreement, when executed and delivered, will be duly and validly executed and delivered by Seller as contemplated hereby and, assuming that the Seller-ABS TSA, the Seller-Company TSA and the Cross-License Agreement constitute the valid and binding agreement of the other parties thereto, will constitute the valid and binding agreements of Seller, and will be enforceable against Seller in accordance with their terms.

(b)           The execution, delivery and performance (i) by Seller and the Company of this Agreement and the consummation of the transactions contemplated hereby by Seller and the Company and (ii) by Seller of the Seller-ABS TSA, the Seller-Company TSA and the Cross-License Agreement and the consummation of the transactions contemplated thereby by Seller, in each case, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any federal, state, local or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”), other than (A) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (B) compliance with the applicable requirements of the Exchange Act; (C) compliance with the rules and regulations of the New York Stock Exchange; (D) compliance with any applicable state securities or blue sky laws; (E) any requirement resulting from any specific business conducted by Buyer or any of its Affiliates or a result of the conduct of business by Buyer or any of its Affiliates in any jurisdiction; and (F) the other consents or notices set forth in Section 3.3(b) of the Seller Disclosure Letter (collectively, clauses (A) through (F), the “Specified Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(c)           Assuming compliance with the matters referenced in Section 3.3(b) and the receipt of the Specified Approvals, the execution, delivery and performance (i) by Seller and the Company of this Agreement and the consummation by Seller and the Company of the transactions contemplated hereby and (ii) by Seller of the Seller-ABS TSA, the Seller-Company TSA and the Cross-License Agreement and the consummation of the transactions contemplated thereby by Seller, in each case, do not and will not (A) contravene or conflict with the organizational or governing documents of Seller, the Company or any of the Company’s Subsidiaries; (B) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Seller, the Company or any of the Company’s Subsidiaries or any of their respective properties or assets; or (C) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, permit, concession, or right binding upon the Company or any of the Company’s Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, other than, in the case of clauses (B) and (C), any such violation, conflict, default, consent, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect or to prevent or materially delay or impair the consummation of the transactions contemplated by this Agreement or any other Transactions (provided that subclause (iv) in the definition of “Company Material Adverse Effect” shall be disregarded for purposes of this Section 3.3(c)).

(d)           There are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, USSC or any Insurance Subsidiary.

Section 3.4            Financial Statements.

(a)           Section 3.4(a)(i) of the Seller Disclosure Letter sets forth true and complete copies of the unaudited consolidated balance sheet (the “Balance Sheet”) of the Company and its Subsidiaries, as at September 6, 2012 (the “Balance Sheet Date”), and the related unaudited statement of operations of the Company and its Subsidiaries for the period from February 26, 2012 to September 6, 2012 (together with the Balance Sheet, the “Financial Statements”). The Financial Statements were prepared on the basis of the books and records of Seller, the Company and its Subsidiaries (as of the date of such Financial Statements) and present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of the date thereof and the results of its operations for the period from February 26, 2012, to September 6, 2012. The Company has no off balance sheet arrangements of a type required to be disclosed pursuant to Item 303(a)(4) of Regulation S—K promulgated under the Securities Act except as set forth in Section 3.4(a)(ii) of the Seller Disclosure Letter. The Financial Statements were prepared in accordance with the procedures set forth in Section 3.4(a)(iii) of the Seller Disclosure Letter (the “Financial Statement Procedures”) and on a basis of presentation giving effect to the Transactions, and reflect reasonable estimates and assumptions regarding the assignment and allocation of assets, liabilities, revenue and expenses, where applicable.

(b)           The Company or a Subsidiary of the Company holds, or will hold at Closing, legal and valid title to all assets reflected on the Balance Sheet other than those disposed of since the Balance Sheet Date in the ordinary course of business or after the date hereof in accordance with this Agreement or as contemplated to be transferred in accordance with Section 5.10.

Section 3.5            Sufficiency of Assets. Assuming the due execution of and performance under the Seller-ABS TSA, the Seller-Company TSA, the Cross-License Agreement and the supply agreements or arrangements to be entered into by the parties pursuant to Sections 5.5(g) and (h) (collectively, the “Transition Agreements”) the continued employment of all of the Company’s and its Subsidiaries’ employees immediately after the Effective Time (after giving effect to the transfers contemplated by the first sentence of Section 5.4(a)), the assets of the Company and its Subsidiaries immediately after the Effective Time (and prior to the Albertson’s Asset Purchase), taking into account the services to be provided to the Company and its Subsidiaries pursuant to the Transition Agreements, shall be sufficient in all material respects to conduct the business and operations of the Company and its Subsidiaries in the same manner as conducted on the date of this Agreement.

Section 3.6            No Undisclosed Liabilities; Indebtedness.

(a)           Except (i) as disclosed, reflected or reserved against in the Balance Sheet or the Estimated Closing Date Working Capital Statement; (ii) for liabilities and obligations incurred since the Balance Sheet Date, in the ordinary course of business to the extent not material in amount or nature, individually or in the aggregate; (iii) as permitted or contemplated by this Agreement; and (iv) for liabilities or obligations that have been discharged or paid in full, neither the Company nor any of its Subsidiaries has any undisclosed liabilities or obligations of any nature, whether or not accrued or contingent that would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP, other than those which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Section 3.6(b) of the Seller Disclosure Letter sets forth a true and complete list as of January 4, 2013 (other than obligations of a type set forth in clauses (A) and (B) of the definition of Indebtedness, which are listed as of December 27, 2012), of all Indebtedness of the Company and its Subsidiaries (other than any Indebtedness from which the Company and its Subsidiaries will be released at the Closing), including all capital leases to which the Company or any of its Subsidiaries are a party or by which any asset of the Company or any of its Subsidiaries is bound, but excluding any Indebtedness solely between or among any of the Company and its Subsidiaries.

Section 3.7            Compliance with Law; Permits.

(a)           The Company and each of its Subsidiaries is and, since February 27, 2010, has been in compliance with and is not, and since February 27, 2010, has not been, in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws,” and each, a “Law”), except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Anything contained in this Section 3.7(a) to the contrary notwithstanding, no representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of the matters referenced in Section 3.4, or Section 3.8, or in respect of environmental, insurance, Tax, intellectual property, employee benefits or labor Law matters, each of which matters is addressed by other sections of this Agreement.

(b)           The Company and each of its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8            Captive Insurance Company. Beryl American Corporation (“Beryl”) is duly licensed as a captive insurance company with the Vermont Department of Financial Regulation (“VDFR”). ABS Insurance, Ltd. (“ABSI”; ABSI and Beryl, each an “Insurance Subsidiary,” and collectively, the “Insurance Subsidiaries”) is duly licensed as a captive insurance company with the Bermuda Monetary Authority (“BMA”). Each Insurance Subsidiary has complied and currently complies in all material respects with the capital, reserve and other regulatory requirements of all applicable insurance Laws. Seller has delivered to Buyer copies of (i) all material registrations, filings and submissions made since January 22, 2006, by each Insurance Subsidiary with any insurance regulatory authority, including (in the case of Beryl) VDFR and (in the case of ABSI) BMA; (ii) any material reports on financial examination, market conduct reports and other reports issued since February 27, 2010, by any insurance regulatory authority, including (in the case of Beryl) VDFR and (in the case of ABSI) BMA, that relate to any Insurance Subsidiary; and (iii) the latest audited financial statements of each Insurance Subsidiary (the “Insurance Subsidiary Financial Statements”). No Insurance Subsidiary holds any Indebtedness of Seller or any Affiliates of Seller other than the Company and its Subsidiaries, and no Insurance Subsidiary owes any amounts or claims to, or is party to any Contracts with, Seller or any of Affiliates of Seller other than the Company and its Subsidiaries.

Section 3.9            Environmental Laws and Regulations.

(a)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are conducting and since February 27, 2010 have conducted their respective businesses in compliance with all applicable Environmental Laws, and possess and comply, and have complied, with all applicable Environmental Permits required to operate their properties and assets or to carry on their businesses as they are now being conducted; (ii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any Environmental Claim, and, to Seller’s Knowledge, no Environmental Claim is threatened against the Company or any of its Subsidiaries; (iii) to Seller’s Knowledge, and except in the ordinary course of business, there is no and has been no treatment, storage or disposal of any Hazardous Substance at any properties currently or formerly owned, leased or operated by the Company, any of its Subsidiaries or its and their predecessors in interest; (iv) since February 27, 2010, there has been no Release of any Hazardous Substance on, at, under or from any properties currently or formerly owned, leased or operated by the Company, any of its Subsidiaries or its and their predecessors in interest; (v) since February 27, 2010, there has been no Release of Hazardous Substances on, at, under or from any treatment, storage or disposal facility that has received Hazardous Substances generated by the Company, its Subsidiaries or any predecessor in interest; (vi) none of the Company, any of its Subsidiaries or any properties currently or formerly owned, leased, or operated by the Company, any of its Subsidiaries or its and their predecessors in interest is subject to any contract or other agreement that may require the Company or any of its Subsidiaries to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any person for or against any Environmental Liabilities or any Environmental Claim; (vii) there are no Environmental Liens on any of the properties owned, leased or operated by the Company or any of its Subsidiaries; and (viii) no Environmental Law or Environmental Permit regulates or requires the submission of any notice to any Governmental Entity of the transaction contemplated by this Agreement.

(b)           The Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws pertaining to financial assurance requirements for underground storage tanks, including any self-insurance programs and posting of required collateral.

(c)           As of the date hereof, Seller has made available to Buyer complete and true copies of any and all material environmental reports, studies, investigations, regulatory compliance assessments, audits and correspondence in its possession, including Phase I and Phase II environmental site assessments generated for or on behalf of the Company, any of its Subsidiaries or its and their predecessors in interest which relate to the operations of, and to any property owned, leased or operated by, the Company or any of its Subsidiaries.

(d)           As used herein, “Environmental Claim” means any and all written complaints, summons, citations, directives, orders, claims, litigation, investigations, subpoenas, notices of violation, judgments, administrative, regulatory or judicial actions, suits, demands or proceedings, or written notices of noncompliance or violation by any Governmental Entity or person involving or alleging potential liability arising out of or resulting from any violation of any Environmental Law or Environmental Permit, or the presence or Release or the threatened Release of Hazardous Substance at, onto, from, to or beneath any property currently or formerly owned or leased by the Company, any of its Subsidiaries or a predecessor in interest or any facilities receiving, handling, or disposing Hazardous Substances generated by the Company, any of its Subsidiaries or its and their predecessors in interest.

(e)           As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

(f)            As used herein, “Environmental Lien” means any Lien in favor of any Governmental Entity authorized under any Environmental Law as a result of an Environmental Claim requiring a deed restriction, covenant, easement, land use restriction or similar encumbrances filed or recorded in accordance with Environmental Law.

(g)           As used herein, “Environmental Permit” means any permit, registration, certificate, qualification, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law or by any Governmental Entity pursuant to its authority under Environmental Law.

(h)           As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

(i)                                     As used herein, “Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers, or other closed receptacles containing Hazardous Substances) into the environment.

(j)                                    The generality of any other representations and warranties in this Agreement notwithstanding, this Section 3.9 shall be deemed to contain the only representations and warranties in this Agreement with respect to Environmental Law, Hazardous Substances and any other environmental matter.

Section 3.10                             Employee Benefit Plans.

(a)                                 Section 3.10(a)(i) of the Seller Disclosure Letter lists all material Company Benefit Plans as of the date hereof. “Company Benefit Plans” means all compensation or benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, paid time-off, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”)), in each case that are sponsored, maintained or contributed to by Seller or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries. Section 3.10(a)(ii) of the Seller Disclosure Letter separately identifies all Company Benefit Plans sponsored or maintained by the Company or its Subsidiaries.

(b)                                 Seller has heretofore made available to Buyer true and complete copies of each of the material Company Benefit Plans and, as applicable, (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any, for the past two years; (iii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Company Benefit Plan; (iv) any related trust agreement or other funding instrument; (v) any summary plan description and other material written communications (or a description of any material oral communications) by Seller or its Subsidiaries to the Company’s employees concerning the extent of the benefits provided under a Company Benefit Plan; and (vi) for the past two years, (A) audited financial statements and (B) actuarial valuation reports.

(c)                                  (i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service, and, to Seller’s Knowledge, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Company Benefit Plan provides medical or other welfare benefits with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA) except for retiree medical, retiree dental and retiree life programs, severance and other executive obligations; (iv) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all contributions or other amounts payable by the Company or its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued on the Balance Sheet (other than with respect to amounts not yet due); (v) no Company Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; and (vi) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending, threatened or, to Seller’s Knowledge, anticipated claims (other than claims for benefits in accordance with the terms of the Company Benefit Plans and associated fees and expenses paid in the ordinary course) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(d)                                 With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; (iii) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been incurred by the Company or any of its Subsidiaries; and (iv) no written or oral communication has been received from the PBGC concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated hereby.

(e)                                  The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to any severance pay, retention bonus, transaction bonus, unemployment compensation or any other payment, except as provided in this Agreement or as required by applicable Law; (ii) accelerate the time of payment, funding of any benefit or vesting, or increase the amount of compensation due to any such employee, consultant or officer, except as provided in this Agreement; (iii) increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans; or (iv) result in “excess parachute payments” within the meaning of Section 280G of the Code, in each case, that would result in a payment obligation or other liability of the Company or any of its Subsidiaries.

(f)                                   With respect to any Company Benefit Plan, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other Governmental Entity is pending, threatened or in progress (excluding any routine requests for information from the PBGC).

(g)                                  The representations and warranties set forth in this Section 3.10 are the Company’s sole and exclusive representations and warranties regarding employee benefit matters or any Company Benefit Plans.

Section 3.11                             Absence of Certain Changes or Events. Since February 25, 2012, there has not occurred any Company Material Adverse Effect or any event, condition, change or effect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since September 6, 2012, through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would have been prohibited by subsections (v), (vi), (vii), (x), (xvi) and subsection (xx) (but solely as it relates to the aforementioned subsections) of Section 5.1(b) hereof if it had been taken after the execution and delivery of this Agreement.

Section 3.12                             Investigations; Litigation. (a) There is no investigation or review pending (or, to Seller’s Knowledge, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (b) there are no civil, criminal or administrative actions, claims, arbitrations, suits, inquiries, investigations or proceedings (including any charges, notices or inquiries made or given by any Governmental Entity, whether by subpoena, request for information or otherwise) pending (or, to Seller’s Knowledge, threatened) against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13                             Tax Matters.

(a)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company, each of its Subsidiaries and each affiliated group (within the meaning of Section 1504 of the Code) or consolidated, combined or unitary group (under state or local Tax law) of which the Company or any Subsidiary of the Company is or has been a member and of which the Seller or any Subsidiary of the Seller (other than the Company or a Subsidiary of the Company) is or has been the common parent have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, accurate and complete; (ii) all Taxes required to be paid with respect to the periods covered by such Tax Returns have been paid in full and neither the Company nor any Subsidiary of the Company has any liability for unpaid Taxes; (iii) there are not pending or threatened in writing any audits, examinations, investigations, claims or other proceedings in respect of Taxes of the Company or any of its Subsidiaries, including any audit, examination, investigation or other proceedings for which the Company or any of its Subsidiaries could be severally liable under Treasury Regulations Section 1.1502-6 or any comparable state, local or foreign Tax provisions; (iv) there are no liens for Taxes upon any property of the Company or any of its Subsidiaries, except for Permitted Liens; (v) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code; (vi) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2); (vii) the Company and each of its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes and are not liable for any Taxes for failure to comply with such Laws; (viii) there are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries; (ix) neither the Company nor any Subsidiary of the Company is a party to any agreement providing for the allocation or sharing of Taxes, other than (A) an agreement with respect to each other, (B) an agreement that will be terminated on or before the Closing with respect to the Company or any Subsidiary of the Company, or (C) a lease, credit agreement or other financing or similar agreement or arrangement or other agreement entered into in the ordinary course of business the principal purpose of which does not relate to Taxes; (x) neither the Company nor any Subsidiary of the Company is required to include in income for any Post-Closing Tax Period any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any Subsidiary of the Company, and, to the Knowledge of the Seller, the Internal Revenue Service has not proposed any such adjustment or change in accounting method; and (xi) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period on any Tax Return of the Company or any of its Subsidiaries required to be filed after the Closing Date as a result of any closing agreement as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing or any installment sale or open transaction disposition made prior to the Closing.

(b)                                 As used in this Agreement, (i) “Taxes” means any and all federal, state, local or foreign taxes of any kind (together with any and all interest, fines, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, net worth, excise, withholding, ad valorem and value added taxes or other tax, custom duty, fee or other governmental charge of any kind; and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be made with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes. No representation or warranty by the Seller is made in respect of Tax matters in any Section of this Agreement other than in this Section 3.13 and Section 3.10.

Section 3.14                             Labor Matters. Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) (i) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries; (ii) no labor organization or group of employees of the Company has made a pending demand for recognition or certification to the Company and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority relating to the Company; (iii) to Seller’s Knowledge, there are no union election campaigns for which a petition, for representation has been filed pending or threatened against the Company or any of its Subsidiaries; (iv) as of the date hereof, there is no unfair labor practice, labor dispute or labor arbitration proceeding pending against the Company or any of its Subsidiaries (in each case other than individual routine matters not exceeding $250,000 per matter); and (v) there is no slowdown, or work stoppage in effect or, to Seller’s

Knowledge, threatened with respect to employees of the Company or any of its Subsidiaries, and (b) the Company and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices; (ii) terms and conditions of employment and wages and hours; and (iii) unfair labor practices. Neither the Company nor any of its Subsidiaries have any material liabilities under the Worker Adjustment and Retraining Notification Act of 1998, as amended and the regulations promulgated thereto, and any similar foreign, state or local law, regulation or ordinance (the “WARN Act”) as a result of any action taken by the Company (other than at the written direction of Buyer or as a result of any of the transactions contemplated hereby). Section 3.14 of the Seller Disclosure Letter sets forth a true and complete list of all labor or collective bargaining agreements to which the Company or any of its Subsidiaries is a party or which pertain to any employees of the Company or any of its Subsidiaries. There are no complaints, charges, or claims against the Company pending, or to Seller’s Knowledge, threatened in writing to be brought or filed, with any authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its Subsidiaries that would have, individually or in the aggregate, a Company Material Adverse Effect. Subject to transfers of employees provided for in Section 5.4(a), all but a de minimis number of the employees of the Company and its Subsidiaries provides services exclusively to the banners owned by the Company or any of its Subsidiaries (each employee providing such services, a “Full Service Employee”), and any employee of the Company or its Subsidiaries that is not a Full Service Employee provides substantially all of his or her services to the banners owned by the Company or any of its Subsidiaries. It is agreed and understood that no representation or warranty is made in respect of labor matters in any Section of this Agreement other than this Section 3.14.

Section 3.15                             Intellectual Property; IT Systems.

(a)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries either own or have a right to use, pursuant to a license or otherwise, in each case, free and clear of all Liens except Permitted Liens, such patents, trademarks, trade names, trade dress, service marks, domain names, copyrights, copyrightable works and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, computer software (including databases and related documentation), inventions and discoveries, rights of publicity and other tangible and intangible proprietary information and intellectual property rights (collectively, “Intellectual Property”) as are necessary to conduct the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries. Except for the assets, services and rights provided or otherwise made available to the Company and its Subsidiaries under the Seller-Company TSA, the Seller-ABS TSA and Cross-License Agreement, the Company and its Subsidiaries collectively will, as of the Closing Date, own or have the right to use all material Intellectual Property that is (i) owned by the Company and its Subsidiaries as of the Closing Date and (ii) used or necessary for the conduct of their respective businesses and operations as conducted immediately prior to the Closing in all material respects. Section 3.15(a) of the Seller Disclosure Letter lists all registrations and applications for Intellectual Property owned by the Company or any of its Subsidiaries and material to the respective businesses of the Company and its Subsidiaries as of the date hereof. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all applications and registrations set forth in Section 3.15(a) of the Seller Disclosure Letter are subsisting; (ii) the

Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the trade secrets and other non-public proprietary information of the Company and its Subsidiaries that are material to their respective businesses or that are otherwise required by the Company or its Subsidiaries under applicable Law or written agreement to be kept confidential; and (iii) since February 27, 2010, no unauthorized disclosure of any such trade secrets or information has been made. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries have infringed, misappropriated or violated any Intellectual Property of any third party in the past three years; and (ii) no third party is currently infringing, misappropriating or violating, any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no actions, suits, claims, administrative proceedings, or investigations pending or, to Seller’s Knowledge, threatened that challenge or question the Company’s ownership or right to use Intellectual Property of the Company or any of its Subsidiaries or that allege a violation, misappropriation or infringement of the Intellectual Property of any third party.

(c)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the IT Systems of the Company and its Subsidiaries (and, to the extent used to support or for the benefit of the Company and its Subsidiaries, the IT Systems of Seller and its Affiliates (other than the Company and its Subsidiaries)) are adequate for the operation of their respective businesses as presently conducted; and (ii) there is no malfunction with respect to any of the IT Systems of the Company or its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to Seller’s Knowledge, (A) since February 27, 2010 the Company and its Subsidiaries have taken commercially reasonable steps in accordance with industry standards to secure the material IT Systems of the Company and its Subsidiaries from unauthorized use or access by any third party; and (B) there has not been any such unauthorized use or access by any third party since February 27, 2010.

(d)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the use of the Data by the Company or its Subsidiaries does not infringe or violate the rights of any third party or otherwise violate any Law; (ii) since February 27, 2010, the Company and its Subsidiaries have taken reasonable and customary measures consistent with generally accepted industry practices to protect the privacy of the Data of their customers; and (iii) to Seller’s Knowledge, since February 27, 2010, there have been no security breaches with respect to the privacy of such Data.

Section 3.16                             Real Property.

(a)                                 (i)Section 3.16(a) of the Seller Disclosure Letter contains a true and complete list of all material real property owned by the Company or any Company Subsidiary as of the date hereof (each, an “Owned Real Property,” and collectively, the “Owned Real Properties”). The Owned Real Properties constitute all real property and improvements owned by the Company or any of its Subsidiaries.

(ii)                                  There are no recorded or other unrecorded or outstanding options, rights of first offer, rights of first refusal or similar rights to purchase or use any Owned Real Property or any portion thereof or interest therein, and neither the Company nor any Company Subsidiary is subject to any contractual obligation to purchase or otherwise acquire an interest in any real property.

(b)                                 (i) Section 3.16(b) of the Seller Disclosure Letter contains a true and complete list of all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Company Subsidiary as of the date hereof (each, including the improvements thereon, a “Leased Real Property,” and collectively, the “Leased Real Properties” and each lease including amendments thereto, a “Real Property Lease”).

(ii)                                  The Company or one of the Company Subsidiaries has good, valid, and marketable fee simple title to all Owned Real Properties and valid leasehold estates in all Leased Real Properties free and clear of all Liens (other than Permitted Liens). The Company or one of the Company Subsidiaries has exclusive use and possession of each Leased Real Property and Owned Real Property, other than any use or occupancy rights granted to third-party owners, tenants or licensees pursuant to agreement (whether by lease, sublease, license, occupancy agreement or otherwise) with respect to such Real Property entered in the ordinary course of business, none of which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii)                               Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Real Property (A) has adequate rights of access to dedicated public ways or reciprocal easements and adequate utility services and drainage services to service the Real Property, as applicable, for its intended use and all public utilities necessary for the use and enjoyment of the Real Property are located either in the public right-of-way abutting the Real Property, as applicable (that are connected so as to service such Real Property without passing over other property) or in recorded easements serving the Real Property; (B) is in sufficient order and repair for the operation of the business as currently conducted; (C) is currently operating in conformity in all material respects with all applicable written contracts, agreements, leases, instruments or other legally binding contractual commitments, and applicable Law to which the Company, the applicable Company Subsidiaries or the Real Property is a party or subject or by which any of them are bound; (D) is otherwise reasonably adequate for the conduct of the business of the Company, or the applicable Company Subsidiary, as currently carried out thereon; (E) has all necessary occupancy and other certificates and permits, municipal and otherwise, for the lawful use and occupancy of the Real Property for the business of the Company (or the applicable Company Subsidiary), which occupancy and other certificates and permits are valid and in full force and effect; (F) is in compliance with all written notes or notices of violation of any Laws against or affecting such Real Property; and (G) does not have any pending or proposed special or other assessments for public improvements or otherwise affecting such Real Property, nor are there any contemplated improvements to the Real Property that may result in such special or other assessment.

(iv)                              To Seller’s Knowledge, there is no pending or threatened (A) zoning application or proceeding; (B) Tax certiorari proceeding or other Tax contest or dispute for an amount in excess of $100,000 individually; or (C) other proceeding or other matter relating to any Real Property or material portion thereof or material interest therein, in each case, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  Each Real Property Lease is in full force and effect and is a legal, valid and binding obligation of the Company, or the applicable Company Subsidiary, enforceable against the Company or such Subsidiary in accordance with its terms, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any applicable Company Subsidiary is in material default under any Real Property Lease or has failed to perform any material obligation thereunder. To Seller’s Knowledge, there does not exist any event, condition or omission which would constitute a breach or default (whether by lapse of time or notice or both) by any other person, except for any such default, failure or breach as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has, since February 27, 2010, given or received any written notice of default with respect to any Leased Real Property the subject of which remains uncured.

(d)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending or, to the Company’s Knowledge, threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and neither the Company nor the Company Subsidiaries have received any written notice of the intention of any Governmental Entity or other person to take any Owned Real Property or Leased Real Property.

(e)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property or Leased Real Property by the Company or its Subsidiaries for the current use of such real property; (ii) there are no latent defects or adverse physical conditions affecting any Owned Real Property or Leased Real Property that interfere or would reasonably be expected to interfere with its use in the ordinary course of business of the Company and its Subsidiaries; and (iii) all warehouses, distribution centers, structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained and are in sufficient operating condition and repair for the requirements of the business as currently conducted.

(f)                                   Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has good title to, or a valid leasehold interest in, or with respect to licensed assets, a valid license to use, the tangible personal assets and properties located on any Owned Real Property or Leased Real Property (including the distribution centers) or otherwise used or held for use by it in connection with the conduct of its business as conducted on the date of this Agreement, including motor vehicles associated with the distribution centers, free and clear of all Liens other than Permitted Liens.

Section 3.17                             Opinions of Financial Advisors; Solvency(a)  . (a) Seller’s Board of Directors has received (i) the opinion of Greenhill and Co. (“Greenhill”), dated as of January 9, 2013, substantially to the effect that, subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Initial Purchase Price to be received by Seller pursuant to this Agreement is fair, from a financial point of view, to Seller; (ii) the opinion of Goldman Sachs & Co. (“Goldman”), dated as of January 10, 2013, substantially to the effect that, subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Initial Purchase Price to be paid to Seller for all of the Shares pursuant to this Agreement is fair from a financial point of view to Seller; and (iii) a favorable solvency opinion as to Seller from Capstone Valuation Services LLC (“Capstone,” and together with Greenhill and Goldman, the “Seller Financial Advisors”), dated as of January 9, 2013.

(b)                                 Immediately after giving effect to the consummation of the Share Purchase, (a) the fair saleable value (determined on a going-concern basis) of the assets of Seller and its Non-Company Subsidiaries shall be greater than the total amount of liabilities of Seller and its Non-Company Subsidiaries and (b) Seller and its Non-Company Subsidiaries shall be able to pay their debts and obligations in the ordinary course of business as they come due. In computing the amount of contingent or unliquidated liabilities for purposes of this Section 3.17(a), such liabilities will be computed at the amount which, in light of all the facts and circumstances, represents the amount that would reasonably be expected to become an actual or matured liability.

Section 3.18                             Contracts.

(a)                                 Except for this Agreement, as of the date of this Agreement, neither the Company nor any of its Subsidiaries are party to or bound by any Contract (other than the agreements filed or incorporated by reference as exhibits to the Seller SEC Documents):

(i)                                     that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act (as such definition is applied to the Company and its Subsidiaries));

(ii)                                  that relates to any joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture or partnership that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

(iii)                               providing for or securing Indebtedness in an amount in excess of $5,000,000 outstanding (other than intracompany Indebtedness (as between the Company and its wholly owned Subsidiaries, or among such wholly owned Subsidiaries));

(iv)                              that in any material respect restricts or prohibits the Company or any of its Subsidiaries from freely engaging in business anywhere in the world (including any agreement that contains any material exclusivity, non-competition, non-solicitation or no-hire provisions);

(v)                                 pursuant to which the Company or any of its Subsidiaries have provided “most favored nation,” “most favored customer” or other similar status to any person receiving or paying an amount in excess of $10,000,000 during the 12-month period ended February 28, 2012;

(vi)                              that involves the acquisition from another person or disposition to another person, directly or indirectly (by merger, license or otherwise), of assets (other than inventory in the ordinary course of business consistent with past practice) or capital stock or other equity interests of another person for aggregate consideration in excess of $15,000,000 to the extent either entered into since February 27, 2010, or containing material representations, covenants, indemnities or other obligations (including “earnout” or other contingent obligations) that are still in effect and, individually or in the aggregate, would reasonably be expected to result in payments by the Company or any of its Subsidiaries in excess of $5,000,000;

(vii)                           that is an agreement granting a right of first refusal or first negotiation with respect to the sale of any portion of the equity or any Owned Real Properties or Leased Real Properties of the Company or any one of its Subsidiaries;

(viii)                        pursuant to which the Company or any of its Subsidiaries is obligated to spend a minimum amount in excess of (A) $25,000,000 for the purchase of merchandise for resale; or (B) $5,000,000 for the purchase of IT services during a specified term;

(ix)                              for the purchase of merchandise for resale with a Company supplier with whom the Company and the Company Subsidiaries have made $45,000,000 or more of payments during the 12-month period ended February 28, 2012;

(x)                                 that is a collective bargaining agreement which covers more than 50 employees; or

(xi)                              that is a lease or sublease of real or personal property requiring annual base rent payments by or to the Company or Company Subsidiaries in excess of $750,000 during the 12-month period ended February 28, 2012, or expected to require annual base rent payments by or to the Company or Company Subsidiaries in excess of $750,000 during the 12-month period ending February 28, 2013.

Each Contract of the type described in this Section 3.18 is referred to herein as a “Company Material Contract.” “Indebtedness” means: (A) indebtedness for borrowed money or for the deferred purchase price of property or services (but excluding trade payables and receivables in the ordinary course of business), including indebtedness evidenced by a note, bond, debenture or similar instrument; (B) obligations to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP; (C) reimbursement obligations in respect of outstanding and drawn letters of credit, acceptances and similar obligations created for the account of such person; (D) net cash payment obligations under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements; and (E) any guarantee of any such obligations described in clauses (A) through (D) of this definition.

(b)                                 Neither the Company nor any of its Subsidiaries are in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To Seller’s Knowledge, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to Seller’s Knowledge, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except for such matters that, individually or in the aggregate, would not reasonably be expected to have, a Company Material Adverse Effect, as of the date hereof, none of Seller, the Company or any of the Company’s Subsidiaries has received any written notice from any counterparty that such counterparty (x) intends to terminate, or not renew, any Company Material Contract, or (y) is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect. Complete and correct copies of each Company Material Contract, as amended or modified, have been delivered or made available to Buyer prior to the date hereof.

Section 3.19                             Insurance.

(a)                                 Section 3.19 of the Seller Disclosure Letter sets forth a complete and correct list of all current insurance policies and excess self-insurance policies held by or for the benefit of the Company or any of its Subsidiaries or their respective assets and business as of the date hereof (the “Insurance Policies”), including in respect of each such Insurance Policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium and/or collateral. The Insurance Policies are for such amounts as required by Law and any Company Material Contract. The Insurance Policies are in full force and effect, all premiums and/or collateral have been posted in necessary amounts or have otherwise been paid, and each of the Company and its Subsidiaries is otherwise in compliance with the terms and provisions of such Insurance Policies, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) excluding insurance policies that have expired and been replaced in the ordinary course of business, none of the Insurance Policies have been cancelled, terminated or received notice of nonrenewal, collateral deficiency and, to Seller’s Knowledge, no threat has been made to cancel, terminate or refuse to renew any Insurance Policy of the Company or any of its Subsidiaries; (ii) neither the Company nor any of its Subsidiaries has been refused any insurance with respect to its business or its assets by any insurance carrier to which the Company or any of its Subsidiaries has applied for insurance or with which the Company or any of its Subsidiaries has carried insurance; and (iii) as of the date of this Agreement, the limits of the Insurance Policies have not been eroded and there is no claim pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

(b)                                 (i) The workers’ compensation insurance of the Company and each of its Subsidiaries is in material compliance with and has been in material compliance since February 27, 2010, with all applicable Laws as to the terms, conditions and amounts of such coverage; (ii) in any jurisdiction where the Company or any of its Subsidiaries is or has self-insured any part of its workers compensation insurance liability, the Company and its Subsidiaries have posted and updated all collateral in all material respects as required by applicable Laws and no Governmental Entities have drawn down on any financial instrument posted to satisfy such collateral requirements; (iii) the Company and its Subsidiaries have provided Buyer with complete and true copies of the Insurance Policies, related agreements for the indemnification of insurers (collectively, the “Workers Compensation Policy(ies)”), and the financial reserve data regarding the Company’s and its Subsidiary’s worker compensation liability that is contained in the documents set forth on Section 3.19(b) of the Seller Disclosure Letter; and (iv) the Company and its Subsidiaries are in compliance in all material respects with the terms of each Workers Compensation Policy.

Section 3.20                             Affiliate Transactions. Neither the Company nor any of its Subsidiaries are party to any Contract, commitment, transaction or any other arrangement with, or in favor or for the benefit of, Seller or any of its Affiliates (other than the Company and its Subsidiaries) (each, an “Affiliate Transaction”). Neither Seller nor any of its Affiliates (other than the Company and its Subsidiaries) provide any services or products to the Company or its Subsidiaries, other than centralized corporate functions and services (including finance, tax, accounting, legal, human resources, marketing, merchandising, information technology and communications functions and services) and periodic support by the Seller’s headquarters’ personnel on an “as-needed” basis.

Section 3.21                             Finders or Brokers. Except for the Seller Financial Advisors (the payment of fees and expenses of which shall be the obligation of Seller and not the Company or any of its Subsidiaries), neither Seller, the Company nor any of the Company’s Subsidiaries have employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee, commission or expense reimbursement from the Company or its Subsidiaries in connection with or upon consummation of the transactions contemplated hereby based upon arrangements made by or on behalf of Seller, the Company or any of the Company’s Subsidiaries.

Section 3.22                             Refinancing; Release and Termination of NAI Guarantees and Liens.

(a)                                 Seller has received and accepted executed commitment letter dated January 10, 2013, and attached hereto as Annex E (collectively, the “Term Loan Refinancing Commitment Letter”) from the lenders party thereto (collectively, the “Term Loan Refinancing Lenders”) pursuant to which the Term Loan Refinancing Lenders have agreed, subject to the terms and conditions thereof, to provide the debt amounts set forth therein (the “Term Loan Refinancing Commitments”) to repay in full Seller’s then-existing Indebtedness pursuant to that certain Term Loan Credit Agreement, dated August 30, 2012 (the “Seller Term Loan Credit Agreement”), among Seller, as Borrower (as defined in the Seller Term Loan Credit Agreement), the Subsidiaries of Seller named as guarantors therein, the Lenders (as defined in the Seller Term Loan Credit Agreement) parties thereto, Credit Suisse AG, as Administrative Agent and

Collateral Agent, Credit Suisse Securities (USA) LLC and Barclays Bank PLC, as Joint Bookrunners and Joint Lead Arrangers, Barclays Bank PLC, as Syndication Agent, and Wells Fargo Bank, National Association, as Documentation Agent. The Term Loan Refinancing Commitments pursuant to the Term Loan Refinancing Commitment Letter are collectively referred to in this Agreement as the “Term Loan Refinancing.” As of the date hereof, Seller has delivered to Buyer true, complete and correct copies of the executed Term Loan Refinancing Commitment Letter and the Fee Letter (as defined in the Term Loan Refinancing Commitment Letter) related thereto (aside from redactions in respect of fees, market flex and related arrangements with respect to the Term Loan Refinancing which redactions do not relate to the amounts or conditionality of, or contain any conditions precedent to, the funding of the Term Loan Refinancing).

(b)                                 Seller has received and accepted executed commitment letter dated January 10, 2013, and attached hereto as Annex F (collectively, the “ABL Refinancing Commitment Letters” and together with the Term Loan Refinancing Commitment Letters, the “Refinancing Commitment Letters”) from the lenders party thereto (collectively, the “ABL Refinancing Lenders” and together with the Term Loan Refinancing Lenders, the “Refinancing Lenders”) pursuant to which the ABL Refinancing Lenders have agreed, subject to the terms and conditions thereof, to provide the debt amounts set forth therein (the “ABL Refinancing Commitments” and together with the Term Loan Refinancing Commitments, the “Refinancing Commitments”) to repay in full Seller’s then-existing Indebtedness pursuant to that certain Credit Agreement, dated as of August 30, 2012 (the “Seller ABL Credit Agreement”), among Seller, as Lead Borrower (as defined in the Seller ABL Credit Agreement), the other Borrowers and Guarantors named therein (as defined in the Seller ABL Credit Agreement), Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and LC Issuer, the other Lenders (as defined in the Seller ABL Credit Agreement) party thereto (the “ABL Lenders”), and Wells Fargo Bank, National Association and General Electric Capital Corporation, as Co-Collateral Agents. The ABL Refinancing Commitments pursuant to the ABL Refinancing Commitment Letter are collectively referred to in this Agreement as the “ABL Refinancing” and together with the Term Loan Refinancing, the “Refinancing.” As of the date hereof, Seller has delivered to Buyer true, complete and correct copies of the executed ABL Refinancing Commitment Letter and the Fee Letter (as defined in the ABL Refinancing Commitment Letter) related thereto (aside from redactions in respect of fees, market flex and related arrangements with respect to the Term Loan Refinancing which redactions do not relate to the amounts or conditionality of, or contain any conditions precedent to, the funding of the Term Loan Refinancing).

(c)                                  Except as expressly set forth in the Refinancing Commitment Letters, there are no conditions precedent to the obligations of the Refinancing Lenders to provide the Refinancing or any contingencies that would permit the Refinancing Lenders to reduce the total amount of the Refinancing. As of the date hereof, assuming the accuracy of Buyer’s representations and warranties in Article IV of this Agreement, Seller does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in any of the Refinancing Commitment Letters on the Closing Date, nor does Seller have Knowledge that any of the Refinancing Lenders will not perform its obligations thereunder.

(d)                                 Assuming the satisfaction of the conditions in Sections 6.1 and 6.2 and the Refinancing is funded in accordance with its terms, the Refinancing, when funded in accordance with the Refinancing Commitment Letters, shall (i) provide Seller with cash proceeds on the Closing Date (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Refinancing Commitment Letters and any fee letters related thereto) sufficient to repay in full Seller’s then-existing Indebtedness pursuant to the Seller Term Loan Credit Agreement, the 2014 Seller Notes and the Seller ABL Credit Agreement; and (ii) result in the release of the Company and its Subsidiaries as guarantors under the Seller Term Loan Credit Agreement and Seller ABL Credit Agreement and of all Liens on the assets of the Company and its Subsidiaries as collateral thereunder. The releases from guarantees and release of Liens under the Seller Term Loan Credit Agreement and Seller ABL Credit Agreement contemplated in this Section 3.22(d) are referred to collectively in this Agreement as the “NAI Guarantee and Lien Releases.”

(e)                                  As of the date hereof, the Refinancing Commitment Letters are valid, binding and in full force and effect and, to Seller’s Knowledge, assuming the accuracy of Buyer’s representations and warranties in Article IV of this, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Seller under the terms and conditions of the Refinancing Commitment Letters. As of the date hereof, Seller has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Refinancing Commitment Letters on or before the date of this Agreement. As of the date hereof, none of the Refinancing Commitment Letters has been modified, amended or altered and none of the respective commitments, consents and other agreements under any of the Refinancing Commitment Letters have been withdrawn or rescinded in any respect.

Section 3.23                             Credit Support Instruments. Section 3.23 of the Seller Disclosure Letter sets forth each guarantee, surety bond, letter of credit, letter of comfort, bid bond, performance bond and other financial assurance arrangement or commitment (collectively, the “Credit Support Instruments”) obtained or entered into by the Company or any of its Subsidiaries for the benefit of Seller and its Non-Company Subsidiaries that are in an amount equal to or exceeding $10,000,000 individually. Section 3.23 of the Seller Disclosure Letter sets forth each Credit Support Instrument obtained or entered into by Seller or any of its Non-Company Subsidiaries for the benefit of the Company and its Subsidiaries that are in an amount equal to or exceeding $10,000,000 individually.

Section 3.24                             No Other Representations or Warranties. Seller acknowledges and agrees that, except for the representations and warranties contained in Article IV, neither Buyer nor any other person makes any other express or implied representation or warranty on behalf of Buyer hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the disclosure letter delivered by Buyer to Seller immediately prior to the execution of this Agreement (the “Buyer Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Buyer Disclosure Letter shall be deemed disclosed with respect to any other section or subsection to the extent that the relevance of any disclosed event, item or occurrence in such Buyer Disclosure Letter to such other section or subsection is reasonably apparent as to matters and items which are subject of the corresponding representation or warranty), Buyer represents and warrants to Seller as follows:

Section 4.1                                    Qualification, Organization, Subsidiaries, etc. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the Closing or prevent or materially delay or impair Buyer’s ability to satisfy the conditions precedent to the Share Purchase, to obtain the Financing, or to consummate the Share Purchase, the transactions contemplated by Section 5.9 and the Albertson’s Asset Purchase (a “Buyer Material Adverse Effect”). Buyer has made available to Seller prior to the date of this Agreement a true and complete copy of Buyer’s certificate of formation, as amended through the date hereof.

Section 4.2                                    Corporate Authority Relative to This Agreement; No Violation.

(a)                                 Buyer has all requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Management Board of Buyer, and no other limited liability company proceedings on the part of Buyer are necessary to authorize the consummation of such transactions. This Agreement, the APA, the Seller-ABS TSA and the Cross-License Agreement have been (or, when executed and delivered as contemplated hereby, will be) duly and validly executed and delivered by Buyer or its Subsidiaries party thereto, as applicable, and, assuming this Agreement, the APA, the Seller-ABS TSA and the Cross-License Agreement constitute (or, when executed and delivered as contemplated hereby, will constitute) the valid and binding agreement of other parties thereto, this Agreement, the APA, the Seller-ABS TSA and the Cross-License Agreement constitute (or, when executed and delivered as contemplated hereby, will constitute) the valid and binding agreement of Buyer or its Subsidiaries party thereto, enforceable against such party in accordance with its terms.

(b)                                 The execution, delivery and performance by Buyer of this Agreement and the consummation of the Share Purchase by Buyer do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the pre-merger notification report under the HSR Act; (ii) compliance with any applicable state securities or blue sky laws; and (iii) the Specified Approvals (collectively, clauses (i) through (iii), the “Buyer Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

(c)                                  The execution, delivery and performance by Buyer of this Agreement and the consummation of the Share Purchase by Buyer do not and will not (i) contravene or conflict with the organizational or governing documents of Buyer or any of its Subsidiaries; (ii) assuming compliance with the matters referenced in Section 4.2(b) and receipt of the Buyer Approvals, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Buyer or any of its Subsidiaries or any of their respective properties or assets; or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, permit, concession, or right binding upon Buyer or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Buyer or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.3                                    Investigations; Litigation. As of the date hereof, there is no investigation or review pending (or, to the Knowledge of Buyer, threatened) by any Governmental Entity with respect to Buyer or any of its Subsidiaries which would have, individually or in the aggregate, a Buyer Material Adverse Effect, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to Buyer’s Knowledge, threatened) against or affecting Buyer or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case that would have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.4                                    Financing.

(a)                                 Buyer has received and accepted executed commitment letters dated January 10, 2013, and attached as Annex G (collectively, the “Debt Commitment Letters”) from the lenders party thereto (collectively, the “Buyer Lenders”) pursuant to which the Buyer Lenders have agreed, subject to the terms and conditions thereof, to provide the debt amounts set forth therein (the “Debt Financing Commitments”). The Debt Financing Commitments pursuant to the Debt Commitment Letters are collectively referred to in this Agreement as the “Debt Financing.”

(b)                                 Buyer has received and accepted an executed commitment letter dated January 10, 2013, and attached as Annex H (the “Equity Commitment Letter” and, together with the Debt Commitment Letters, the “Commitment Letters”) from certain persons (collectively, the

“Equity Investors”) pursuant to which the Equity Investors have agreed, subject to the terms and conditions thereof, to invest in Buyer the amounts set forth therein (the “Equity Financing Commitment” and together with the Debt Financing Commitments, the “Financing Commitments”). The Equity Commitment Letter provides that Seller and the Company are third-party beneficiaries thereof entitled to specific performance. The cash equity committed pursuant to the Equity Commitment Letter is collectively referred to in this Agreement as the “Cash Equity.” The Cash Equity and the Debt Financing are collectively referred to as the “Financing.” As of the date hereof, Buyer has delivered to the Company true, complete and correct copies of the executed Commitment Letters and any fee letters related thereto (aside from redactions in respect of fees, market flex and related arrangements with respect to the Debt Financing which redactions do not relate to the amounts or conditionality of, or contain any conditions precedent to, the funding of the Debt Financing).

(c)                                  Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Buyer Lenders and the Equity Investors to provide the Financing or any contingencies that would permit the Buyer Lenders or the Equity Investors to reduce the total amount of the Financing. As of the date hereof, assuming the accuracy of Seller’s representations and warranties in Article III of this Agreement, Buyer does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in any of the Commitment Letters on the Closing Date, nor does Buyer have Knowledge that any of the Buyer Lenders or Equity Investors will not perform its obligations thereunder.

(d)                                 Assuming the satisfaction of the conditions in Sections 6.1 and 6.3 and that the Financing is funded in accordance with the terms of the Commitment Letters, the Financing, when funded in accordance with the Commitment Letters, shall provide Buyer with cash proceeds on the Closing Date (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Debt Commitment Letters and any fee letters related thereto) sufficient for the satisfaction of Buyer’s payment obligations under this Agreement (including payment of the Purchase Price, the payments contemplated by Section 5.11 and payment of any fees and expenses of or payable by Buyer hereunder) and the APA.

(e)                                  As of the date hereof, the Commitment Letters are valid, binding and in full force and effect and, to Buyer’s Knowledge, assuming the accuracy of Seller’s representations and warranties in Article III of this Agreement, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Buyer under the terms and conditions of the Commitment Letters. As of the date hereof, Buyer has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement. As of the date hereof, none of the Commitment Letters has been modified, amended or altered and none of the respective commitments under any of the Commitment Letters have been withdrawn or rescinded in any respect.

(f)                                   In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Buyer or any Affiliate or any other financing or other transactions be a condition to Buyer’s obligations hereunder; provided that it is understood and agreed by Seller that Seller shall not have the right to obtain specific performance to cause Buyer to consummate the Closing except to the extent expressly permitted by Section 8.5.

Section 4.5                                    Sponsor Guarantee. Concurrently with the execution of this Agreement, Buyer has delivered to Seller the guarantee addressed to Seller from Cerberus Institutional Partners V, L.P. (the “Sponsor”) in the form attached as Annex I to this Agreement, in respect of certain payment obligations of Buyer under this Agreement to the same extent as if Sponsor were a party thereto, in each case on the terms set forth therein (the “Sponsor Guarantee”). The Sponsor Guarantee is valid and in full force and effect and constitutes the valid and binding obligation of the Sponsor, enforceable in accordance with its terms. No event has occurred, which, with or without notice or lapse of time or both, would constitute a default on the part of the Sponsor under the Sponsor Guarantee.

Section 4.6                                    Solvency. Buyer has received a favorable solvency opinion from Duff & Phelps, LLC, dated as of January 8, 2013, as to the Company and its Subsidiaries on a consolidated basis immediately after giving effect to the consummation of the Transactions and the Albertson’s Asset Purchase. Assuming the accuracy of Section 3.4(a), immediately after giving effect to the consummation of the Transactions and the Albertson’s Asset Purchase, (a) the fair saleable value (determined on a going-concern basis) of the assets of Buyer and its Subsidiaries shall be greater than the total amount of liabilities of such person and its Subsidiaries and (b) Buyer and its Subsidiaries shall be able to pay their debts and obligations in the ordinary course of business as they come due. In computing the amount of contingent or unliquidated liabilities for purposes of this Section 4.6, such liabilities will be computed at the amount which, in light of all the facts and circumstances, represents the amount that would reasonably be expected to become an actual or matured liability.

Section 4.7                                    Finders or Brokers. Neither Buyer nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Transactions for which Seller or any of its Subsidiaries is liable.

Section 4.8                                    Tax Matters.

(a)                                 Buyer is and has always been properly treated as a partnership for U.S. federal income tax purposes. Neither Buyer nor any member of Buyer has taken the position for U.S. federal income purposes on any Tax Return or in any Tax proceeding that Buyer is not a partnership for federal income tax purposes. The Internal Revenue Service has not challenged or threatened in writing to challenge such classification for U.S. federal income tax purposes.

(b)                                 Except as disclosed in Section 4.8(b) of the Buyer Disclosure Letter, neither Buyer nor any Equity Investor nor any investment fund or trust that is managed by the sponsor of any Equity Investor or any Affiliate of such sponsor currently owns (and no direct or indirect Subsidiary of Buyer owns), and, other than pursuant to the Tender Offer Agreement, neither Buyer nor any Equity Investor nor any investment fund or trust that is managed by the sponsor of any Equity Investor or any Affiliate of such sponsor has any present intent to acquire (and no direct or indirect Subsidiary of Buyer has any present intent to acquire), any common stock of Seller or any security or other instrument convertible into or exercisable for common stock of Seller (or any derivatives contract with respect to such stock, security or other instrument). To Buyer’s Actual Knowledge, no direct or indirect owner of Buyer currently owns (directly or indirectly), or, other than pursuant to the Tender Offer Agreement, has any present intent to acquire (directly or indirectly), any common stock of Seller or any security or other instrument convertible into or exercisable for common stock of Seller (or any derivatives contract with respect to such stock, security or other instrument).

For purposes of this Section 4.8, any reference to “Buyer” shall include a reference to any transferee of Buyer under Section 8.8.

Section 4.9                                    Investigation; No Additional Representations. Buyer acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company, and based thereon and on its own knowledge, has formed an independent judgment concerning the advisability of the Transactions and the Albertson’s Asset Purchase. Buyer acknowledges that neither Seller nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company and its Subsidiaries furnished or made available to Buyer and its Representatives except as expressly set forth in Article III, and neither Seller, its directors, officers, employees, agents or other representatives, nor any other person shall be subject to any liability to Buyer or any other person resulting from Seller’s making available to Buyer or Buyer’s use of such information, including the management presentation materials delivered to Buyer, as subsequently updated, supplemented or amended (the “Confidential Information Memorandum”), or any information, documents or material made available to Buyer in the due diligence materials provided to Buyer, including in the data room, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, Seller makes no representation or warranty to Buyer with respect to (i) the information set forth in the Confidential Information Memorandum or (ii) any business or financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in the Confidential Information Memorandum, the data room or any management presentation. Buyer, on its behalf and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters. Except as expressly set forth in Article III, Buyer is acquiring the Company without any representations or warranties, express or implied, as to merchantability, satisfactory quality, or fitness for any particular purpose, in an “as is” condition and on a “where is” basis.

Section 4.10                             Investment. None of Buyer or its Affiliates has an interest greater than five percent (5%) in a person that owns, controls, or operates in the United States a business (other than the business operated by Albertson’s LLC and its Subsidiaries) engaged in any of the lines of business in which the Company or any of its Subsidiaries is engaged.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1                                    Conduct of Business by the Company and Buyer.

(a)                                 From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law; (ii) as may be agreed in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned); (iii) as may be expressly required, contemplated or permitted by this Agreement or the other Transaction Documents; or (iv) as set forth in Section 5.1 of the Seller Disclosure Letter, Seller and the Company covenant and agree with Buyer to use commercially reasonable efforts (taking into account the existence of the Transaction Documents and any effects that may arise as a result of the Transaction Documents and the Transactions) to conduct the business of the Company and its Subsidiaries in the ordinary course of business, and to preserve substantially intact the Company’s and the Company’s Subsidiaries’ business organizations, operations and goodwill, to maintain material Company Permits and material insurance policies maintained on behalf of or for the benefit of the Company and its Subsidiaries, and to preserve the Company’s and the Company’s Subsidiaries’ relationships with employees, suppliers, lessors, distributors, wholesalers and similar persons with which the Company and the Company’s Subsidiaries have material business relations; provided, however, that no action by Seller, the Company or the Company’s Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)                                 Subject to the exceptions contained in clauses (i) through (iii) of Section 5.1(a) and except as set forth in the relevant subsection of Section 5.1(b) of the Seller Disclosure Letter, Seller and the Company agree with Buyer, each on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Seller, to the extent the Company or any of its Subsidiaries is affected, and the Company:

(i)                                     shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions paid by Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries;

(ii)                                  shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its equity interests or any securities or rights convertible or exercisable into any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its equity interests, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)                               except as required by existing written agreements disclosed to Buyer prior to the date hereof or Company Benefit Plans, or as otherwise required by applicable Law, shall not, and shall not permit any of its Subsidiaries to, (A) increase the compensation or other benefits payable or provided to or pay any bonus to, the Company’s and its Subsidiaries’ current or former directors, officers, employees or consultants (except for increases in compensation (x) to the Company’s and its Subsidiaries’ store-level or warehouse-level employees in the ordinary course of business consistent with past practice or (y) as required by any collective bargaining agreement pertaining to employees of the Company or any of its Subsidiaries); (B) enter into any employment, consulting, change of control, severance or retention agreement with, or grant or provide any severance or termination pay to, any director, officer or employee of the Company or any of its Subsidiaries (except for (1) an agreement with an employee who has been hired to replace an employee with such an agreement (provided that the agreement with the replacement employee is on terms and conditions that are substantially comparable to those in the agreement with the employee being replaced); (2) separation agreements entered into consistent with past practice with separating employees in connection with terminations of employment in the ordinary course of business and consistent with the existing severance plans maintained by Seller for the benefit of employees of the Company and its Subsidiaries; or (3) employment or consulting agreements for employees (other than officers and directors) that are new hires and are terminable on no more than 60 days’ notice without penalty); (C) exercise any discretion to accelerate the vesting or payment or any compensation or benefit for employees of the Company or any of its Subsidiaries under any Company Benefit Plan; (D) except as required by GAAP or any other applicable actuarial or accounting standard, change any actuarial or other assumption used to calculate funding obligations of the Company or any of its Subsidiaries with respect to any Company Benefit Plan set forth on Section 3.10(a)(ii) of the Seller Disclosure Letter or change the manner in which contributions of the Company or any of its Subsidiaries to any Company Benefit Plan set forth on Section 3.10(a)(ii) of the Seller Disclosure Letter are made or the basis on which such contributions are determined; (E) establish, adopt, enter into any new, or amend or terminate any Company Benefit Plan set forth on Section 3.10(a)(ii) of the Seller Disclosure Letter or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan required to be set forth Section 3.10(a)(ii) of the Seller Disclosure Letter if it were in existence as of the date of this Agreement unless such establishment, adoption, entry, amendment or termination would not result in an increase to the benefits costs and expenses related to employees of the Company and its Subsidiaries); (F) enter into, renew, or materially amend any collective bargaining agreement or similar agreement covering in excess of 50 employees of the Company and its Subsidiaries, other than any renewals or material amendments made in the ordinary course of business as a result of legally required bargaining with affected unions, including without limitation the renewal of expiring collective bargaining agreements; (G) provide any funding by the Company or its Subsidiaries to any rabbi trust or similar arrangement; (H) transfer or relocate any employees who are Pay Band 3.5 or above or any banner president of the Company or its Subsidiaries (except in the ordinary course of business or as set forth on Section 5.4(a) of the Seller Disclosure Letter); or (I) hire any individuals except in the ordinary course of business consistent with past practice or transfer any employees to the Company and its Subsidiaries from Seller or its Affiliates, except in the ordinary course of business consistent with past practice or as set forth on Section 5.4(a) of the Seller Disclosure Letter;

(iv)                              shall not, and shall not permit any of its Subsidiaries to, (A) enter into or make any loans or advances to any of its current or former executive officers, directors, employees, agents or consultants (other than loans or advances in the ordinary course of business consistent with past practice which shall not exceed $14,000 individually or $100,000 in the aggregate) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Company Benefit Plan; (B) otherwise make any capital contributions to or investments in any person other than a Subsidiary of the Company or its Subsidiaries; (C) grant any equity or equity-based awards, other than new hire or promotion grants in the ordinary course of business consistent with past practice; or (D) increase the funding obligation or contribution rate applicable to employees of the Company or any of its Subsidiaries in respect of any Company Benefit Plan subject to Title IV of ERISA, other than as required by applicable Law or the terms of the applicable Company Benefit Plan;

(v)                                 shall not, and shall not permit any of its Subsidiaries to, make any change in financial accounting policies or procedures, except as required by GAAP, SEC rule or policy or applicable Law;

(vi)                              shall not (A) adopt any amendments to its certificate of incorporation or bylaws or similar applicable charter documents; (B) merge or consolidate the Company or any of its Subsidiaries with any person; or (C) adopt a plan or agreement of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;

(vii)                           shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;

(viii)                        shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (A) purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares; or (B) except as expressly contemplated by this Agreement, redeem, repurchase, prepay, defease or otherwise acquire any of the Company’s or any of its Subsidiary’s Indebtedness prior such Indebtedness maturing or becoming due and payable;

(ix)                              shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any Indebtedness, except, in the ordinary course of business consistent with past practice, (A) to replace, renew, extend, or refinance existing Indebtedness without increasing the principal amounts thereunder and on materially no less favorable terms, (B) guarantees by the Company of Indebtedness incurred in compliance with clause (A), or (C) as a draw on existing credit facilities or replacements thereof;

(x)                                 shall not acquire, lease or license from any person (by merger, consolidation, acquisition of stock or assets or otherwise) or sell, dispose of, abandon, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any equity interests or any properties or assets (including Intellectual Property but excluding merchandise for resale and inventory) that (A) are material to the Company and its Subsidiaries, taken as a whole, or (B) exceed $500,000 in value individually, or without limiting the generality of the foregoing, purchase or sell any pharmacy scripts or liquor licenses or dispose of any line of business or “banner”;

(xi)                              shall not, and shall not permit any of its Subsidiaries to, (A) enter into, renew, modify, amend, terminate or waive any rights under any Company Material Contract other than the entrance into new Company Material Contracts with suppliers and the renewal of leases, in each case in the ordinary course of business consistent with past practice and (B) enter into any management consulting agreement contemplating payments in excess of $1,000,000 in the aggregate;

(xii)                           shall not, and shall not permit any of its Subsidiaries to, modify, amend or waive in any manner adverse to the Company or any of its Subsidiaries any material economic term in any merchandise or supply agreement or other Contract with an exclusive or minimum purchase commitment for the benefit of the Company or any of its Subsidiaries (except to the extent that such action is taken in respect of an enterprise agreement of Seller and does not disproportionately adversely affect the Company and its Subsidiaries as compared to Seller and its Non-Company Subsidiaries, taking into account the relative volumes of purchases under such agreements);

(xiii)                        except to give effect to Section 5.10, shall not enter into, perform, or continue to effectuate any internal restructuring, merger, change in organizational status (such as conversion of any corporation to a limited liability company), intercompany transfer of assets (including any transfer or relocation of any material infrastructure (such as properties or data centers) or assumption or guarantee of liability, distribution, contribution, creation, or elimination of intercompany debt or liabilities, including, but not limited to, any centralization of any merchandising, marketing or procurement business operations or functions of the Company or any of its Subsidiaries;

(xiv)                       except to the extent expressly contemplated by that certain capital expenditures budget of the Company set forth in Section 5.1(b)(xiv) of the Seller Disclosure Letter, shall not make, authorize, or enter into any commitment to make, any capital expenditures which are, in the aggregate, greater than $500,000 (except to the extent (x) necessary to maintain an asset in good repair and (y) incurred in the ordinary course); provided that in the case of any expenditures related to operational emergencies, Buyer will respond to any request for consent hereunder within 24 hours of receiving such request;

(xv)                          shall not renew, extend or exercise any rights of first refusal, rights of first offer, recapture rights or similar rights in respect of any Real Property Lease except those specifically listed in Section 5.1(b)(xv) of the Seller Disclosure Letter;

(xvi)                       shall not conduct any store closures except to the extent consistent with Section 5.1(b)(xvi) of the Seller Disclosure Letter;

(xvii)                    shall not settle any (A) litigation or other proceedings before or threatened to be brought before a Governmental Entity or arbitral proceeding for an amount payable by or on behalf of the Company or any of its Subsidiaries in excess of $1,000,000 individually or $7,000,000 in the aggregate; or (B) condemnation or casualty claim for any amount in excess of $100,000 individually or $500,000 in the aggregate;

(xviii)                 shall not cause any Subsidiary of the Company that is a captive insurance company to underwrite any insurance for any person other than the Company and its Subsidiaries and other than in the ordinary course consistent with past practice;

(xix)                       shall not, and shall not permit any of its Subsidiaries to, (A) make or change any Tax election, (B) change any annual Tax accounting period, (C) adopt or change any method of Tax accounting, (D) enter into any closing agreement or settle any Tax claim or assessment for an amount materially in excess of the amount reserved, (E) surrender any right to claim a material Tax refund, or (F) take any other action not in the ordinary course of business, in each case except for any such action or omissions that would not reasonably be expected to have the effect of materially increasing the Tax liability or materially reducing any Tax Asset, of the Company, any Subsidiary, Buyer or any Affiliate of Buyer (it being agreed and understood that, notwithstanding any other provision, this clause (xix) is the only provision of this Section 5.1(b) that applies in respect of Tax matters); and

(xx)                          shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c)                                  Notwithstanding the foregoing, nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, Seller and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations. Notwithstanding anything in this Agreement to the contrary, the Company shall be permitted to take all actions necessary to cause Jewel Companies, Inc., SSM Holdings Company and any or all of their Subsidiaries not to be treated as an “association” under Treasury Regulations Section 301.7701-3 (whether pursuant to a transaction treated as a liquidation under Section 332 of the Code, a reorganization under Section 368 of the Code or otherwise).

Section 5.2                                    Access.

(a)                                 Subject to compliance with applicable Laws and Seller’s and the Company’s obligations under Section 5.8, Seller and the Company shall afford to Buyer and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Buyer Representatives”) full access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ properties (including access to conduct Phase I environmental site assessments), Contracts, commitments, books and records, other than any such matters that relate to the negotiation and execution of this Agreement. The foregoing notwithstanding, subject to Section 5.8, Seller and the Company shall not be required to afford such access if Seller and the Company believe in good faith that affording such access would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a risk of a loss of privilege or trade secret protection to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law or delay Closing, nor shall Buyer or any Buyer Representative be permitted to perform any invasive procedure with respect to any property of the Company or any of its Subsidiaries

(b)                                 Buyer hereby agrees that all information provided to it or any Buyer Representative in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Confidential Information, as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of July 31, 2012, between Seller and Cerberus Capital Management, L.P. (the “Confidentiality Agreement”).

(c)                                  Commencing on the date hereof, each of Seller and Buyer shall, and shall cause their respective Subsidiaries to, afford to the other party and its Representatives, upon reasonable notice and without undue interruption to their respective businesses, access during normal business hours to their respective books and records, Contracts, instruments, computer data and other data and information solely to the extent pertaining to the operations, assets and liabilities of the Company and its Subsidiaries prior to the Closing Date for a period of four years following the Closing Date in so far as such access is reasonably required by Seller or Buyer or their respective Representatives in connection with preparation of financial statements (including historical financial statements of the Company and its Subsidiaries or the Albertson’s banner business conducted by them) and SEC reporting obligations, satisfaction of regulatory requirements, and other reasonable business purposes (provided that nothing herein shall limit the parties’ respective rights of discovery) and provide such cooperation to the other party and its Representatives in connection with the foregoing as may be reasonably requested by the other party. The foregoing notwithstanding, subject to Section 5.8, neither party shall be required to (i) afford such access if it reasonably believes that affording such access would unreasonably disrupt its operations, would cause a violation of any agreement to which it or any of its Subsidiaries is a party, would cause a risk of a loss of privilege or trade secret protection to such party or any of its Subsidiaries or would constitute a violation of any applicable Law; or (ii) permit to perform any invasive procedure with respect to any property of the other party or any of its Subsidiaries.

(d)                                 Subject to applicable Laws, Seller shall deliver to Buyer copies of the periodic management reports set forth on Section 5.2(d) of the Seller Disclosure Letter, as provided to Seller’s chief executive officer or chief financial officer pertaining to the operations, assets and liabilities of the Company or its Subsidiaries, promptly upon the preparation and internal dissemination thereof.

Section 5.3                                    No Solicitation. Seller agrees that except as permitted by Sections 5.03 and 6.03 of the Tender Offer Agreement, neither it nor any of its Subsidiaries shall, and Seller and each of its Subsidiaries shall use their reasonable best efforts to cause their Representatives and Affiliates not to, directly or indirectly, (a) solicit, initiate or knowingly encourage any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal (as defined in the Tender Offer Agreement) (including by amending or granting any waiver or release under, or failing to enforce, any standstill or similar contract with respect to any class of equity securities of the Company and its Subsidiaries; provided that Seller and its Subsidiaries shall be permitted to waive or release any person from or fail to enforce any provision of such standstill or contract prohibiting any person from communicating with the board of directors of Seller); (b) participate in any negotiations regarding an Alternative Proposal with, or furnish any nonpublic information regarding an Alternative Proposal to, any person that has made or, to Seller’s Knowledge, is considering making an Alternative Proposal; (c) engage in discussions regarding an Alternative Proposal with any person that has made an Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.3; or (d) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for confidentiality agreements permitted under Section 5.03 of the Tender Offer Agreement).

Section 5.4                                    Employee Matters.

(a)                                 Prior to the Effective Time, Seller shall cause to be transferred from the Company and its Subsidiaries to Seller or one of its Subsidiaries those employees of the Company and its Subsidiaries that are listed in Section 5.4(a) of the Seller Disclosure Letter, with such Section 5.4(a) to be updated based on mutual agreement of Buyer and Seller on the fifteenth Business Day prior to the Closing Date. In addition, prior to the Effective Time, subject to approval by Buyer at least 15 days prior to the Closing Date, Seller shall cause to be transferred (i) from the Company and its Subsidiaries to Seller or one of its Subsidiaries those employees of the Company and its Subsidiaries listed in Section 5.4(a)(i) of the Seller Disclosure Letter and (ii) from Seller and its Subsidiaries (other than the Company) to the Company or one of its Subsidiaries those employees who are listed in Section 5.4(a)(ii) of the Seller Disclosure Letter. Following the Closing, Buyer may request that certain employees of Seller and its Subsidiaries performing services for Buyer and its Subsidiaries under and pursuant to the Seller-ABS TSA and/or the Seller-Company TSA be hired by Buyer and its Subsidiaries (including the Company) (subject to agreement of Seller with respect to such employees not providing legal services under the Seller-ABS TSA and/or the Seller-Company TSA) not later than 90 days following the Closing Date (“Offer Employees”) and, in order to effect the hiring of such Offer Employees, Buyer or one of its Subsidiaries (including the Company) shall make a written Qualifying Offer (as defined below) to each Offer Employee no later than 90 days following the Closing Date (provided that each such Offer Employee remains employed through the date of such offer), and, upon the acceptance of such an offer by an Offer Employee, Seller and its Subsidiaries shall terminate the employment of such Offer Employee within 5 Business Days of the Offer Employee accepting the offer and such Offer Employee shall, upon termination of employment by Seller and its Subsidiaries, immediately become employed by Buyer or one of its Subsidiaries (including the Company) (such Offer Employees who become so employed by Buyer and its Subsidiaries (including the Company), the “Delayed Hire Employees” and the date on which each such Offer Employee is so hired, the “Delayed Hire Date”). For the purposes of this Section 5.4(a), a “Qualifying Offer” is an offer of immediate employment by Buyer and its Subsidiaries (including the Company) that remains open for no more than 10 days to (A) an Offer Employee who is eligible to participate in Seller’s Executive & Officer Severance Pay Plan (the “E&O Severance Plan”) which provides for (x) total annual cash compensation (as such term is used in the E&O Severance Plan) that is not less than the Offer Employee’s total annual cash compensation immediately prior to the date that such offer of employment is made, (y) other compensation and benefits on terms consistent with Section 5.4(b) and (z) a position that does not require relocation and (B) an Offer Employee who is eligible to participate in Seller’s Severance Pay Plan for Nonunion Associates which provides for (x) base pay that is no less than the base pay paid to such employee immediately prior to the date of such employee’s termination of employment, (y) other compensation and benefits on terms consistent with Section 5.4(b) and (z) a position that does not require relocation. The intent of Buyer and Seller is that each Delayed Hire Employee shall be treated consistently with this Section 5.4 as if employed by the Company at the Closing, as described further below. With respect to any Offer Employee who is made an offer that is not a Qualifying Offer, the Company shall be required to reimburse Seller and its Subsidiaries for the actual costs of any severance benefits payable under the E&O Severance Plan or Seller’s Severance Pay Plan for Nonunion Associates, as applicable, payable by Seller or any of its Subsidiaries to any such terminated Offer Employee.

(b)                                 For a period of one year following the Closing Date, Buyer shall provide, or shall cause to be provided, to those Company Closing Date Employees who are not then subject to a collective bargaining agreement, as well as to Delayed Hire Employees commencing as of the applicable Delayed Hire Date (each, a “Company Non-Union Employee,” and together, the “Company Non-Union Employees”) employee benefits that are, taken as a whole, substantially similar in the aggregate to those provided to similarly situated employees of Buyer (without any obligation on the part of Buyer or the Company to maintain the employment of any such person at any time following the Closing). In addition, Buyer and its Subsidiaries (including the Company) shall be responsible for giving any notices that may be required under the WARN Act as a result of employment terminations, layoffs or reductions in hours of work imposed by Buyer or its Subsidiaries (including the Company) after the Closing. Buyer shall defend, indemnify and hold harmless Seller and its Subsidiaries from any and all liabilities asserted to be due under the WARN Act in connection with that duty (to the extent any such duty exists). This paragraph is not an admission by any party that notices are required under any particular circumstances and does not give any rights of any kind to any employee of Seller, Buyer, the Company or any of their respective Subsidiaries.

(c)                                  For all purposes (including purposes of vesting, eligibility to participate and level and accrual of benefits) under the employee benefit plans of Buyer and its Subsidiaries (including the Company) providing benefits to any Company Non-Union Employees after the Effective Time (the “New Plans”), each Company Non-Union Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Non-Union Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Non-Union Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Non-Union Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces benefits under a Company Benefit Plan in which such Company Non-Union Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Non-Union Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of Seller or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)                                 As soon as practicable following the date hereof but no later than the Effective Time, Seller shall transfer from the Company or its Subsidiaries to Seller or any Non-Company Subsidiaries those employees (the “Transferred Union Employees”), whose employment is subject to any of the collective bargaining agreements set forth on Section 5.4(d) of the Seller Disclosure Letter (the “Transferred Union Agreements”). Seller or any of its Non-Company Subsidiaries shall assume responsibility for and comply with the Transferred Union Agreements and will maintain the compensation and benefits of the Transferred Union Employees to the extent required by the terms of the Transferred Union Agreements. From and after the Effective Time, the Company shall remain responsible for and comply with all collective bargaining agreements, memorandums of understanding, or other labor agreements and obligations (including agreements and obligations with respect to multi-employer plans) which govern the terms and conditions of employment for any current and former employee of the Company and its Subsidiaries, other than the Transferred Union Agreements (the “Union Agreements”), and will maintain the compensation and benefits of those current and former employees whose employment is subject to the Union Agreements (the “Company Union Employees”) to the extent required by the terms of the Union Agreements Nothing in this Agreement shall be construed as a limitation on the rights of the parties to any Union Agreements or Transferred Union Agreements to amend such agreement in a manner permitted by its terms or applicable Law. From and after the Effective Time, (i) Buyer and/or the Company shall (in the ordinary course or earlier if reasonably practicable) cause any amended, renewed or modified Union Agreement to remove Seller and any Non-Company Subsidiaries from such Union Agreements; and (ii) Seller shall (in the ordinary course or earlier if reasonably practicable) cause any amended, renewed or modified Transferred Union Agreement to remove Buyer and any of its Subsidiaries (including the Company) from such Transferred Union Agreement. As between Seller and Buyer, from and after the Effective Time, (i) Seller and the Non-Company Subsidiaries shall cease to have any obligation whatsoever arising from or in connection with any Union Agreements, and the Company shall, to the fullest extent permitted under applicable Law, promptly reimburse and indemnify, defend and hold harmless Seller and the Non-Company Subsidiaries with respect to all liabilities, costs and expenses in connection with any Union Agreements and (ii) the Company and its Subsidiaries shall cease to have any obligation whatsoever arising from or in connection with any Transferred Union Agreements, and Seller shall promptly reimburse and indemnify, defend and hold harmless the Company with respect to all liabilities, costs and expenses in connection with any Transferred Union Agreements.

(e)                                  Seller shall, or shall cause any of its Non-Company Subsidiaries to, assume all rights, liabilities and obligations arising from and after the Effective Time in respect of the Company Benefit Plans that are set forth in Section 5.4(e)(i) of the Seller Disclosure Letter. Buyer shall, or shall cause any of its Subsidiaries (including the Company) to, assume all rights, liabilities (except as set forth in Section 5.4(e)(ii) of the Seller Disclosure Letter) and obligations arising from and after the Effective Time in respect of the Company Benefit Plans that are set forth in Section 5.4(e)(ii) of the Seller Disclosure Letter.

(f)                                   (i)                                     Each Company Closing Date Employee who was an active participant in the STAR Plan immediately prior to the Closing Date shall participate in the Buyer 401(k) Plan effective on the Closing Date, and each Delayed Hire Employee who was an active participant in the STAR Plan immediately prior to the Delayed Hire Date shall participant in the Buyer 401(k) Plan effective on the Delayed Hire Date. Company Closing Date Employees and Delayed Hire Employees shall not make or receive additional contributions under the STAR Plan after the Closing Date or the applicable Delayed Hire Date, respectively, unless any such person shall once again become employed by Seller or any of its Subsidiaries following the Closing Date or the Delayed Hire Date, respectively, and on or after such date such person otherwise becomes eligible to participate in the STAR Plan. The interest of each Company Closing Date Employee and Delayed Hire Employee in the STAR Plan attributable to employer matching contributions as of the Closing Date or the applicable Delayed Hire Date, as applicable, shall be 100% vested on such date.

(ii)                                  As soon as reasonably practicable after the Closing Date (as to Company Closing Date Employees) or the Delayed Hire Date (as to Delayed Hire Employees), but in no event later than six months following such applicable date, Seller shall cause to be transferred from the trust under the STAR Plan to the trust under the Buyer 401(k) Plan the aggregate amount that is credited to the accounts of such persons as of the date of transfer, but not less than or more than permitted by applicable law. The transfer shall be in cash (except with respect to any participants’ loan notes or except as agreed between the trustees for the STAR Plan and the Buyer 401(k) Plan) and shall include the transfer of the aggregate assets held in the accounts relating to each applicable person under the STAR Plan, including without limitation any participant loan notes held under the STAR Plan. During the period between the Closing Date and the date accounts are transferred pursuant to this Section 5.4(f)(ii), the Company and its Subsidiaries will continue to process payroll deductions from Company Closing Date Employees and Delayed Hire Employees for the purpose of repaying such loans and shall either, as agreed by Buyer and Seller, (A) hold such amounts in trust on behalf of the STAR Plan pending the account transfer described in this paragraph, and transfer such amounts to the Buyer 401(k) Plan in repayment of the applicable loans as soon as practicable following such account transfer, or (B) transfer such amounts to the STAR Plan’s trust as soon as practicable after being deducted from payroll in repayment of the applicable loans.

(g)                                  Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 5.4 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith or Union shall be regarded for any purpose as a third-party beneficiary of this Agreement, and nothing in this Section 5.4 shall be deemed an amendment of any Company Benefit Plan or construed to limit the right of Buyer or any of its Subsidiaries (including, following the Closing Date, the Company and its Subsidiaries) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan and any applicable collective bargaining agreement, nor shall anything in this Section 5.4 be construed to require Buyer or any of its Subsidiaries (including, following the Closing Date, the Company and its Subsidiaries) to retain the employment of any particular employee of the Company or its Subsidiaries for any fixed period of time following the Closing Date.

(h)                                 With respect to any medical, life insurance, disability and other welfare plan expenses or benefits provided pursuant to the Multiplier Welfare Plans set forth in Section 3.10(c) of the Seller Disclosure Letter, Seller and its Affiliates shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each employee of the Company and its Subsidiaries with respect to claims incurred by such employees or their covered dependents prior to the Closing Date (or, in the case of a Delayed Hire Employee, the applicable Delayed Hire Date). All medical, life insurance, disability and other welfare plan expenses and benefits with respect to claims incurred by employees of the Company and its Subsidiaries or their covered dependents on or after the Closing Date (or, in the case of a Delayed Hire Employee, on or after the applicable Delayed Hire Date) shall be the responsibility of the Company. For purposes of this Section 5.4(h), a claim is deemed incurred when the services that the subject of the claim are performed; in the case of life insurance, when the death occurs; and in the case of hospital stay, when the employee or their covered dependent first enters the hospital. Seller will retain all claims and obligations of employees of the Company or its Subsidiaries who qualify for short or long-term benefits pursuant to the terms of Seller’s short-term disability program or long-term disability program as of the Closing Date, including all future income benefits and any other health and welfare benefits, as provided under Seller’s benefit plan rules and provisions while the employee is on long term or short term disability.

Section 5.5                                    Efforts.

(a)                                 Subject to the terms and conditions set forth in this Agreement, Seller, the Company and Buyer shall use all reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions and the other transactions contemplated by the Transaction Documents and the APA, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including any such matters that may be necessary under or in connection with the APA or consummation of the Albertson’s Asset Purchase, the Specified Approvals and the Buyer Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (ii) the obtaining of all necessary consents, approvals or waivers from third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the validity or enforceability of this Agreement or the consummation of the Transactions or the other transactions contemplated by the Transaction Documents and the APA; and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and the Albertson’s Asset Purchase on the terms set forth in the Transaction Documents and the APA; provided that in no event shall Seller, Buyer, the Company or any of the Company’s Subsidiaries be required to pay prior to, at or after the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any Contract other than as may be required in connection with the Refinancing; provided, however, that Seller and Buyer shall each be required to pay at the Effective Time 50% of any fees, penalties or other consideration that Seller, Buyer, the Company or any of the Company’s Subsidiaries is legally required to pay to any third party to obtain such party’s consent to or approval of the Transactions and the Albertson’s Asset Purchase, such payment not to exceed $10,000,000 by each of Seller and Buyer.

(b)                                 Subject to the terms and conditions herein and without limiting the foregoing, Seller, the Company and Buyer shall (i) as promptly as practicable (and in any event within ten Business Days after the date hereof) after the date hereof, file any and all required Notification and Report Forms under the HSR Act with respect to the Share Purchase and the other transactions contemplated by this Agreement, and use all reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act; (ii) use all reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (B) promptly making all such filings and timely obtaining all such consents, permits, authorizations or approvals; (iii) except as set forth in Section 5.5(b)(iii) of the Seller Disclosure Letter, supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity; and (iv) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including using reasonable best efforts to take all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or any other person may assert under any Law with respect to the transactions contemplated hereby, so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date); provided, however, that notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement (including, for the avoidance of doubt, this Section 5.5), shall require, or be construed to require Buyer or any of its Affiliates to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, transfer, dispose of or otherwise encumber before or after the Closing, any assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or any of its Subsidiaries or of Buyer or any of its Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by the Company or any of its Subsidiaries of any of their respective assets, licenses, operations, rights, product lines, businesses, or interest therein or to any agreement by any such person to take any of the foregoing actions) or to agree to make any material changes (including through a licensing arrangement) or restriction on, or other impairment of Buyer’s or any of its Affiliates’ ability to own or operate, of any such assets, licenses, product lines, businesses or interests therein or Buyer’s or any of its Affiliates’ ability to vote, transfer, receive dividends, or otherwise exercise full ownership rights with respect to ownership interests in the Company or any of its Subsidiaries or of Buyer or any of its Affiliates, in each case that would be reasonably likely to have a material adverse effect on the Company, and neither Seller, the Company nor any of the Company’s Subsidiaries shall take (or agree to take) any such action, to the extent applicable, except with Buyer’s prior written consent.

(c)                                  Seller, the Company, and Buyer shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions, and any other material actions pursuant to this Section 5.5, and subject to applicable legal limitations and the instructions of any Governmental Entity, Seller and the Company, on the one hand, and Buyer, on the other hand, shall keep each other apprised on a current basis of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by Seller or the Company, on the one hand, or Buyer, on the other hand, as the case may be, or by any of their respective Subsidiaries or Affiliates, from any third party or any Governmental Entity with respect to such transactions. Subject to applicable Law relating to the exchange of information, Seller and the Company on the one hand, and Buyer, on the other hand, shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; provided, however, that materials may be redacted by Seller or the Company (i) to remove proposals from third parties with respect thereto; (ii) as necessary to comply with contractual agreements; and (iii) as necessary to address reasonable privilege or confidentiality concerns. Seller and the Company, on the one hand, and Buyer, on the other hand, agree not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless they consult with the other party in advance and, to the extent not prohibited by such Governmental Entity, give the other party the opportunity to attend and participate.

(d)                                 Subject to the proviso in Section 5.5(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by the Transaction Documents or the APA as violative of any Law, Seller and the Company, on the one hand, and Buyer, on the other hand, shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of such transactions. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.5 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.5.

(e)                                  Without limiting any other obligation under this Agreement, prior to the Closing, neither Seller nor Buyer and nor their respective Subsidiaries and Affiliates shall, and shall cause their respective Subsidiaries and Affiliates not to, take or agree to take any action that would reasonably be expected to prevent or delay the parties from obtaining any Specified Approval, Buyer Approval, or other approval, clearance or waiver from any Governmental Entity in connection with the Transactions, or to prevent or delay the consummation of the Transactions.

(f)                                   For purposes of this Agreement, “reasonable best efforts” shall not require (i) Buyer to (A) pay (or agree to pay) more for the Debt Financing (whether in interest rate, fees or otherwise) than the terms set forth in the Debt Commitment Letters and any fee letter entered into by Buyer in connection therewith (including after giving effect to any increase in interest rate, fees or otherwise resulting from any lender flex provisions contained in such fee letter) or, so long as Buyer has complied with Section 5.8, otherwise agree to any alternative financing that is on terms or conditions materially less favorable to Buyer and the Company, taken as a whole, than those in the Debt Commitment Letters and any fee letter entered into by Buyer in connection therewith (including after giving effect to any increase in interest rate or fees or otherwise resulting from any lender flex provisions contained in such fee letter); (B) seek more capital than is committed in the Equity Commitment Letters; or (C) waive any condition or agree to any changes to the Commitment Letters; and (ii) Seller to (A) pay (or agree to pay) more for the Refinancing (whether in interest rate, fees or otherwise) than the terms set forth in the Refinancing Commitment Letters and any fee letter entered into by Seller in connection therewith (including after giving effect to any increase in interest rate, fees or otherwise resulting from any lender flex provisions contained in such fee letter) or, so long as Seller has complied with Section 5.9, otherwise agree to any alternative financing that is on terms or conditions materially less favorable to Seller and its Non-Company Subsidiaries, taken as a whole, (and until after the Closing, the Company and its Subsidiaries, taken as a whole) to those in the Refinancing Commitment Letters and any fee letter entered into by Seller in connection therewith (including after giving effect to any increase in interest rate or fees or otherwise resulting from any lender flex provisions contained in such fee letter); (B) waive any condition or agree to any changes to the Refinancing Commitment Letters; or (C) consummate the Refinancing if after doing so Seller would be in default under the Definitive Refinancing Agreements (without prejudice to any rights of Buyer pursuant to Section 7.1(h)).

(g)                                  The Parties shall negotiate the forms, terms and conditions of the agreements described in the term sheet set forth in the Section 5.5(g) of the Seller Disclosure Letter (the “Lancaster/MRDC Agreements”), on the basis of such term sheet, in good faith, with each such Lancaster Agreement to incorporate usual and customary provisions for similar agreements in similar circumstances. If a definitive Lancaster/MRDC Agreement cannot be finalized by Closing, the Closing shall nevertheless occur (subject to the satisfaction or waiver of the other conditions contained herein). During the period following the Closing Date until such Lancaster/MRDC Agreement is executed, the parties shall, and shall cause their respective Affiliates to, operate the business with respect to the subject matter of such Lancaster/MRDC Agreement on the terms and conditions set forth in the term sheet attached to this Agreement. The term sheet shall govern the parties’ rights and obligations with respect to such subject matter until the respective Lancaster/MRDC Agreement has been executed.

(h)                                 The Parties shall work together in good faith to make commercially reasonable transition/supply arrangements in respect of the matters set forth in Section 5.5(h) of the Seller Disclosure Schedule, in addition to any related transition services in respect thereof to be provided under the Seller-Company TSA and the Seller-ABS TSA.

Section 5.6                                    Public Announcements. Seller, the Company, and Buyer will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the Transactions and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity; provided that the restrictions in this Section 5.6 shall not apply to any communication by Seller permitted under Section 5.03 of the Tender Offer Agreement. Buyer, Seller and the Company agree to issue a joint press release announcing this Agreement.

Section 5.7                                    Indemnification and Insurance.

(a)                                 Buyer agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or bylaws or other organizational documents or in any agreement in effect on the date hereof and disclosed on Section 5.7 of the Seller Disclosure Letter, shall survive the Closing and shall continue in full force and effect. For a period of six years from the Effective Time, the Company shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and its Subsidiaries’ certificates of incorporation and bylaws or similar organizational documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b)                                 The Company and Buyer shall, to the fullest extent permitted under applicable Law, jointly and severally indemnify, defend and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, manager, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, manager, officer, member, fiduciary or trustee of another corporation, limited liability company, partnership, joint venture, Company Benefit Plan or other trust, pension or employee benefit plan (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against all reasonable costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Losses”) in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by the Indemnified Party in the Indemnified Party’s capacity as a director, manager, or officer of the Company or such Subsidiary or as a director, manager, officer, member, fiduciary or trustee of another corporation, limited liability company, partnership, joint venture, Company Benefit Plan or other trust, pension or employee benefit plan, whether occurring or alleged to have occurred at or before the Effective Time (including acts or omissions in connection with such Indemnified Party’s service as an officer, director, manager, officer, member, fiduciary or trustee in any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, the Company shall cooperate with the Indemnified Party in the defense of any such Action.

(c)                                  Seller shall maintain director’s and officer’s liability insurance coverage, employment practices liability, and fiduciary liability (“D&O Insurance”), with terms and limits consistent with the D&O Insurance in effect as of the Closing Date, for the Company, directors and officers of the Company and its Subsidiaries employed prior to the Closing for a period of six years following the Closing with respect to post-Closing liabilities that arise out of occurrences or alleged occurrences on or before the Closing. Seller shall be solely responsible for the cost of such D&O Insurance and for any and all deductibles under such D&O Insurance. At Seller’s option, in lieu of maintaining such D&O Insurance, Seller or the Company may purchase, prior to the Closing, one or more six-year prepaid “tail” policies covering all primary and excess D&O Insurance, with respect to matters that occurred or are alleged to have occurred on or before the closing, covering without limitation the transactions contemplated hereby. If such “tail” prepaid policies have been obtained by the Company prior to the Closing, at no cost to Buyer, Buyer shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Company, and no other party shall have any further obligation to purchase or pay for insurance hereunder. Buyer and the Company shall have the right to file claims or cause claims to be filed and to collect insurance proceeds under such D&O Insurance or such “tail” policies, as applicable. Seller shall reasonably cooperate with Buyer and the Company in filing and pursuing any such claim and in collecting insurance proceeds under such D&O Insurance or such “tail” policies, as applicable. All costs associated with the filing of claims and/or the collection of insurance proceeds under the D&O Insurance Policies are hereinafter referred to as the “D&O Insurance Claim Costs.” The D&O Insurance Claim Costs allocable to claims asserted against the Company shall be borne by the Company, and the D&O Insurance Claims Costs allocable to claims asserted against directors and officers of the Company and its Subsidiaries employed prior to the Closing shall be borne by Sellers.

(d)                                 The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or bylaws or other organization documents of the Company or any of its Subsidiaries, any other indemnification arrangement, any corporate statute or otherwise. The provisions of this Section 5.7 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(e)                                  In the event Buyer or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume the obligations set forth in this Section 5.7.

Section 5.8                                    Financing.

(a)                                 Buyer shall use its reasonable best efforts to obtain, or cause to be obtained, the proceeds of the Financing on the terms and conditions described in the Commitment Letters, including (i) maintaining in effect the Commitment Letters; (ii) negotiating definitive agreements with respect to the Debt Financing (the “Definitive Financing Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter); and (iii) satisfying on a timely basis all conditions within its reasonable control in the Commitment Letters and the Definitive Financing Agreements and complying with its obligations thereunder (provided that this clause (iii) shall not impair the rights of Buyer pursuant to Sections 6.1 and 6.3 of this Agreement). In the event that all conditions contained in Sections 6.1 and 6.3 of this Agreement and in the Commitment Letters (other than, with respect to the Debt Financing, the availability of the Cash Equity) have been satisfied, Buyer shall use its reasonable best efforts to cause the Buyer Lenders and Equity Investors to fund the Financing required to consummate the transactions contemplated by this Agreement and the APA and to pay related fees and expenses on the Closing Date (including by using its reasonable best efforts to enforce its rights under the Financing Commitments and the Definitive Financing Agreements). Buyer shall comply with its obligations, and enforce its rights, under the Commitment Letters in a timely and diligent manner. Buyer shall not, without the prior written consent of the Company: (A) permit any amendment or modification to, or any waiver of any material provision or remedy under, or replace (including any replacement for any portion of the Financing that becomes unavailable), the Commitment Letters if such amendment, modification, waiver or replacement (1) adds new (or adversely modifies any existing) conditions to the consummation of the Financing; (2) reduces the amount of the Financing; (3) adversely affects the ability of Buyer to enforce its rights against other parties to the Commitment Letters or the Definitive Financing Agreements as so amended, replaced, supplemented or otherwise modified, relative to the ability of Buyer to enforce its rights against such other parties to the Commitment Letters as in effect on the date hereof or in the Definitive Financing Agreements; or (4) would reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement and the APA or otherwise adversely affect the ability or likelihood of Buyer to timely consummate the transactions contemplated by this Agreement and the APA or make the satisfaction of the conditions to obtaining the Financing less likely to occur; or (B) terminate any Commitment Letter; provided that Buyer shall have the right to consent to assignments and replacements of an individual lender under the terms of or in connection with the syndication of the Debt Financing as expressly contemplated by the Debt Commitment Letters. Upon any such amendment, supplement or modification of the Debt Financing Commitments or Equity Financing Commitment, as applicable, in accordance with this Section 5.8(a), the term “Debt Financing Commitments” shall mean the Debt Financing Commitments and the term “Equity Financing Commitment” shall mean the Equity Financing Commitment, in each case, as so amended, supplemented or modified. In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Buyer will use its reasonable best efforts to obtain as promptly as practicable following the occurrence of such event, and in any event prior to the End Date, alternative debt financing (in an amount sufficient, when taken together with remaining portion of the Debt Financing (if any) and the Cash Equity, to consummate the transactions contemplated by this Agreement and the APA and to pay related fees and expenses) on terms not materially less favorable to Buyer and the Company taken as a whole than those set forth in the Debt Commitment Letters and any fee letter entered into by Buyer in connection therewith (including after giving effect to any increase in interest rate, fees or otherwise resulting from any lender flex provisions contained in such fee letter), and which do not include any conditions to the consummation of such alternative debt financing that are more onerous than those in the Debt Commitment Letters and which do not contain any conditions that, when considered with the other conditions taken as a whole, would reasonably be expected to prevent, impede or delay the availability of the Financing or otherwise adversely affect the ability or likelihood of Buyer to timely consummate the transactions contemplated by the this Agreement and the APA or make the satisfaction of the conditions to obtaining the Financing less likely to occur. In furtherance of and not in limitation of the foregoing, in the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, but alternative facilities obtained in accordance with this Section 5.8(a) are available on the terms and conditions described in the Debt Commitment Letters (or replacements thereof), then Buyer shall cause the proceeds of such alternative financing to be used in lieu of such contemplated Debt Financing as promptly as practicable. For the purposes of this Agreement, the terms “Debt Commitment Letters” and “Debt Financing Commitments” shall be deemed to include any commitment letter (or similar agreement) or commitment with respect to any alternative financing arranged in compliance herewith (and any Debt Commitment Letter and Debt Financing Commitment remaining in effect at the time in question). Buyer shall provide Seller with prompt oral and written notice of (1) any material breach or default by any party to any Commitment Letters or the Definitive Financing Agreements of which Buyer becomes aware and (2) the receipt of any written notice or other written communication from any Lender, Equity Investor, or other financing source with respect to any breach, default, termination or repudiation by any party to any Commitment Letters or the Definitive Financing Agreements of any provision thereof. Buyer shall keep Seller reasonably informed on a reasonably current basis of the status of its efforts to consummate the Financing. Notwithstanding the foregoing, in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Buyer or any Affiliate or any other financing or other transactions be a condition to any of Buyer’s obligations hereunder or affect Seller’s termination rights under Section 7.1(g); provided that it is understood and agreed by Seller that Seller shall not have the right to obtain specific performance to cause Buyer to consummate the Closing except to the extent expressly permitted by Section 8.5.

(b)                                 Prior to the Closing, Seller and the Company shall provide and shall use their reasonable best efforts to cause their respective officers, employees, consultants, agents, advisors, Affiliates and other representatives (“Representatives”), including legal and accounting, to provide all cooperation reasonably requested by Buyer in connection with the arrangement of the Debt Financing, including (i) furnishing Buyer and the Buyer Lenders as promptly as practicable with such financial and other pertinent information regarding the Company and its Subsidiaries (including with respect to Seller’s Albertson’s banner business) reasonably requested by Buyer or its Debt Financing Sources (through Buyer) (and updates thereto, as reasonably requested by such persons in order to satisfy any obligation to update contained in the Debt Commitment Letters) to consummate the Debt Financing and customary to be included in marketing materials for senior secured bank deals or necessary to permit Buyer and its Debt Financing Sources to confirm compliance of the terms and conditions of the Debt Financing with the terms of the documents governing the Indebtedness of the Company and its Subsidiaries, including, if applicable, computations relevant to any indentures related thereto (all such information in this clause (i), the “Required Information”); provided that the Required Information shall not include, and Buyer shall be responsible for, any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing); (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and senior management, representatives or advisors, with appropriate seniority and expertise, of the Company), presentations, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing, and assisting with the preparation of materials for rating agency presentations, prospective lender presentations, bank information memoranda and similar documents required in connection with the Debt Financing; (iii) using reasonable best efforts to obtain consents, legal opinions, surveys and title insurance as reasonably requested by Buyer as necessary and customary for financings similar to the Debt Financing; (iv) using reasonable best efforts to assist in the preparation of a customary confidential information memorandum for the facilities and other customary marketing materials to be used in connection with the syndications reasonably deemed necessary by the lead arranger of the Debt Financing to complete a successful syndication pursuant to the terms of the Debt Commitment Letters; (v) consulting with the Buyer in connection with the negotiation of and executing such definitive financing documents and agreements and such other customary documents (including officers certificates) as may be reasonably requested by Buyer, provided no such document shall be operative until the Closing; (vi) facilitating the pledging of collateral, provided that no pledge shall be operative until the Closing; (vii) permitting the Debt Financing Sources to evaluate and assess the assets of the Company and its Subsidiaries for the purpose of establishing collateral arrangements and determining collateral values, to the extent customary and reasonable; (viii) using reasonable best efforts to obtain customary payoff letters and customary instruments of discharge and termination of all Indebtedness and Liens, as reasonably requested by Buyer, which shall not be operative until the Closing; (ix) using reasonable best efforts to facilitate the production of any due diligence items that the Buyer Lenders may reasonably request, including existing Phase I environmental site assessments, field audits, appraisals and title insurance; and (x) at least three Business Days prior to the Closing Date, providing all documentation and other information about the Company as is reasonably requested by the Buyer Lenders with respect to applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act (provided that the request by Buyer for such information is received by the Company at least ten Business Days prior to the Closing Date); provided, in each case, that neither the Company nor any of its Subsidiaries shall be required to enter into any agreement that is not contingent upon the Closing. The foregoing notwithstanding, (A) neither Seller nor the Company nor any of their respective Subsidiaries nor any persons who are directors of Seller or the Company shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing; (B) no obligation of Seller or the Company or any of their respective Subsidiaries or Representatives undertaken or under any certificate, document or instrument executed pursuant to the foregoing shall be effective until the Closing; (C) none of Seller, the Company or any of their respective Subsidiaries or Representatives shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Buyer in connection with the Debt Financing prior to the Closing; and (D) neither Seller nor the Company nor their respective Subsidiaries or Representatives shall be required to cooperate pursuant to this Section

5.8(b) in any manner that would unreasonably interfere with the ongoing operations of Seller or the Company. Nothing contained in this Section 5.8(b) or otherwise shall require Seller, the Company or any of their respective Subsidiaries, to be an issuer or other obligor with respect to the Debt Financing. Buyer and the Company, jointly and severally, shall, promptly upon request by Seller or the Company, reimburse Seller or the Company, as applicable, for all reasonable documented out-of-pocket costs incurred by Seller, the Company or any of their respective Subsidiaries or Representatives in connection with such cooperation and, to the fullest extent permitted under applicable Law, shall indemnify, defend and hold harmless Seller, the Company and their respective Subsidiaries and Representatives for and against any and all losses, costs and expenses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Buyer pursuant to this Section 5.8(b) and any information utilized in connection therewith (other than information provided by Seller, the Company or the Company’s Subsidiaries).

(c)                                  If Seller at any point believes that it has delivered the Required Information in accordance with Section 5.8(b), it may deliver to Buyer a written notice to such effect, in which case Seller shall be deemed to have delivered the Required Information unless Buyer shall notify the Seller, in a reasonably detailed written notice provided to Seller within five Business Days of Seller’s notice, that information that constitutes Required Information has not been delivered.

(d)                                 All nonpublic or otherwise confidential information regarding the Company or its Subsidiaries obtained by Buyer or its Representatives pursuant to this Section 5.8 shall be kept confidential in accordance with the Confidentiality Agreement, except that Buyer shall be permitted to disclose such information to the Debt Financing Sources, Equity Investors, rating agencies and prospective lenders and investors during syndication of the Financing subject to their entering into customary confidentiality undertakings with respect to such information on terms, taken as a whole, that are no worse from the perspective of Seller than those contained in the Confidentiality Agreement (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities). Seller and the Company hereby consent to the use of the Company’s and its Subsidiaries’ logos in connection with the Financing and any “banner” or other logo currently used by the Company or its Subsidiaries.

Section 5.9                                    Refinancing; NAI Guarantee and Lien Releases.

(a)                                 Seller shall use its reasonable best efforts to obtain, or cause to be obtained, the proceeds of the Refinancing and effect the NAI Guarantee and Lien Releases on the terms and conditions described in the Refinancing Commitment Letters, including (i) maintaining in effect the Refinancing Commitment Letters; (ii) negotiating definitive agreements with respect to the Refinancing (the “Definitive Refinancing Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter); and (iii) satisfying on a timely basis all conditions within its reasonable control in the Refinancing Commitment Letters and the Definitive Refinancing Agreements and complying with its obligations thereunder (provided that this clause (iii) shall not impair the rights of Seller pursuant to Sections 6.1 and 6.2 of this Agreement). In the event that all conditions contained in Sections 6.1 and 6.2 of this Agreement (other than with respect to the Refinancing and the NAI Guarantee and Lien Releases) and in the Refinancing Commitment

Letters have been satisfied, Seller shall use its reasonable best efforts to cause the Refinancing Lenders to fund the Refinancing (including by using its reasonable best efforts to enforce its rights under the Refinancing Financing Commitments and the Definitive Refinancing Agreements). Seller shall comply with its obligations, and enforce its rights, under the Refinancing Commitment Letters in a timely and diligent manner. Seller shall not, without the prior written consent of the Buyer: (A) permit any amendment or modification to, or any waiver of any material provision or remedy under, or replace (including any replacement for any portion of the Refinancing that becomes unavailable), the Refinancing Commitment Letters if such amendment, modification, waiver or replacement (1) adds new (or adversely modifies any existing) conditions to the consummation of the Refinancing or the NAI Guarantee and Lien Releases; (2) reduces the amount of the Refinancing; (3) adversely affects the ability of Seller to enforce its rights against other parties to the Refinancing Commitment Letters or the Definitive Refinancing Agreements as so amended, replaced, supplemented or otherwise modified, relative to the ability of Seller to enforce its rights against such other parties to the Refinancing Commitment Letters as in effect on the date hereof or in the Definitive Refinancing Agreements; or (4) would reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement or otherwise adversely affect the ability or likelihood of Seller to timely consummate the transactions contemplated by this Agreement or make the satisfaction of the conditions to obtaining the Refinancing and the NAI Guarantee and Lien Releases less likely to occur; or (B) terminate any Refinancing Commitment Letter; provided that Seller shall have the right to consent to assignments and replacements of an individual lender under the terms of or in connection with the syndication of the Refinancing as expressly contemplated by the Refinancing Commitment Letters. Upon any such amendment, supplement or modification of the Refinancing Commitments in accordance with this Section 5.9(a), the term “Refinancing Commitments” shall mean the Refinancing Commitments as so amended, supplemented or modified. In the event that any portion of the Refinancing becomes unavailable, regardless of the reason therefor, Seller will use its reasonable best efforts to obtain as promptly as practicable following the occurrence of such event, and in any event prior to the End Date, alternative debt financing (in an amount sufficient, when taken together with any remaining portion of the Refinancing, to consummate the Refinancing) on terms not materially less favorable to Seller and the Non-Company Subsidiaries, taken as a whole, than those set forth in the Refinancing Commitment Letters and any fee letter entered into by Seller in connection therewith (including after giving effect to any increase in interest rate, fees or otherwise resulting from any lender flex provisions contained in such fee letter), and which do not include any conditions to the consummation of such alternative debt financing that are more onerous, than those in the Refinancing Commitment Letters and which do not contain any conditions that, when considered with the other conditions taken as a whole, would reasonably be expected to prevent, impede or delay the availability of the Refinancing or otherwise adversely affect the ability or likelihood of Seller to timely consummate the transactions contemplated by this Agreement or make the satisfaction of the conditions to obtaining the Refinancing and the NAI Guarantee and Lien Releases less likely to occur. In furtherance of and not in limitation of the foregoing, in the event that any portion of the Refinancing becomes unavailable, regardless of the reason therefor, but alternative facilities obtained in accordance with this Section 5.9(a) are available on the terms and conditions described in the Refinancing Commitment Letters (or replacements thereof), then Seller shall cause the proceeds of such alternative financing to be used in lieu of such contemplated Refinancing as promptly as practicable. For the purposes of this Agreement, the terms “Refinancing Commitment Letters” and “Refinancing Commitments” shall be deemed to include any commitment letter (or similar agreement) or commitment with respect to any alternative financing arranged in compliance herewith (and any Refinancing Commitment Letter and Refinancing Financing Commitment remaining in effect at the time in question). Seller shall provide Buyer with prompt oral and written notice of (1) any material breach or default by any party to any Refinancing Commitment Letters or the Definitive Refinancing Agreements of which Seller becomes aware; and (2) the receipt of any written notice or other written communication from any Refinancing Lender or other financing source with respect to any breach, default, termination or repudiation by any party to any Refinancing Commitment Letters or the Definitive Refinancing Agreements of any provision thereof. Seller shall keep Buyer reasonably informed on a reasonably current basis of the status of its efforts to consummate the Refinancing and the NAI Guarantee and Lien Releases.

Section 5.10                             Company Assets and Company Liabilities; Further Assurances; Subsequent Transfers.

(a)                                 Specified Transfers and Assumptions. Prior to the Closing, (i) Seller shall, and shall cause the Non-Company Subsidiaries to, use commercially reasonable efforts to transfer to the Company or one or more of its Subsidiaries the assets set forth on Section 5.10(a)(i) of the Seller Disclosure Letter, (ii) the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to transfer to Seller or one or more of the Non-Company Subsidiaries the assets set forth on Section 5.10(a)(ii) of the Seller Disclosure Letter, (iii) Seller shall, and shall cause the Non-Company Subsidiaries to assume the liabilities set forth on Section 5.10(a)(iii) of the Seller Disclosure Letter, and (iv) the Company shall, or shall cause one or more of its Subsidiaries to, assume the liabilities set forth on Section 5.10(a)(iv) of the Seller Disclosure Letter.

(b)                                 Unaudited Balance Sheet. Section 5.10(b) of the Seller Disclosure Letter sets forth supporting schedules reconciling the balance sheet contained in the Financial Statements to the unaudited balance sheet of the Seller and its Subsidiaries (including NAI and its Subsidiaries) contained in the Seller’s Quarterly Report on Form 10-Q filed with the SEC on October 19, 2012 (such memorandum and schedules, together with the balance sheet contained in the Financial Statements and the Financial Statement Procedures relating to such balance sheet, the “Deal Basis Balance Sheet”).

(c)                                  Agreed-Upon Procedures. Section 5.10(c) of the Seller Disclosure Letter sets forth agreed-upon procedures to be used to identify any assets or liabilities where the allocation in the Deal Basis Balance Sheet to Seller or the Company, as the case may be, is incorrect (the “Agreed-Upon Procedures”). The parties acknowledge and agree that the Agreed-Upon Procedures are intended to be, and shall be applied and interpreted to be, consistent with the procedures used to allocate assets and liabilities on the Deal Basis Balance Sheet, as described in the memorandum contained within the Deal Basis Balance Sheet. Following the date hereof, KPMG LLP (“KPMG”) shall conduct the Agreed-Upon Procedures and report the results thereof.

(d)                                 Adjustments. If KPMG’s report identifies any long-term assets (including any current portions of such long-term assets) or any current assets of a type not used to determine Working Capital owned by the Company or its Subsidiaries of a type reflected on the Deal Basis Balance Sheet that were not allocated to the Company in the Deal Basis Balance Sheet , then the Company shall, and shall cause any of its applicable Subsidiaries to, transfer and assign to the Seller (or any of the Non-Company Subsidiaries designated by the Seller) each such asset. If KPMG’s report identifies any long-term liabilities (including the current portions of such liabilities) or any current liabilities of a type not used to determine Working Capital owned by the Company or its Subsidiaries of a type reflected on the Deal Basis Balance Sheet that were not allocated to the Company in the Deal Basis Balance Sheet the Seller shall assume and hold the Company and its Subsidiaries harmless from any such liability. If KPMG’s report identifies any long-term assets (including any current portions of such long-term assets ) or any current assets of a type not used to determine Working Capital owned by the Seller or any of its Non-Company Subsidiaries of a type reflected on the Deal Basis Balance Sheet that were allocated to the Company in the Deal Basis Balance Sheet, then, Seller shall, and shall cause any applicable Non-Company Subsidiary to, transfer and assign to the Company (or any of the Company’s Subsidiaries designated by the Company) each such asset. If KPMG’s report identifies any long-term liabilities (including any current portions of such long-term liabilities) or current liabilities of a type not used to determine Working Capital owned by the Seller or any of its Non-Company Subsidiaries of a type reflected on the Deal Basis Balance Sheet that were allocated to the Company in the Deal Basis Balance Sheet, then, the Company shall assume and the Company shall hold the Seller and its Non-Company Subsidiaries harmless from any such liability. The parties shall cooperate in good faith to promptly execute and deliver such further instruments and take such other actions as the other parties hereto may reasonably request in order to effectuate any and all transfers, assignments, assumptions, and holding harmless contemplated by this Section 5.10(d). Notwithstanding the foregoing, no transfers, assignments, assumptions or other adjustments will be made under this Section 5.10(d) unless (i) the absolute value of an amount equal to the book value as of the Balance Sheet Date of (A) all long-term assets allocated to Seller in the Deal Basis Balance Sheet and identified by KPMG’s report as being properly allocated to the Company, plus (B) all long-term liabilities allocated to the Company in the Deal Basis Balance Sheet and identified by KPMG’s report as being properly allocated to the Seller, less (C) all long-term assets allocated to the Company in the Deal Basis Balance Sheet and identified by KPMG’s report as being properly allocated to Seller, less (D) all long-term liabilities allocated to Seller in the Deal Basis Balance Sheet and identified by KPMG’s report as being properly allocated to the Company, exceeds (ii) $10,000,000.

(e)                                  Current Item Adjustments. If KPMG’s report identifies any assets or liabilities in the Balance Sheet of a type used to determine Working Capital that were allocated to Seller in the Balance Sheet but that should have been allocated to the Company, or that were allocated to the Company in the Balance Sheet but that should have been allocated to Seller, KPMG shall calculate the ratio of (i) Working Capital based upon the values in the Balance Sheet as adjusted by giving effect to the correct allocations so identified and (ii) $674,866,000 (the “Working Capital Ratio”). Following such determination, for all purposes under this Agreement, the Target Minimum Working Capital shall be equal to the amount set forth in the definition thereof multiplied by the Working Capital Ratio, and the Target Maximum Working Capital shall be equal to the amount set forth in the definition thereof multiplied by the Working Capital Ratio.

(f)                                   Limitations on Agreed-Upon Procedures. The parties agree and acknowledge that the Agreed-Upon Procedures as performed by KPMG are intended only to address the accuracy of the Deal Basis Balance Sheet as of the Balance Sheet Date and not to update the Deal Basis Balance Sheet to any subsequent date. The Agreed-Upon Procedures are not intended to result in, and KPMG shall not make or identify in its report, any adjustments to the book or carrying value of any asset or liability (as opposed to the allocation or existence of such asset or liability).

(g)                                  Subsequent Assets and Liabilities. If any assets (other than cash in excess of the Minimum Cash, which will continue to be swept from the Company and its Subsidiaries to Seller and its Non-Company Subsidiaries) or liabilities are acquired or incurred or arise following the Balance Sheet Date and prior to the Closing in accordance with the provisions of this Agreement, then such assets or liabilities will be allocated in accordance with the methodologies consistent with those used to prepare the Deal Basis Balance Sheet as supplemented by any adjustments identified by KPMG after performing the Agreed-Upon Procedures.

(h)                                 Further Assurances. In furtherance of the foregoing, in the event and to the extent that a transferring party is unable to obtain any consents required to transfer and assign to the other party (or such other party’s designated Affiliate) any assets, and a release of a transferor from any liabilities to be assigned, transferred or assumed pursuant to this Section 5.10, such transferor (1) shall continue to be bound by any such liabilities pending assignment or transfer to, or assumption by, the other party or its designated Affiliate, (2) shall, at the direction and expense of the other party, pay, perform and discharge fully all of its obligations under such liabilities from and after the Closing and prior to assignment to the other party or its designated Affiliate, and (3) shall, to the extent legally permissible, provide to the other party the benefits of ownership and use of any such assets, and the other party will indemnify the transferor for any liabilities of the transferor arising out of such assets or its compliance with the documentation and agreement relating to, any reasonable out-of-pocket expenses associated with any attempt to transfer or failure to transfer such asset or any liabilities arising out of or resulting from the transferor’s actions taken in accordance with any such directions of the other party or its designated Affiliate. Following the Closing, the transferor shall exercise or exploit its rights and options under all such assets when and only as reasonably directed by, and at the expense of, the other party or its designated Affiliate. If and when any such consent shall be obtained or such asset or liability shall otherwise become assignable, the transferor shall promptly assign all its rights and obligations thereunder to the other party or its designated Affiliate without payment of further consideration and the other party or its designated Affiliate shall, without the payment of any further consideration therefor, assume such rights and obligations. Notwithstanding the foregoing, if the arrangement described in this Section 5.10(h) is impracticable or will cause (or is likely to cause) a default under any real estate lease, then the parties will work in good faith to establish a mutually satisfactory arrangement for the operation of such leased real property during the period subsequent to the Closing and pending receipt of the required consent, including a fair and equitable arrangement (under the applicable circumstances) for allocating income and expenses with respect to such property during such period.

Section 5.11                             Escrow Agreement; Supplemental Indenture; Buyer and ASC Restrictions.

(a)                                 On the Closing Date, substantially contemporaneously with the consummation of the Albertson’s Asset Purchase, (i) Buyer shall cause ASC to enter into an escrow agreement in substantially the form attached hereto as Annex J-1 with Seller and JPMorgan N.A. (the “Escrow Agent”) and (ii) Buyer shall cause ASC to deposit $467,000,000 in cash (the “Escrow Deposit”) by wire transfer of immediately available funds into a securities account established at the Escrow Agent (the “Escrow Account”). Any release of the Escrow Deposit (and any proceeds thereof) from the Escrow Account shall be governed exclusively by the terms of the Escrow Agreement.

(b)                                 On the Closing Date, Buyer shall cause ASC to enter into a supplemental indenture to the ASC Indenture substantially in the form attached hereto as Annex J-2 (the “Supplemental Indenture”) providing that ASC shall not be entitled to issue additional securities under the ASC Indenture without the prior written consent of Seller until those certain Guarantees, dated as of July 6, 2005, pursuant to which Seller has agreed to guarantee the obligations of ASC under the ASC Indenture and the Existing ASC Notes (the “Seller Guarantee”) shall have been released or terminated. Buyer shall cause ASC to make Seller a third-party beneficiary of the Supplemental Indenture and Seller shall be entitled to seek specific performance thereof in addition to all other remedies available to Seller in respect of any breach of the Supplemental Indenture by ASC.

(c)                                  From and after the Closing Date Buyer shall, to the fullest extent permitted under applicable Law defend and hold harmless Seller against any Losses, costs and expenses in connection with any Action arising out of, relating to or in connection with, or any liability incurred by Seller under, the Seller Guarantee.

(d)                                 Until such time as either (i) all of the Existing ASC Notes have been repaid or repurchased or (ii) there is on deposit in the Escrow Account and/or a separate escrow account established on substantially similar terms for the benefit of the Trustee (as defined in the ASC Indenture) and Seller an amount sufficient to pay the entire principal amount of the then-outstanding Existing ASC Notes and three years’ interest thereon, then Buyer shall not make any cash or non-cash distributions (other than distributions in respect of Taxes) to its members unless after giving effect to any such distribution Buyer (excluding any cash held at any of its Subsidiaries) shall possess unencumbered cash of not less than $150,000,000.

(e)                                  Following the Debt Financing, Buyer shall, and shall cause ASC to, not incur any additional Indebtedness for borrowed money so long as either (i) the Existing ASC Notes are outstanding or (ii) the Seller Guarantee shall not have been released or terminated; provided that ASC may cash collateralize Credit Support Instruments in the ordinary course of business.

(f)                                   Until such time as Buyer (excluding any cash held at any of its Subsidiaries) shall possess unencumbered cash of not less than $150,000,000, Buyer shall (i) continue to own directly or indirectly all of the outstanding equity interests of the Company and Albertson’s Holdings LLC and (ii) cause Albertson’s Holdings LLC to continue to own directly or indirectly all of the outstanding equity interest of ABS.

Section 5.12                             Albertson’s Asset Purchase. On the Closing Date, immediately following the consummation of the Share Purchase, Buyer shall, and shall cause the Company to, consummate the Albertson’s Asset Purchase substantially on the terms set forth (and in no event materially less favorable to Seller than those set forth) in the APA. Without limiting the provisions of Section 5.5, from and after the date hereof, Seller and the Company shall use reasonable best efforts to provide to Buyer all assistance reasonably requested by Buyer in the preparation for the consummation of the Albertson’s Asset Purchase.

Section 5.13                             Enterprise-Level Contracts. For any Contract (a) between Seller or any of its Non-Company Subsidiaries, on the one hand, and a third party, on the other hand; or (b) between the Company or any of its Subsidiaries, on the one hand, and a third party, on the other hand, in each case, pursuant to which both Seller or its Non-Company Subsidiaries and the Company or its Subsidiaries receive goods or services, to the extent that such Contract would not permit Seller or its applicable Subsidiary, or the Company or its applicable Subsidiary, respectively, to continue to provide such goods or services to the other party from and after the Closing pursuant to the Seller-Company TSA or the Seller-ABS TSA, Buyer and Seller shall each use their reasonable best efforts to cause such Contract to be bifurcated, including as set forth on Section 5.13 of the Seller Disclosure Letter, effective as of the Closing such that each of Seller and its Non-Company Subsidiaries and the Company and its Subsidiaries shall continue to receive the benefits (including any pricing or discounts) and bear the liabilities of such Contract to the same extent received and borne prior to the Closing. To the extent that a third party requires payment of any additional fees or costs or requires the repayment of any funds or obligations in order to effect the bifurcation of any such Contract, if Seller (or the Non-Company Subsidiaries) receive the majority of the goods, services or intellectual property under such Contract, then Seller shall be responsible for such payments and if the Company (or its Subsidiaries) receive the majority of the goods, services or intellectual property under such Contract, then Buyer shall be responsible for such payments. To the extent that such bifurcation is not effected as of the Closing, the parties shall use reasonable best efforts to enter into a mutually agreeable arrangement under which each party would, in compliance with applicable Law, obtain the benefits and assume the obligations and bear the economic burdens associated with the applicable agreement that they would have obtained, assumed and borne had such bifurcation been in effect.

Section 5.14                             Credit Support Instruments.

(a)                                 Seller shall, or shall cause one of its Non-Company Subsidiaries to, use reasonable best efforts to replace or cause one of its Non-Company Subsidiaries to replace, the Company and/or its Subsidiaries, to the extent permitted by applicable Law and effective as of the Closing Date, in respect of all obligations of the Company and any such Subsidiary as obligor under any Credit Support Instruments obtained or entered into by the Company or any of its Subsidiaries for the benefit of the Seller and its Non-Company Subsidiaries (and the Company and its Subsidiaries shall be released from any such obligations) (the “Seller Credit Support Instruments”), including those Seller Credit Support Instruments set forth in Section 3.23 of the Seller Disclosure Letter. To the extent such substitution contemplated by the first sentence of this Section 5.14(a) has been effected, the Company and its Subsidiaries shall from and after the Closing cease to have any obligation whatsoever arising from or in connection with the Seller Credit Support Instruments, as applicable. To the extent such substitution contemplated by the first sentence of this Section 5.14(a) in respect of the Seller Credit Support Instruments has not been effected on the Closing Date, Seller shall (x) use commercially reasonable efforts to affect such substitution as soon as practicable following the Closing, but in any event within six months thereof, and (y) promptly reimburse and indemnify, defend and hold harmless the Company and its Subsidiaries with respect to all costs and expenses in connection with any such Seller Credit Support Instruments.

(b)                                 Buyer shall use reasonable best efforts to cause the Company or one of its Subsidiaries to replace, Seller and its Non-Company Subsidiaries, to the extent permitted under applicable Law and effective as of the Closing Date, in respect of all obligations of Seller and any such Non-Company Subsidiary as obligor under any other Credit Support Instruments obtained or entered into by Seller or any of its Non-Company Subsidiaries for the benefit of the Company and its Subsidiaries (and Seller and its Non-Company Subsidiaries shall be released from any such obligations) (the “Company Credit Support Instruments”), including those Company Credit Support Instruments that are set forth in Section 3.23 of the Seller Disclosure Letter. To the extent such substitution contemplated by the first sentence of this Section 5.14(b) has been effected, Seller and its Non-Company Subsidiaries shall from and after the Closing cease to have any obligation whatsoever arising from or in connection with the Company Credit Support Instruments, as applicable. To the extent such substitution contemplated by the first sentence of this Section 5.14(b) in respect of the Company Credit Support Instruments has not been effected, the Company shall (x) use commercially reasonable efforts to affect such substitution as soon as practicable following the Closing, but in any event within six months thereof, and (y) promptly reimburse and indemnify, defend and hold harmless Seller and its Non-Company Subsidiaries with respect to any such Company Credit Support Instruments.

(c)                                  In the event that any Credit Support Instrument is for the benefit of both of the Company (or a Company Subsidiary) and the Seller (or a Non-Company Subsidiary) (the “Shared Credit Support Instruments”), Seller and the Company shall use their respective reasonable best efforts to cause each such Shared Credit Support Instrument to be cancelled and rewritten to reflect the amount of business or claims supported thereby of the Company and its Subsidiaries, on the one hand, and the Seller and the Non-Company Subsidiaries, on the other hand, as soon as reasonably practicable following the Closing. Prior to such cancellation and rewriting, any costs and expenses in connection with any such Shared Credit Support Instrument shall be allocated between the Seller and the Company based on their respective amounts of business or claims supported thereby. To the extent such cancellation and rewriting contemplated by the first sentence of this Section 5.14(c) in respect of the Shared Credit Support Instruments has not been effected, (x) each of the Company and Seller shall use commercially reasonable efforts to effect such substitution as soon as practicable following the Closing, but in any event within six months thereof, (y) the Company shall promptly reimburse and indemnify, defend and hold harmless the Seller (and the Non-Company Subsidiaries) with respect to any obligations of Seller or any Non-Company Subsidiary under such Shared Credit Support Instruments arising out of an underlying claim that is primarily related to the Company, and (z) Seller shall promptly reimburse and indemnify, defend and hold harmless the Company (and its Subsidiaries) with respect to any obligations of the Company or any of its Subsidiaries under such Shared Credit Support Instruments arising out of an underlying claim that is primarily related to Seller.

Section 5.15                             Transition Services Agreements; Cross-License Agreement.

(a)                                 At or prior to the Closing, Buyer and Seller shall enter into the Seller-ABS TSA substantially in the form attached hereto as Annex C-1.

(b)                                 On the Closing Date, concurrently with the consummation of the Albertson’s Asset Purchase, Seller shall, and Buyer shall cause the Company to, enter into the Seller-Company TSA substantially in the form attached hereto as Annex C-2.

(c)                                  At the Closing, Buyer and Seller shall enter into the Cross-License Agreement substantially in the form attached hereto as Annex D.

Section 5.16                             Resignations. To the extent requested by Buyer in writing at least ten Business Days prior to the Closing Date, Seller shall use its reasonable best efforts to cause to be delivered to Buyer on the Closing Date duly signed resignations, effective immediately after the Closing, of the directors of the Company and its Subsidiaries designated by Buyer and to take such other action as is necessary to accomplish the foregoing.

Section 5.17                             Tax Matters.

(a)                                 Tax Indemnity.

(i)                                     Seller shall be responsible for, pay or cause to be paid, and shall indemnify Buyer and each of its Subsidiaries (including the Company and its Subsidiaries after the Closing Date) (each, a “Buyer Tax Indemnitee”) and hold each Buyer Tax Indemnitee harmless from and against (A) any and all Taxes (other than Transfer Taxes but solely to the extent such Transfer Taxes are allocated pursuant to Section 5.17(c), liability for which Transfer Taxes will be governed by such Section) (including reasonable fees and expenses incurred in connection therewith) that may be imposed on the Company or any Subsidiary thereof for any Pre-Closing Tax Period of the Company, any Subsidiary of the Company or any affiliated group (within the meaning of Section 1504 of the Code) or combined, consolidated, unitary or other similar group under state or local law (each, an “Affiliated Group”) of which the Company or any Subsidiary thereof is or was a member prior to the Closing Date (including any liability under Treasury Regulation Section 1.1502-6 or any similar state, local or foreign Tax provision), including any Taxes allocated to a Pre-Closing Tax Period pursuant to Section 5.17(b); (B) Transfer Taxes for which the Seller is responsible pursuant to Section 5.17(c); (C) any and all Taxes that may be imposed on the Company or any Subsidiary thereof as a result of such entity being a member of an Affiliated Group prior to the Closing Date under Treasury Regulation Section 1.1502-6 (or any similar state, local or foreign Tax provision); and (D) Taxes that may be imposed on any Buyer Tax Indemnitee as a result of the breach by Seller of its covenant set forth in Section 5.17(h)(ii); provided, however, that Seller shall not be responsible for any Taxes (or fees or expenses incurred in connection therewith) (x) imposed as a result of the Albertson’s Asset Purchase or any action taken or transaction effected by the Company or any Subsidiary of the Company outside of the ordinary course of business on the Closing Date after the Closing or (y) to the extent a liability, accrual or reserve for such Taxes is reflected in Final Closing Date Working Capital.

(ii)                                  Buyer and the Company, jointly and severally, shall be responsible for, pay or cause to be paid, and shall indemnify Seller and each of its Subsidiaries (other than the Company and its Subsidiaries) and hold each of them harmless from and against (A) any and all Taxes (other than Transfer Taxes but solely to the extent such Transfer Taxes are allocated pursuant to Section 5.17(c), liability for which Transfer Taxes will be governed by such Section (including reasonable fees and expenses incurred in connection therewith) with respect to any Post-Closing Tax Period of the Company or any Subsidiary of the Company or any Affiliated Group of which the Company or any Subsidiary thereof is a member after the Closing Date, including any Taxes allocated to a Post-Closing Tax Period pursuant to Section 5.17(b); (B) Taxes imposed as a result of the Albertson’s Asset Purchase or any action taken or transaction effected by the Company or any Subsidiary of the Company outside of the ordinary course of business on the Closing Date after the Closing; (C) Transfer Taxes for which Buyer is responsible pursuant to Section 5.17(c); (D) any Taxes (for the avoidance of doubt, including Taxes resulting from the disallowance of a loss) resulting from a breach of any representation or warranty contained in Section 4.8; and (E) without duplication of the indemnity obligation contained in clause (B) above, any Taxes resulting from a breach by the Buyer of its covenant contained in Section 5.17(b)(ii)(x) (it being agreed that, in the event Buyer breaches its covenant in Section 5.17(b)(ii)(x) of this Agreement and such breach results in the utilization of losses of Seller or any of its Subsidiaries (other than the Company and its Subsidiaries), Taxes imposed as a result of such transactions shall be deemed to equal the product of (x) the amount of the loss utilized and (y) 40%).

(iii)                               The indemnity and payment obligations set forth in this Section 5.17(a) (and the representations and warranties set forth in Section 4.8) shall survive until the date that is 30 days following the expiration of the applicable statute of limitations (including any extension thereof); provided that the right to indemnification with respect to claims of which notice was given prior to the expiration of the survival period shall survive such expiration until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

(b)                                 Allocations.

(i)                                     If, for any state, local or foreign Tax purposes, any Taxable period of the Company or any of its Subsidiaries includes but does not end on the Closing Date (any such period, a “Straddle Period”), except as provided in Section 5.17(b)(ii), Taxes, if any, attributable to such Straddle Period shall be allocated as follows:

(1)                                 All real property taxes, personal property taxes and similar ad valorem obligations (other than Transfer Taxes described in Section 5.17(c)) (“Property Taxes”) levied with respect to the assets of the Company or its Subsidiaries for a Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period; and

(2)                                 Taxes (other than Property Taxes and Transfer Taxes described in Section 5.17(c)), if any, with respect to the Company and any of its Subsidiaries shall be allocated between the Pre-Closing Tax Period and the Post-

Closing Tax Period on the basis of an interim closing of the books as of the Closing Date. Exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis.

(ii)                                  Notwithstanding anything herein to the contrary, Buyer and Seller shall report or cause to be reported (x) the Albertson’s Asset Purchase and any action taken or transaction effected by the Company or any Subsidiary of the Company outside of the ordinary course of business on the Closing Date after the Closing as occurring on the day after the Closing Date pursuant to U.S. Treasury Regulation Section 1.1502-76(b)(2)(ii)(B) or any similar or analogous provision of state, local or foreign Law (and, for the avoidance of doubt, Taxes, if any, with respect to the Albertson’s Asset Purchase shall be allocated to the Post-Closing Tax Period) and (y) the sale of Shares hereunder as a sale of stock of the Company for federal income tax purposes.

(c)                                  Transfer Taxes; Tax Returns.

(i)                                     All excise, sales, use, value added, registration, stamp, recording, documentary, conveyancing, franchise, property, transfer, gains, transaction privilege tax and similar Taxes (collectively, “Transfer Taxes”) imposed on the purchase and sale of Shares by Seller to Buyer under Section 1.1 or on the transactions undertaken pursuant to Section 5.10 of this Agreement shall be borne equally by Buyer, on the one hand, and Seller, on the other hand. Buyer and Seller shall cooperate with each other in order to limit the amount of such Transfer Taxes, as permitted by applicable Law. Any Tax Return required to be filed with respect to such Transfer Taxes shall be filed by the party responsible for such filing under applicable Law; provided that Buyer or Seller, as the case may be, shall pay to the party responsible for filing such Tax Return the portion of any Transfer Tax due in respect of such filing for which Buyer or Seller, as the case may be, is responsible under this Section 5.17(c) within 10 days of receipt of written notice specifying in reasonable detail such amount (but no earlier than one Business Day before such Tax Return is due). Any Transfer Taxes imposed on the Albertson’s Asset Purchase shall be borne exclusively by Buyer.

(ii)                                  Preparation and Filing of Tax Returns. From and after the Closing Seller shall prepare or cause to be prepared any Tax Returns of an Affiliated Group for any taxable period of such Affiliated Group during which the Company or any Subsidiary of the Company is a member (a “Combined Return”). Seller shall timely file or cause to be timely filed any such Combined Return and shall pay all Taxes shown as due on such Combined Return, provided that Buyer shall pay Seller an amount equal to such Taxes, if any, for which Buyer is responsible pursuant to Section 5.17(a)(ii) in connection with such Combined Return within 10 days of receipt of written notice specifying in reasonable detail such amount (but no earlier than one Business Day prior to the due date for the payment of such Taxes). Buyer shall prepare or cause to be prepared any other Tax Returns of the Company or any Subsidiary, provided that (A) Seller shall pay Buyer an amount equal to such Taxes, if any, for which Seller is responsible pursuant to Section 5.17(a)(i) in connection with any such Tax Return within 10 days of receipt of written notice specifying in reasonable detail such amount (but no earlier than one Business Day prior to the due date for payment of such Taxes), (B) Buyer shall deliver such Tax Returns for any taxable period of the Company or any Subsidiary of the Company that is a Pre-Closing

Tax Period or a Straddle Period to Seller for Seller’s review, comment and approval no later than 20 days prior to the due date for filing such Tax Returns and Buyer shall not file any such Tax Returns (or amend any such Tax Returns previously filed) without the prior written consent of Seller (such consent not to be unreasonably withheld).

(d)                                 Cooperation and Exchange of Information. The parties and their respective Subsidiaries shall provide each other with such cooperation and shall deliver each other such information and data and make available such knowledgeable employees as the parties may reasonably request in order to complete and file all Tax Returns which they may be required to file, to respond to audits by any Tax authorities, and to otherwise enable them or their Affiliates to satisfy their respective accounting and Tax obligations. Each party shall make its employees and facilities available on a mutually convenient basis to provide an explanation of any documents or information provided hereunder. For a period of eight years after the Closing Date, the parties shall retain all Tax Returns, books and records of, or with respect to, the Company and its Subsidiaries for all taxable periods ending on or prior to the Closing Date to the extent such items are in such person’s possession after the Closing. Thereafter, neither the parties nor their Affiliates shall dispose of any such Tax Returns, books or records unless it first offers such Tax Returns, books and records to the other party and such other party fails to accept such offer within 60 days of the date it has been made.

(e)                                  Tax Proceedings.

(i)                                     Buyer and Seller shall each provide prompt notice to the other party of any claim, assessment or dispute of which it becomes aware related to Taxes that, if pursued successfully, would reasonably be expected to serve as a basis for a claim for indemnification under Section 5.17(a) or that the other party is otherwise entitled to control pursuant to this Section 5.17(e) (a “Tax Claim”). Such notice shall describe in reasonable detail any asserted Tax liability relating to such Tax Claim and shall be accompanied by copies of any notice and other documents received from any Tax authority in respect of any such Tax Claim.

(ii)                                  In the case of any Tax audit, contest, litigation, defense or other proceeding (a “Tax Proceeding”) to the extent relating to Taxes of the Company or any Subsidiary of the Company for any Pre-Closing Tax Period or Straddle Period, the Controlling Party shall have the sole right to control, contest, resolve and defend such Tax Proceeding (including the right to determine whether and when to settle the Tax Proceeding); provided, however, that, (A) the Controlling Party shall promptly notify the Non-Controlling Party of such Tax Proceeding and provide the Non-Controlling Party with a timely and reasonably detailed account of each phase of such Tax Proceeding; (B) the Controlling Party shall promptly deliver to the Non-Controlling Party copies of all correspondence and documents related to such Tax Proceeding; (C) the Controlling Party shall consult with the Non-Controlling Party before taking any material action in connection with such Tax Proceeding; (D) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding; (E) the Controlling Party shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding; and (F) the Controlling Party shall not settle such Tax Proceeding without the prior written consent of the Non-Controlling Party which shall not be unreasonably withheld, conditioned or delayed;

provided, further that, in the case of any Tax Proceeding in respect of any taxable period of the Company or any of its Subsidiaries that ends on or prior to the Closing Date, the foregoing proviso shall apply only if (x) the outcome of such Tax Proceeding would reasonably be expected to defer the inclusion of any item of income to the Company or any Subsidiary of the Company from any Pre-Closing Tax Period to any Post-Closing Tax Period or accelerate any item of deduction of the Company or any Subsidiary of the Company from any Post-Closing Tax Period to any Pre-Closing Tax Period, in each case, other than as a result of any computational errors, and (y) such deferral or acceleration, as applicable, would reasonably be expected to result in a material increase in liability for Taxes of any Buyer Tax Indemnitee with respect to which such Buyer Tax Indemnitee is not entitled to indemnification under this Agreement. For purposes of this Agreement, “Controlling Party” means (i) in the case of any Tax Proceeding in respect of a taxable period that ends on or prior to the Closing Date, or in respect of any Combined Return for any taxable period, the Seller, and (ii) in the case of any other Tax Proceeding (other than in respect of a taxable period that ends on or prior to the Closing Date or in respect of any Combined Tax Return for any taxable period), Seller if Seller and its Affiliates (other than the Company and its Subsidiaries after the Closing) are reasonably expected to bear the greater Tax liability in connection with such Tax Proceeding, or Buyer if Buyer and its Affiliates (including the Company and its Subsidiaries after the Closing) are reasonably expected to bear the greater Tax liability in connection with such Tax Proceeding; and “Non-Controlling Party” means whichever of the Seller or Buyer is not the Controlling Party with respect to such Tax Proceeding.

(f)                                   Certain Tax Benefits, Refunds, Credits and Carrybacks.

(i)                                     If Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) actually recognizes a Net Tax Benefit as a result of any audit adjustment or adjustment pursuant to any Tax Proceeding made with respect to any Tax item by any Governmental Entity with respect to Taxes for which Seller is responsible under Section 5.17(a)(i) and for which Seller has actually indemnified Buyer, Buyer shall pay to Seller the amount of such Net Tax Benefit within 20 days of filing the Tax Return in which such Net Tax Benefit was actually realized. “Net Tax Benefit” means (A) an actual reduction in Tax payable by Buyer and its Affiliates (including, after the Closing, the Company and its Subsidiaries), such reduction to be determined by comparing the Tax liability incurred by Buyer and its Affiliates (including, after the Closing, the Company and its Subsidiaries) taking into account the adjustment resulting from such audit or Tax Proceeding to the Tax liability that would have been incurred in the absence of such adjustment, less (B) any out-of-pocket cost incurred by Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) to determine the amount of such reduction, less (C) any actual net increase in Tax for the Post-Closing Tax Period payable by Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) as a result of (1) the breach or inaccuracy of any representation set forth in Section 3.13; or (2) the occurrence of the adjustment or the receipt or accrual of an indemnity payment in respect of such adjustment, in each case, such increase to be determined by comparing the Tax incurred by Buyer and its Affiliates (including, after the Closing, the Company and its Subsidiaries) taking into account all Tax items resulting from such breach or inaccuracy or the occurrence of the adjustment or the receipt or accrual of such indemnity payment with the Tax that would have been incurred in the absence of such breach or inaccuracy or occurrence. To the extent that any Net Tax Benefit with respect to which Buyer has made a payment to Seller under this Section 5.17(f)(ii) is later lost (or increased) for any reason, Seller shall repay to Buyer (or Buyer shall pay to Seller) the amount so lost (or the amount of such increase) within 20 days after Buyer’s delivery of notice to Seller specifying in reasonable detail the amount so lost (or within 20 days after recognition of such increase).

(ii)                                  Seller shall be entitled to any refunds of any Taxes for which the Seller is responsible under Section 5.17(a)(i) and any refunds to which Seller is entitled under Section 5.17(f)(i). Buyer shall be entitled to any refunds of the Company or any Subsidiary of the Company other than refunds to which the Seller is entitled pursuant to the foregoing sentence. Each party shall pay or cause to be paid to the party entitled to a refund of Taxes under this Section 5.17(f)(ii) the amount of such refund (including any interest paid thereon and net of any Taxes to the party receiving such refund in respect of the receipt or accrual of such refund or credit) in readily available funds within twenty (20) days of the actual receipt of the refund or the application of such refund against amounts otherwise payable.

(g)                                  Tax Treatment of Payments. Except to the extent otherwise required under applicable Law, Seller, Buyer, the Company and their respective Subsidiaries and Affiliates shall treat any and all payments under this Section 5.17 and Section 2.1 as an adjustment to the purchase price or contribution, as applicable, for Tax purposes.

(h)                                 Elections and Certain Other Tax Matters. (i) Buyer shall not (A) make or cause to be made any election under Section 338 of the Code in respect of the acquisition of Shares or any other transaction contemplated hereunder or (B) make or cause to be made any election under Treasury Regulation Section 301.7701-3 or take any other action that would change the classification for federal income tax purposes of the Company or any Subsidiary or take any action that would cause the sale of Shares hereunder to be treated as other than a sale of stock of the Company for federal income tax purposes.

(ii)                                  Seller shall make an election under Treasury Regulation Section 1.1502-36(d)(6) and -36(e)(5) to the extent necessary to avoid any reduction in the amount of the Company’s tax attributes for federal income tax purposes.

(iii)                               Except to the extent otherwise required by a determination within the meaning of Section 1313(a) of the Code or requested by Seller, Buyer shall treat, and shall cause its Affiliates to treat, any LLC Conversion as a liquidation within the meaning of Section 332 of the Code or a reorganization within the meaning of Section 368 of the Code, as determined by Seller. “LLC Conversion” shall mean a transaction, permitted under the last sentence of Section 5.1(c), pursuant to which an entity ceases to be classified as an “association” for federal income tax purposes.

(iv)                              Buyer shall indemnify and hold harmless Seller and the Non-Company Subsidiaries for all economic loss (other than Taxes and Tax attributes) from actions required by Section 5.17(h)(ii) or permitted by the last sentence of Section 5.1(c); provided that there should be no duplication to the extent such items were already covered by the working capital adjustment; and provided, further, that accountants’ and counsel fees and expenses incurred in connection with such actions shall not be subject to indemnification by Buyer.

Section 5.18                             Intercompany Accounts. Effective no later than the Closing Date, except as set forth in Section 5.18 of the Seller Disclosure Letter, all intercompany receivables, payables, loans and investments then existing between Seller or any of its Non-Company Subsidiaries (all of which will be deemed to be receivables, payables, loans and investments of the Seller), on the one hand, and the Company and its Subsidiaries (all of which will be deemed to be receivables, payables, loans and investments of the Company), on the other hand, shall be netted to result in either a receivable of the Company from Seller or a receivable of Seller from the Company. Such receivable shall, as of the Closing, be contributed by Seller to the Company (in the case of a receivable to Seller from the Company) or distributed by the Company to Seller (in the case of a receivable to the Company from Seller), such that, as of the Closing, there are no such intercompany accounts outstanding between Seller and any of its Non-Company Subsidiaries, on the one hand, and the Company or any of its Subsidiaries, on the other hand.

Section 5.19                             Litigation Cooperation.

(a)                                 In the event and for so long as Buyer or any of its Subsidiaries actively is contesting or defending against any action, investigation, charge, claim, or demand by a third party in connection with (i) any transaction contemplated under this Agreement or the APA or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction arising prior to the Effective Time and involving the Company and its Subsidiaries, Seller will make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of Buyer or any of its Subsidiaries.

(b)                                 In the event and for so long as Seller or any of its Subsidiaries actively is contesting or defending against any action, investigation, charge, claim, or demand by a third party in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction arising prior to the Effective Time and involving the Company and its Subsidiaries, Buyer will reasonably cooperate with Seller and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of Seller or its Non-Company Subsidiaries.

(c)                                  The parties shall reasonably cooperate with each other to divide any other matters that arise between signing and closing to ensure that Buyer is responsible for handling matters that primarily originate at the Company or its Subsidiaries and Seller is responsible for handling matters that primarily originate at the Seller or the Non-Company Subsidiaries.

Section 5.20                             Certain Insurance Proceeds, Rights to Indemnification and Claims. With respect to each liability of the Company and its Subsidiaries that arises out of occurrences, events or liabilities that predate the Closing and has not been funded or assumed by Seller or the Non-Company Subsidiaries, the Company and its Subsidiaries (and from and after the consummation of the Albertson’s Asset Purchase, Buyer) shall have the right to receive proceeds, if any, recovered after the Closing in respect of such liability by the Seller and the non-Company Subsidiaries from any other person under any insurance policy, pool or program (other than with respect to business interruptions), or any indemnity or right of recovery or setoff against a supplier for defects in merchandise for resale (the “Pre-Closing Insurance Proceeds and Claims”). Following the Closing, Seller will cooperate with Buyer, the Company and its Subsidiaries in filing any insurance claims and in the collection of insurance proceeds for such Pre-Closing Insurance Proceeds and Claims. In the event that Seller incurs costs in assisting Buyer or the Company, the Buyer or the Company shall reimburse, upon the request of Seller, Seller and the Non-Company Subsidiaries for (and Seller may set off) all reasonable and necessary out-of-pocket costs incurred by the Seller of the Non-Company Subsidiaries, including costs of filing a claim, arbitration costs, any deductibles and retentions attributable to such claims. Except as otherwise provided in this Agreement and without limitation the rights set forth in Section 5.7, all rights of the Buyer and the Company to Pre-Closing Insurance Proceeds and Claims are subject to the terms, conditions and rights of the insurance policies, pools or programs, or indemnities or rights of recovery or setoff. For the avoidance of doubt, subject to Buyer’s rights hereunder, Buyer, the Company and its Subsidiaries shall have no right to be directly insured by any insurance policy, pool or program of Seller or any Non-Company Subsidiary following the Closing.

Section 5.21                             Use of Names.

(a)                                 From and after the Closing Date, except as provided in the Cross-License Agreement or as set forth in Section 5.21(a)(i) of the Seller Disclosure Letter, Seller and each of its Non-Company Subsidiaries shall cease using any trademarks of the Company or any of its Subsidiaries, including the name “Albertson’s” and all other marks and domain names set forth in Section 3.15(a) of the Seller Disclosure Letter (or any variations, derivations or combinations of the foregoing) in connection with the operation of their respective businesses. Notwithstanding the foregoing, except as provided in the Cross-License Agreement or as set forth in Section 5.21(a)(i) of the Seller Disclosure Letter, Buyer hereby grants to Seller and its Non-Company Subsidiaries a limited, royalty-free, non-exclusive, non-transferable and non-assignable license to use the names set forth in Section 3.15(a)(i) of the Seller Disclosure Letter during the 180-day period commencing on the Closing Date for the sole purpose of facilitating the wind-down of Seller’s and each of its Non-Company Subsidiaries’ use of such names in connection with their respective businesses. After the Closing Date, neither Seller nor any of its Affiliates shall represent that it has authority to bind the Company or its Subsidiaries.

(b)                                 From and after the Closing Date, except as provided in the Cross-License Agreement, Buyer and each of its Subsidiaries shall cease using any trademarks of Seller or any of its Non-Company Subsidiaries, including the name “SUPERVALU” and all other marks and domain names set forth in Section 5.21(b) of the Company Disclosure Letter (or any variations, derivations or combinations of the foregoing) in connection with the operation of their respective businesses. Notwithstanding the foregoing, Seller hereby grants to Buyer and its Subsidiaries a limited, royalty-free, non-exclusive, non-transferable and non-assignable license to use the names set forth in Section 5.21(b) of the Seller Disclosure Letter during the 180-day period after the Closing Date for the sole purpose of facilitating the wind-down of Buyer’s and its Subsidiaries’ use of such names in connection with their respective businesses. After the Closing Date, neither the Company nor any of its Affiliates shall represent that it has authority to bind Seller.

Section 5.22                             Non-Solicitation. For a period of 24 months following the Closing Date, except as otherwise permitted by Section 5.4 of this Agreement, (a) except to the extent approved by the Seller’s senior human resources officer, Buyer shall not, and shall cause its Subsidiaries not to, hire or make an offer to hire or solicit (or attempt to do any of the foregoing) for employment (whether as an employee, director, member, owner, agent, consultant or otherwise) any officer or other member of management who was an employee of Seller or any Non-Company Subsidiary immediately prior to the Closing; provided that Buyer and its Subsidiaries shall not be precluded from making any general or public solicitation not targeted at employees of Seller or any Non-Company Subsidiary or hiring any person who responds to any such general or public solicitation; and (b) except to the extent approved by the Buyer’s senior human resources officer, Seller shall not, and shall cause its Subsidiaries not to, hire or make an offer to hire or solicit (or attempt to do any of the foregoing) for employment (whether as an employee, director, member, owner, agent, consultant or otherwise) any officer or other member of management who was an employee of the Company or any of its Subsidiaries immediately prior to the Closing; provided that Seller and its Subsidiaries shall not be precluded from making any general or public solicitation not targeted at employees of the Company or any of its Subsidiaries or hiring any person who responds to any such general or public solicitation.

Section 5.23                             FCC Issues.

(a)                                 As promptly as practicable (and in any event not more than 15 days) after the date of this Agreement, Seller and Buyer shall file all necessary and appropriate transfer notices, forms and applications with the Federal Communications Commission (the “FCC”) to permit the transfers of control of the FCC-issued licenses and permits set forth in Section 5.23 of the Seller Disclosure Letter related to non-common carrier services (the “Business Radio FCC Licenses”) from Seller to Buyer, and the parties shall use their reasonable best efforts to have such transfers approved by the FCC as promptly as practicable thereafter; provided, that if either Buyer or Seller reasonably determines that such approval is not likely to be granted prior to the Closing Date contemplated by Section 1.2, then at the request of either party both Buyer and Seller shall use reasonable efforts to provide for a delayed closing in respect of such Business Radio FCC Licenses on terms substantially similar to those described herein in respect of the Common Carrier FCC Licenses.

(b)                                 As promptly as practicable (and in any event not more than 15 days) after the date of this Agreement, Seller shall file all necessary and appropriate transfer notices, forms and applications with the FCC to permit, at Buyer’s reasonable discretion, either (i) the pro forma assignment of the FCC-issued licenses and permits set forth on Section 5.23 of the Seller Disclosure Letter related to common carrier services (the “Common Carrier FCC Licenses”) to a newly-formed, wholly owned Non-Company Subsidiary (such newly-formed Non-Company Subsidiary, the “Communications Subsidiary”), or (ii) the pro forma transfer of control of USSC to an ownership structure whereby USSC will be a direct, wholly-owned Subsidiary of Seller and Seller shall use its reasonable best efforts to have such pro forma assignment or transfer of control approved by the FCC as promptly as practicable thereafter. In the event of a pro forma assignment of the Common Carrier FCC Licenses, if applicable, as contemplated herein, within five Business Days after the date of receipt of FCC approval for the pro forma assignment of the Common Carrier FCC Licenses to the Communications Subsidiary, Seller shall so assign or cause to be assigned all of such Common Carrier FCC Licenses to the Communications

Subsidiary, and shall cause the Communications Subsidiary and each Common Carrier FCC License assignor to enter into a services agreement (the “Communications Services Agreement”), in form and substance reasonably satisfactory to Buyer, pursuant to which each such Common Carrier FCC License assignor shall receive the benefit of such assigned Common Carrier FCC Licenses for use in the same manner and to the same extent such Common Carrier FCC Licenses were used by such assignor immediately prior to the assignment thereof to the Communications Subsidiary. In the event of a pro forma transfer of control of USSC, if applicable, as contemplated herein, within five Business Days after the date of receipt of FCC approval for such transaction, Seller shall take all action necessary to consummate the transaction.

(c)                                  Following the consummation of either the pro forma assignment of the Common Carrier FCC Licenses to the Communications Subsidiary or the pro forma transfer of control of USSC, at Buyer’s request, Buyer and Seller shall file all necessary and appropriate notices, forms and applications with the FCC (the “FCC Applications”) to permit, at the Buyer’s option, either the Common Carrier FCC Licenses or the equity interests of the Communications Subsidiary or USSC, as applicable, to be transferred to Buyer or its designated Affiliate and shall use their respective reasonable best efforts to obtain FCC approval of the transfer contemplated by such FCC Applications as promptly as practicable thereafter (the “Change in Control FCC Approval”).

(d)                                 In the event that the Change in Control FCC Approval is received prior to the Closing Date, Seller shall transfer or cause to be transferred to Buyer or its designated Affiliate, on or prior to the Closing Date, either (i) the Common Carrier FCC Licenses or (ii) all of the equity interests of the Communications Subsidiary or USSC, as applicable, as determined by Buyer and as permitted by the terms of the applicable FCC order, and the purchase price in respect of such transfer, as indicated in the FCC Applications, shall be deemed to be paid as part of the Purchase Price payable in accordance with this Agreement. In the event that the Change in Control FCC Approval is not received prior to the Closing Date and the Closing occurs in accordance with Section 1.5 above, the Common Carrier FCC Licenses, the Communications Subsidiary or USSC, as applicable, shall be purchased by Buyer or its designated Affiliate at a Delayed Closing pursuant to and in accordance with Section 1.5 above.

(e)                                  As applicable, until the Closing Date (and until the Delayed Closing Date, if applicable), Seller shall, and shall cause the Company and any other Subsidiaries, to (i) consider in good faith such actions with respect to the Communications Subsidiary or USSC as may be requested by Buyer to the extent permitted by applicable Law, and (ii) use their commercially reasonable efforts to (A) preserve the Communications Subsidiary, (B) hold and operate the Communications Subsidiary in trust for the account of Buyer, (C) assure that the Communications Subsidiary shall have (i) no assets other the Common Carrier FCC Licenses and any proceeds payable to it under the Communications Services Agreement, and (ii) no liabilities, obligations or operations other than pursuant to the Communications Services Agreement, and (D) if applicable, operate USSC in the ordinary course of business consistent with past practice.

(f)                                   At the request of Buyer and as necessary to facilitate the Change in Control FCC Approval, Seller shall use commercially reasonable efforts to take all actions necessary to cease all common carrier services to the public, including (i) entering into private, individually negotiated contracts on commercially reasonable terms with all current and future customers for the provision of communications services; (ii) removing all references to the provision of common carrier services by Seller or its Subsidiaries or publicly available rates and conditions for such services from all public materials; and (iii) filing all necessary and appropriate notices, forms and applications with the FCC to modify or surrender all Common Carrier FCC Licenses.

Section 5.24                             Notifications. During the period commencing upon the execution and delivery of this Agreement by all of the parties hereto until the Closing, Seller shall promptly notify Buyer, and Buyer shall promptly notify the Seller, in writing after obtaining actual knowledge of any event, condition, fact or circumstance that would be likely to cause any of the conditions to Closing not to be satisfied or would be likely to give rise to the other party’s right to terminate this Agreement pursuant to Section 7.1(d) or Section 7.1(e), as applicable; provided that a party shall not be in breach of this Section 5.24 if, reasonably promptly after obtaining actual knowledge of the event, condition, fact or circumstance, such party consults with outside counsel in good faith and determines in good faith that the event, condition, fact or circumstance was not reasonably likely to result in any of the conditions to Closing not to be satisfied or give rise to the other party’s right to terminate this Agreement pursuant to Section 7.1(d) or Section 7.1(e), as applicable (even if such event, condition, fact or circumstance ultimately results in a condition to Closing not being satisfied or gives rise to the other party’s right to terminate this Agreement pursuant to the applicable Section).

Section 5.25                             California Self-Insurer’s Security Fund. Each of Buyer and Seller shall perform (and to the extent applicable, cause each of its Subsidiaries to perform) all of its obligations contemplated by that certain letter agreement, dated as of January 9, 2013, attached as Annex K hereto, and Buyer shall use its reasonable best efforts to consummate the transactions and shall enter into the agreements contemplated thereby (it is expressly acknowledged and agreed by the parties that Buyer’s obligation to use its reasonable best efforts hereunder shall not require Buyer to post any collateral, provide any Credit Support Instruments, incur any Indebtedness, agree to any restrictions on the ownership or operation of its business, incur any Liens or indemnify any person from or against any obligations or liabilities, except to the extent expressly set forth in or contemplated by such letter agreement). Each of Seller and Buyer agrees that it shall, and shall cause its Subsidiaries to, use reasonable best efforts to cooperate with, assist and support the other party, in such manner as such other party may reasonably request in connection with all things necessary, proper or advisable regarding such party’s efforts to perform its obligations as contemplated by the foregoing letter agreement. and to consummate the transactions contemplated by this Section 5.25. Without limiting the foregoing, Seller shall cause its applicable Subsidiaries to execute, deliver and file the mortgages on the properties as contemplated by the foregoing letter agreement.

Section 5.26                             Certain Reimbursements. On the Closing Date, after the Closing and substantially contemporaneously with the consummation of the Albertson’s Asset Purchase, the Company and/or its Subsidiaries shall reimburse Seller, in full and in cash, for all payments, if any, of the principal actually made as a result of the maturity of the $16,000,000 aggregate principal amount 6.35% Medium-Term Notes, Series C, due February 25, 2013, the $17,000,000 aggregate principal amount 6.34% Medium-Term Notes, Series C, due February 25, 2013, and the $140,000,000 aggregate principal amount 7.25% Senior Notes due May 1, 2013, to the extent that Seller provides reasonable supporting documentation in respect thereof, including a certificate from its Chief Financial Officer as to the amount of such payments to be reimbursed hereunder.

Section 5.27                             Unaudited Closing Date Balance Sheet. Within 65 days after the Closing Date, Seller shall deliver to Buyer an unaudited balance sheet of the Company and its Subsidiaries as at the Closing Date, which unaudited balance sheet (a) shall have been prepared in accordance with GAAP on the basis of the books and records of Seller, the Company and its Subsidiaries; and (b) shall fairly present the consolidated financial position of the Company and its Subsidiaries as at the Closing Date (subject to normal or recurring year-end adjustments).

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1                                    Conditions to Each Party’s Obligations to Effect the Closing. The respective obligations of each party to effect the Closing shall be subject to the fulfillment (or waiver by Buyer and Seller) at or prior to the Closing of the following conditions:

(a)                                 No injunction or similar order by any court of competent jurisdiction within the United States that prohibits the consummation of the transactions contemplated by this Agreement or the APA shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or the APA, and there shall not be instituted or pending any suit, action or proceeding in which any U.S. federal Governmental Entity is seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or the APA and has a reasonable likelihood of success with respect thereto.

(b)                                 Any applicable waiting period under the HSR Act (and any extension thereof) relating to the Share Purchase shall have expired or been earlier terminated.

(c)                                  All conditions (other than the Share Purchase, the transactions contemplated by the Tender Offer Agreement, and the accuracy of Buyer’s and Offeror’s representations and warranties contained in the Transaction Documents) to the Refinancing and the NAI Guarantee and Lien Releases shall have been satisfied and the lenders thereunder shall have confirmed that they will fund the Refinancing upon delivery of a drawdown notice by Seller.

(d)                                 Either the conditions to the Tender Offer or the conditions to the Issuance, in each case as set forth in Exhibit A to the Tender Offer Agreement (other than the conditions in paragraph (e) thereof and conditions that by their terms cannot be satisfied until the consummation of the Tender Offer or Issuance, as applicable) shall have been satisfied or waived by the party or parties entitled to waive such conditions.

(e)                                  UCC-3 termination statements and other evidence reasonably satisfactory to Buyer that the Liens against the Company, its Subsidiaries and their respective assets set forth in Section 6.1(e) of the Seller Disclosure Letter will be released upon consummation of the Share Purchase in accordance with the terms hereof.

Section 6.2                                    Conditions to Obligations of Seller to Effect the Closing. The obligation of Seller to effect the Closing is further subject to the fulfillment (or waiver by Seller) at or prior to the Closing of the following conditions:

(a)                                 (i) The representations and warranties of Buyer set forth in Section 4.8 shall be true and correct in all respects as of the date hereof and at the Closing; and (ii) the other representations and warranties of Buyer set forth in Article IV shall be true and correct as of the date hereof and at the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to materiality or Buyer Material Adverse Effect contained in such representations and warranties) has not had, individually or in the aggregate, a Buyer Material Adverse Effect.

(b)                                 Buyer shall have performed in all material respects all material obligations and complied in all material respects with all material covenants required by this Agreement to be performed or complied with by it prior to the Closing.

(c)                                  Buyer shall have delivered a certified copy of the Supplemental Indenture, which shall be effective on the Closing Date.

(d)                                 Buyer shall have delivered a fully-executed copy of the Escrow Agreement to Seller, which agreement shall have been executed by the Escrow Agent and be in full force and effect, subject only to the deposit by ASC of $467,000,000 in cash into the Escrow Account pursuant to Section 5.11 of this Agreement upon the substantially contemporaneous consummation of the Albertson’s Asset Purchase and there shall be no reason to expect that such deposit will not be made substantially contemporaneously with the Closing.

(e)                                  Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.2(a), (b), (c) and (d) have been satisfied.

Section 6.3                                    Conditions to Obligations of Buyer to Effect the Closing. The obligations of Buyer to effect the Closing are further subject to the fulfillment (or waiver by Buyer) at or prior to the Closing of the following conditions:

(a)                                 (i) The representations and warranties of Seller set forth in Section 3.2(a) and (solely to the extent it addresses any material subsidiary of the Company) Section 3.2(c)(ii)) shall be true and correct in all respects (other than de minimis failures to be true and correct) as of the date hereof and at the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date; (ii) the representations and warranties of the Company set forth in Sections 3.2(c), 3.2(c)(ii) (to the extent not addressed in the preceding clause (a)(i)), 3.3(a) and the first sentence of Section 3.11 shall be true and correct in all material respects as of the date hereof and at the Closing; and (iii) the other representations and warranties of the Company set forth in Article III shall be true and correct as of the date hereof and at the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to materiality or Company Material Adverse Effect contained in such representations and warranties) has not had, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Seller and the Company shall have performed in all material respects all material obligations and complied in all material respects with all material covenants required by this Agreement to be performed or complied with by it prior to the Closing.

(c)                                  Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

Section 6.4                                    Frustration of Closing Conditions. Neither Seller nor Buyer may rely, either as a basis for not consummating the Closing or terminating this Agreement and abandoning the transactions contemplated hereby, on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied to the extent such failure was caused by such party’s (or its Affiliate’s) breach of any provision of this Agreement or failure to use the standard of effort required from such party (or its Affiliate) by this Agreement (including Section 5.5) to consummate the transactions contemplated hereby.

ARTICLE VII

TERMINATION

Section 7.1                                    Termination or Abandonment. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Closing:

(a)                                 by the mutual written consent of Seller and Buyer;

(b)                                 by either Seller or Buyer if (i) the Closing shall not have occurred on or before July 10, 2013 (the “End Date”); and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) (and its Affiliates) shall not have breached in any material respect its obligations under any of the Transaction Documents in any manner that shall have caused the failure to consummate the Closing on or before such date;

(c)                                  by either Seller or Buyer if any court of competent jurisdiction shall have issued or entered an injunction or similar order permanently enjoining or otherwise permanently prohibiting the consummation of the transactions contemplated hereby or by the Tender Offer Agreement or the APA and such injunction shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) (and its Affiliates) shall have used such efforts as may be required by Section 5.5 to prevent, oppose and remove such injunction and shall have complied with any applicable provisions of Section 5.04 of the Tender Offer Agreement;

(d)                                 by Seller, if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.2(a) or 6.2(b) or failure of the Closing to occur; and (ii) cannot be cured by the End Date or, if curable, is not cured within 30 days following Seller’s delivery of written notice of such breach to Buyer; provided that neither Seller nor the Company is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement that would result in a failure of a condition set forth in Section 6.3(a) or 6.3(b);

(e)                                  by Buyer, if Seller or the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.3(a) or 6.3(b); and (ii) cannot be cured by the End Date or, if curable, is not cured within 30 days following Buyer’s delivery of written notice of such breach or failure to perform to Seller; provided that Buyer is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement that would result in a failure of a condition set forth in Section 6.2(a) or 6.2(b);

(f)                                   concurrently with the termination of the Tender Offer Agreement in accordance with its terms, without further action by either party;

(g)                                  by Seller, if (i) all of the conditions set forth in Sections 6.1 and 6.3 have been satisfied (other than those conditions set forth in Section 6.1(c) or that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions), and (ii) after receipt of written confirmation from Seller that Seller is ready, willing and able, including that the condition set forth in Section 6.1(c) is expected to be satisfied (assuming funding of the Cash Equity and Debt Financing and compliance by Buyer with its representations, warranties and covenants in this Agreement and the other Transaction Documents by Buyer) to consummate the Closing, Buyer fails to consummate the transactions contemplated hereby by the date the Closing should have occurred pursuant to Section 1.2; and

(h)                                 by Buyer, if all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied (in each case, other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions), and, after receipt of written confirmation from Buyer that Buyer is ready, willing and able to consummate the Closing, Seller fails to consummate the transactions contemplated hereby by the date the Closing should have occurred pursuant to Section 1.2.

Section 7.2                                    Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Seller, the Company, Buyer or their respective Subsidiaries or Affiliates, except (a) that the Confidentiality Agreement, the Equity Commitment Letters, the Sponsor Guarantee, the provisions of the last two sentences of Section 5.8(b), the provisions of Section 5.2(b), this Section 7.2, Section 7.3 and Article VIII will survive the termination hereof; and (b) for liability of Seller arising from a Willful Breach of any of its representations, warranties, covenants or agreements under the Transaction Documents prior to in such termination, with respect to which Seller shall remain liable for any liabilities or damages arising therefrom).

Section 7.3                                    Termination Fees. Any provision in this Agreement to the contrary notwithstanding,

(a)                                 In the event that (i) (A) Seller or Buyer shall have validly terminated this Agreement pursuant to Section 7.1(b) or 7.1(c) (and, in the case of termination pursuant to Section 7.1(b) due to the fact that the Financing is not available to Buyer, such failure is for reasons other than a breach by Seller or the Company of the Transaction Documents); (B) Seller shall have validly terminated this Agreement pursuant to Section 7.1(d) or 7.1(g) (and, in the case of termination pursuant to Section 7.1(g) due to the fact that the Financing is not available to Buyer, such failure is for reasons other than a breach by Seller or the Company of the Transaction Documents); (C) this Agreement shall have been terminated pursuant to Section 7.1(f); or (D) Seller or Offeror (as defined in the Tender Offer Agreement) shall have validly terminated the Tender Offer Agreement pursuant to Section 6.02(a) or 6.02(b) thereof; or (E) Seller shall have validly terminated the Tender Offer Agreement pursuant to Section 6.04(a) or 6.04(c) thereof; and in any such case Buyer, Offeror or any of their Affiliates has committed a Willful Breach that resulted in the facts giving rise to such termination of this Agreement or the Tender Offer Agreement, as applicable, Buyer shall pay or cause to be paid to Seller a reverse termination fee of $175,000,000 in cash; or (ii) Seller shall have validly terminated this Agreement pursuant to Section 7.1(d) or 7.1(g) (and, in the case of termination pursuant to Section 7.1(g) due to the fact that the Financing is not available to Buyer, such failure is for reasons other than a breach by Seller or the Company of the Transaction Documents) under any circumstances other than those specified in clause (i), or this Agreement shall have been terminated pursuant to Section 7.1(f) as a result of the termination of the Tender Offer Agreement pursuant to Section 6.04(a) or 6.04(c) thereof under any circumstances other than those specified in clause (i), Buyer shall pay or cause to be paid to Seller a reverse termination fee of $75,000,000 in cash (each such fee in clauses (i) and (ii), the “Buyer Termination Fee”), by wire transfer of same-day funds to one or more accounts designated by Seller, such payment to be made no later than three Business Days after such termination; provided, however, that it is expressly acknowledged and agreed by the parties that in no event shall Buyer be required to pay the Buyer Termination Fee on more than one occasion. Following receipt by Seller of the applicable Buyer Termination Fee in accordance with this Section 7.3, Buyer shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Seller or the Company.

(b)                                 The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the parties would not have entered into this Agreement; accordingly, if Buyer fails to timely pay an amount due pursuant to this Section 7.3, the defaulting party shall pay the non-defaulting party interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(c)                                  Notwithstanding anything to the contrary in this Agreement, in the event Buyer fails to effect the Closing (including where such failure to effect the Closing is solely due to the fact that the Debt Financing is not available to the Buyer) or otherwise breaches this Agreement, then, except for an order of specific performance as and only to the extent expressly permitted by Section 8.5 or any remedy available at law or equity with respect to a covenant that, by its terms, is to be performed following the Closing, the Equity Commitment Letters, and/or the Sponsor Guarantee, Seller’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against any former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of the Sponsor, Buyer, Debt Financing Sources or Equity Investors or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (each, a “Buyer Related Party,” and collectively, “Buyer Related Parties”) in respect of this Agreement, any Contract or agreement executed in connection herewith (including the Debt Commitment Letters and the Equity Commitment Letters) and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with this Article VII and collect hereunder, (i) the applicable Buyer Termination Fee; (ii) any amount due pursuant to the final sentence of Section 5.8(b); and (iii) any interest payable pursuant to Section 7.3(b), and upon payment of all such amounts, no Buyer Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any contract or agreement executed in connection herewith (including the Debt Commitment Letters, the Equity Commitment Letters and the Sponsor Guarantee) or any of the transactions contemplated hereby or thereby.

(d)                                 Notwithstanding anything to the contrary in this Agreement, in the event Seller fails to effect the Closing (including where such failure to effect the Closing is solely due to the fact that the Refinancing is not available to the Seller) or otherwise breaches this Agreement, then, except for (x) an order of specific performance as and only to the extent expressly permitted by Section 8.5 or, in lieu of specific performance, (y) any remedy for damages in the case of a breach of this Agreement in circumstances in which the Company Termination Fee would not be payable under the Tender Offer Agreement and Closing does not occur, or (z) any remedy available at law or equity with respect to a covenant that, by its terms, is to be performed following the Closing, Buyer’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against any former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of Seller or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (each, a “Seller Related Party,” and collectively, “Seller Related Parties”) in respect of this Agreement, any Contract or agreement executed in connection herewith (including the Refinancing Commitment Letters) and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with this Article VII and the Tender Offer Agreement in accordance with its terms and collect thereunder (i) the Company Termination Fee, and (ii) any interest payable pursuant thereto, and upon payment of all such amounts or if no such amounts are payable, no Seller Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any contract or agreement executed in connection herewith (including the Refinancing Commitment Letters) or any of the transactions contemplated hereby or thereby.

ARTICLE VIII

MISCELLANEOUS

Section 8.1                                    No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this

Agreement shall survive the Closing, provided that the representations and warranties contained in Section 4.8 shall survive until the date specified in Section 5.17(a)(iii).

Section 8.2                                    Expenses. Except as set forth in Section 7.3, whether or not the Share Purchase is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that all fees paid in respect of any HSR or other regulatory filing shall be borne by Buyer.

Section 8.3                                    Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or .pdf), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4                                    Governing Law; Jurisdiction.

(a)                                 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, subject to Section 8.4(b), each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.4; (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum; (B) the venue of such suit, action or proceeding is improper; or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b)                                 Notwithstanding the provisions of Section 8.4(a), each of the parties hereto agrees that it will not, and it will not permit any of its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity and whether in contract or tort or otherwise, against the Debt Financing Sources or Refinancing Sources in any way relating to this Agreement or any of the transactions contemplated hereby (including but not limited to, any dispute arising out of or relating to the Debt Financing or the performance thereof or the Refinancing or the performance thereof) in any forum other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan or, in either case, any appellate court from any thereof. The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any action or proceeding referred to in this Section 8.4 may be served on any party anywhere in the world.

Section 8.5                                    Specific Enforcement.

(a)                                 The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall, subject to Section 8.5(b), be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Chancery Court of the State of Delaware or any Delaware federal court, in addition to any other remedy to which they are entitled at Law or in equity.

(b)                                 Notwithstanding anything in this Agreement to the contrary, the parties hereby acknowledge and agree that Seller shall be entitled to seek and obtain a decree or order of specific performance to cause Buyer to draw down the full proceeds of the Cash Equity pursuant to the terms and conditions of the Equity Commitment Letters and to consummate the Share Purchase only if (i) all conditions in Sections 6.1 and 6.3 have been satisfied (other than those conditions set forth in Section 6.1(c) or that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions); (ii) the Debt Financing (or alternative financing in accordance with Section 5.8) has been funded or will be funded at the closing of the Albertson’s Asset Purchase upon delivery of a drawdown notice by Albertson’s LLC and notice from Buyer that the Cash Equity will be funded at such date; (iii) Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2; and (iv) Seller has confirmed in writing that if specific performance is granted and the Cash Equity and Debt Financing are funded, then Seller is ready, willing and able, including that the condition set forth in Section 6.1(c) is expected to be satisfied (assuming compliance by Buyer with its representations, warranties and covenants in this Agreement and the other Transaction Documents by Buyer) to effect the Closing and the consummation of the transactions contemplated by the other Transaction Documents. For the avoidance of doubt, the limitations set forth in this Section 8.5(b) shall not apply to or limit any enforcement of the provisions of Section 5.5 or 5.8.

(c)                                  Each party further agrees that, subject to Section 8.5(b), (i) it will not oppose the granting of an injunction, a decree or order of specific performance and other equitable relief as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or in equity; and (ii) no other party or any other person shall be required to obtain, furnish or post any bond or other security in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.6                                    WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY(INCLUDING WITH RESPECT TO THE DEBT FINANCING SOURCES AND THE REFINANCING SOURCES). EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.6.

Section 8.7                                    Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Buyer:

AB Acquisition, LLC
250 Parkcenter Blvd.
Boise, ID 83706
Facsimile:                 (208) 395–4625

Attention:                 Robert G. Miller

with a copy to:

Cerberus Capital Management, L.P.
875 Third Avenue
11th Floor
New York, NY 10022
Facsimile:                 (212) 755–3009

Attention:                 Lenard B. Tessler

Mark A. Neporent, Esq.

Lisa A. Gray, Esq.

and

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Facsimile:                 (212) 593–5955
Attention:                 Stuart D. Freedman, Esq.

Robert B. Loper, Esq.
John M. Pollack, Esq.

To Seller:

Supervalu Inc.

7075 Flying Cloud Drive

Eden Prairie, Minnesota 55344

Facsimile:

Attention:

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Facsimile:                 (212) 403–2000

Attention:                 David M. Silk, Esq.

Igor Kirman, Esq.

DongJu Song, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8                                    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that, (a) subject to the final sentence in this Section 8.8, Buyer may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to (i) any of its direct or indirect wholly owned Subsidiaries; or (ii) to any parties providing debt financing to Buyer for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such debt financing, but, in each case, no such assignment shall relieve the assigning party of its obligations hereunder, and (b) Seller may assign, in its sole discretion, any of or all of its rights, interests and obligations under this Agreement to (i) any of its direct or indirect wholly owned

Non-Company Subsidiaries; or (ii) any parties providing debt financing to Seller for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such debt financing, but, in each case, no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Prior to any pre-Closing internal reorganization of Buyer, including any transfer of all or a majority of their respective assets to an Affiliate, Buyer shall consult with Seller to ensure that the rights of the Seller hereunder and under the Transaction Documents are not adversely affected by such reorganization, and such internal reorganization shall require the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed).

Section 8.9                                    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10                             Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), the Equity Commitment Letters, the Sponsor Guarantee, the APA, the Tender Offer Agreement, the TSA, the Cross-License Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for (i) Section 5.7 (which shall be for the benefit of the Indemnified Parties), (ii) Sections 8.4, 8.5, 8.6, 8.8, 8.9, 8.10 and 8.14 (which are intended for the benefit of, and shall be enforceable by, the Debt Financing Sources and the Refinancing Sources), (iii) Section 7.3(c) (which is intended for the benefit of, and shall be enforceable by, the Buyer Related Parties and (iv) Section 7.3(d) (which is intended for the benefit of, and shall be enforceable by, the Seller Related Parties).

Section 8.11                             Amendments; Waivers; Enforcement. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. From and after the Closing, any waiver, amendment or enforcement of this Agreement, or the rights and obligations hereunder, by Seller shall not be valid unless approved by a majority of the directors of Seller other than directors designated or nominated by Buyer or any Affiliate of Buyer or that is an Affiliate or associate of, or has a material relationship with, Sponsor or Buyer or their respective Affiliates. Notwithstanding the foregoing, no failure or delay by Seller or Buyer in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding anything to the contrary contained herein, Sections 7.3(c), 8.4, 8.5, 8.6, 8.8, 8.9,8.10, 8.14 and this sentence (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Debt Financing Sources, the Equity Investors or the

Refinancing Sources without the prior written consent of the Debt Financing Sources, the Equity Investors or the Refinancing Sources.

Section 8.12                             Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13                             Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not intended to be exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Any disclosure made in any section or subsection of the Seller Disclosure Letter pertaining to the representations and warranties of a party shall be deemed disclosed with respect to any other section or subsection pertaining to the representations and warranties of such party to the extent that the relevance of any disclosed event, item or occurrence in such Seller Disclosure Letter to such other section or subsection is reasonably apparent. Any breach by an Equity Investor (or its Affiliates) of, or failure to perform or comply with, its obligations under Section 10 of the Equity Commitment Letter with respect to any provision of the Transaction Documents shall be deemed to be a breach by Buyer of, and failure to perform and comply with, such provision of the Transaction Documents for purposes of Articles VI and VII and Section 8.5 and the definitions used therein.

Section 8.14                             Refinancing Sources. (a) Notwithstanding anything to the contrary contained herein, no Buyer Related Party shall have any rights or claims against any Refinancing Source in connection with this Agreement, the Refinancing or the transactions contemplated hereby or thereby, and no Refinancing Source shall have any rights or claims against any Buyer Related Party in connection with this Agreement, the Refinancing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise. No Refinancing Sources shall be subject to any special, indirect, consequential or punitive damages or damages of a tortuous nature in connection with this Agreement, the Refinancing or the transactions contemplated hereby or thereby.

(b) Notwithstanding anything to the contrary contained herein, no Seller Related Party shall have any rights or claims against any Debt Financing Source or Equity Investor in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, and no Debt Financing Source or Equity Investor shall have any rights or claims against any Seller Related Party in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise. No Debt Financing Source or Equity Investor shall be subject to any special, indirect, consequential or punitive damages or damages of a tortuous nature in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby.

Section 8.15                             Definitions. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

“2014 Seller Notes” means the 7.50% Senior Notes due 2014 issued by Seller pursuant to that certain Indenture, dated as of July 1, 1987 (as amended and supplemented), between Seller and Deutsche Bank Trust Company Americas, as trustee, in aggregate principal amount outstanding of $490,000,000 as of the date hereof.

“ABL Lenders” has the meaning set forth in Section 3.22(b).

“ABL Refinancing” has the meaning set forth in Section 3.22(b).

“ABL Refinancing Commitment Letters” has the meaning set forth in Section 3.22(b).

“ABL Refinancing Commitments” has the meaning set forth in Section 3.22(b).

“ABL Refinancing Lenders” has the meaning set forth in Section 3.22(b).

“ABS” has the meaning set forth in the recitals.

“ABSI” has the meaning set forth in Section 3.8.

“Action” has the meaning set forth in Section 5.7(b).

“Actual Knowledge” shall mean, with respect to Buyer, the actual knowledge of the individuals listed in Section 4.8(b) of the Buyer Disclosure Letter.

“Affiliated Group” has the meaning set forth in Section 5.17(a).

“Affiliates” means, with respect to any person, any other person that, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Affiliate Transaction” has the meaning set forth in Section 3.20.

“Agreement” has the meaning set forth in the preamble.

“Albertson’s Asset Purchase” has the meaning set forth in the recitals.

“APA” shall have the meaning set forth in the recitals.

“ASC” means American Stores Company, LLC, a Delaware limited liability company.

“ASC Indenture” means that certain Senior Indenture, dated as of May 1, 1995, between American Stores Company, LLC (as successor to American Stores Company) and Wells Fargo Bank, National Association (as successor trustee) (as supplemented by Supplemental Indenture No. 1, dated as of January 23, 2004, the Supplemental Indenture No. 2, dated as of July 6, 2005, and the Supplemental Indenture No. 3, dated as of July 21, 2008).

“Asset Sale Proceeds” means the net cash proceeds received by Seller and its Subsidiaries between the date hereof and the Closing Date from any sale of long-term assets to a third party during such period that are permitted by Section 5.1(b)(x).

“Balance Sheet” has the meaning set forth in Section 3.4(a).

“Balance Sheet Date” has the meaning set forth in Section 3.4(a).

“BMA” has the meaning set forth in Section 3.8.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed.

“Business Radio FCC Licenses” has the meaning set forth in Section 5.23(a).

“Buyer” has the meaning set forth in the preamble.

“Buyer Approvals” has the meaning set forth in Section 4.2(b).

“Buyer Disclosure Letter” has the meaning set forth in Article IV.

“Buyer 401(k) Plan” means the Albertson’s LLC 401K Plan.

“Buyer Lenders” has the meaning set forth in Section 4.4(a).

“Buyer Marketing Period” means the first period of 15 consecutive Business Days beginning on the first Business Day after the Arrangers (as defined in the Debt Commitment Letters) shall have received the Confidential Information Memorandum and Informational Materials (as defined in the Debt Commitment Letters) and other customary marketing materials to be used in connection with the syndication of the Debt Financing (and throughout which the conditions set forth in Section 6.1(a) have been satisfied or waived and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.3 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 15-consecutive-Business-Day period); provided that the Buyer Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated.

“Buyer Material Adverse Effect” has the meaning set forth in Section 4.1.

“Buyer Related Party” and “Buyer Related Parties” have the meanings set forth in Section 7.3(c).

“Buyer Representatives” has the meaning set forth in Section 5.2(a).

“Buyer Tax Indemnitee” has the meaning set forth in Section 5.17(a)(i).

“Buyer Termination Fee” has the meaning set forth in Section 7.3(a).

“Capstone” has the meaning set forth in Section 3.17.

“Cash Equity” has the meaning set forth in Section 4.4(b).

“Change in Control FCC Approval” has the meaning set forth in Section 5.23(c).

“Closing” has the meaning set forth in Section 1.2.

“Closing Condition Satisfaction Date” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Date Asset Sales Proceeds” has the meaning set forth in Section 2.1(b).

“Closing Date Capital Contribution” has the meaning set forth in Section 2.1(a).

“Closing Date Cash Consideration” has the meaning set forth in Section 2.1(a).

“Closing Date Non-Cash Sales Settlement Amount” has the meaning set forth in Section 2.1(b).

“Closing Date Working Capital” has the meaning set forth in Section 2.1(b).

“Closing Date Statement” has the meaning set forth in Section 2.1(b).

“Code” means Internal Revenue Code of 1986, as amended.

“Combined Return” has the meaning set forth in Section 5.17(c)(ii).

“Commitment Letters” has the meaning set forth in Section 4.4(b).

“Common Carrier FCC License” has the meaning set forth in Section 5.23(b).

“Common Stock” has the meaning set forth in Section 3.2(a).

“Communication Services Agreement” has the meaning set forth in Section 5.24(b).

“Communications Subsidiary” has the meaning set forth in Section 5.23(b).

“Company” has the meaning set forth in the preamble.

“Company Assets” means the assets of the Company and its Subsidiaries as set forth on the Asset and Liability Schedules.

“Company Benefit Plans” has the meaning set forth in Section 3.10(a).

“Company Closing Date Employees” mean persons who are employed by the Company or any of its Subsidiaries on the Closing Date.

“Company Credit Support Instruments” has the meaning set forth in Section 5.14(b).

“Company Liabilities” means the liabilities of the Company and its Subsidiaries as set forth on the Asset and Liability Schedules.

“Company Material Adverse Effect” has the meaning set forth in Section 3.1.

“Company Material Contract” has the meaning set forth in Section 3.18.

“Company Non-Union Employee” or “Company Non-Union Employees” has the meaning set forth in Section 5.4(b).

“Company Permits” has the meaning set forth in Section 3.7(b).

“Company Union Employees” has the meaning set forth in Section 5.4(d).

“Confidential Information Memorandum” has the meaning set forth in Section 4.9.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Contract” means any written or oral contract, agreement, indenture, note, bond, loan, guarantee, instrument, lease, conditional sales contract, mortgage, deed of trust, license, franchise, insurance policy, commitment or other arrangement or agreement.

“Controlling Party” has the meaning set forth in Section 5.17(e)(ii).

“Credit Support Instruments” has the meaning set forth in Section 3.23.

“Cross-License Agreement” has the meaning set forth in the recitals.

“D&O Insurance” has the meaning set forth in Section 5.7(c).

“D&O Insurance Claim Costs” has the meaning set forth in Section 5.7(c).

“Data” means all information and data, whether in printed or electronic form and whether contained in a database or otherwise, that is used in or held for use in the operation of the respective businesses of the Company or its Subsidiaries, or that is otherwise material to or necessary for the operation of the respective businesses of the Company or its Subsidiaries.

“Debt Commitment Letters” has the meaning set forth in Section 4.4(a).

“Debt Financing” has the meaning set forth in Section 4.4(a).

“Debt Financing Commitments” has the meaning set forth in Section 4.4(a).

“Debt Financing Sources” means those agents, arrangers, lenders and other entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing (or any alternative or replacement Debt Financing) in connection with the transactions contemplated hereby (including the lead arranger or arranger or any of the Buyer Lenders) and any joinder agreements or credit agreements relating thereto, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“Definitive Financing Agreements” has the meaning set forth in Section 5.8(a).

“Definitive Refinancing Agreements” has the meaning set forth in Section 5.9(a).

“Delayed Closing” has the meaning set forth in Section 1.5(b).

“Delayed Closing Date” has the meaning set forth in Section 1.5(c).

“Delayed Closing Purchase Price” has the meaning set forth in Section 1.5(a).

“Delayed Hire Date” has the meaning set forth in Section 5.4(a).

“Delayed Hire Employees” has the meaning set forth in Section 5.4(a).

“Effective Time” has the meaning set forth in Section 1.2.

“End Date” has the meaning set forth in Section 7.1(b).

“Environmental Claim” has the meaning set forth in Section 3.9(d).

“Environmental Law” has the meaning set forth in Section 3.9(e).

“Environmental Lien” has the meaning set forth in Section 3.9(f).

“Environmental Permit” has the meaning set forth in Section 3.9(g).

“Equity Commitment Letters” has the meaning set forth in Section 4.4(b).

“Equity Financing Commitment” has the meaning set forth in Section 4.4(b).

“Equity Investors” has the meaning set forth in Section 4.4(b).

“ERISA” has the meaning set forth in Section 3.10(a).

“ERISA Affiliate” has the meaning set forth in Section 3.10(c).

“Escrow Account” has the meaning set forth in Section 5.11(a).

“Escrow Agent” has the meaning set forth in Section 5.11(a).

“Escrow Deposit” has the meaning set forth in Section 5.11(a).

“Estimated Closing Date Asset Sales Proceeds” has the meaning set forth in Section 2.1(a).

“Estimated Closing Date Non-Cash Sales Settlement Amount” has the meaning set forth in Section 2.1(a).

“Estimated Closing Date Store Cash” has the meaning set forth in Section 2.1(a).

“Estimated Closing Date Working Capital” has the meaning set forth in Section 2.1(a).

“Estimated Closing Date Statement” has the meaning set forth in Section 2.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing ASC Notes” means the (i) 7.90% Debentures due May 1, 2017 (of which approximately $95,525,000 remained outstanding as of September 8, 2012), (ii) 8.0% debentures due June 1, 2026 (of which approximately $[271,750,000] remained outstanding as of September 8, 2012), (iii) 7.50% debentures due May 1, 2037 (of which approximately $143,000 remained outstanding as of September 8, 2012) and (iv) 7.10% medium-term notes due March 20, 2028 (of which approximately $100,000,000 remained outstanding as of September 8, 2012).

“FCC” has the meaning set forth in Section 5.23(a).

“FCC Applications” has the meaning set forth in Section 5.23(c).

“Final Closing Date Asset Sales Proceeds” has the meaning set forth in Section 2.1(d).

“Final Closing Date Capital Contribution” has the meaning set forth in Section 2.1(e).

“Final Closing Date Cash Consideration” has the meaning set forth in Section 2.1(e).

“Final Closing Date Non-Cash Sales Settlement Amount” has the meaning set forth in Section 2.1(d).

“Final Closing Date Store Cash” has the meaning set forth in Section 2.1(d).

“Final Closing Date Working Capital” has the meaning set forth in Section 2.1(d).

“Financial Statement Procedures” has the meaning set forth in Section 3.4(a).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Financing” has the meaning set forth in Section 4.4(b).

“Financing Commitments” has the meaning set forth in Section 4.4(b).

“Full Service Employee” has the meaning set forth in Section 3.14.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 3.3(b).

“Goldman” has the meaning set forth in Section 3.17.

“Greenhill” has the meaning set forth in Section 3.17.

“Hazardous Substance” has the meaning set forth in Section 3.9(h).

“HSR Act” has the meaning set forth in Section 3.3(b).

“Indebtedness” has the meaning set forth in Section 3.18.

“Indemnified Party” has the meaning set forth in Section 5.7(b).

“Initial Purchase Price” has the meaning set forth in Section 1.1.

“Insurance Policies” has the meaning set forth in Section 3.19.

“Insurance Subsidiary” and “Insurance Subsidiaries” have the meanings set forth in Section 3.8.

“Insurance Subsidiary Financial Statements” has the meaning set forth in Section 3.8.

“Intellectual Property” has the meaning set forth in Section 3.15(a).

“IT Systems” means all electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) and Internet websites.

“Knowledge” means (a) with respect to Buyer, the actual knowledge after reasonable inquiry of the individuals listed in Section 8.15(a) of the Buyer Disclosure Letter; and (b) with respect to Seller, the actual knowledge after reasonable inquiry of the individuals listed in Section 8.15(b) of the Seller Disclosure Letter.

“Lancaster/MRDC Agreements” has the meaning set forth in Section 5.5(g).

“Law” or “Laws” has the meaning set forth in Section 3.7(a).

“Lease Real Property” or “Lease Real Properties” has the meaning set forth in Section 3.16(b).

“Lien” means any liens, claims, mortgages, encumbrances, pledges, security interests or charges of any kind.

“Losses” has the meaning set forth in Section 5.7(b).

“Multiemployer Plan” has the meaning set forth in Section 3.10(a).

“NAI Guarantee and Lien Releases” has the meaning set forth in Section 3.22(d).

“Net Tax Benefit” has the meaning set forth in Section 5.17(f)(i).

“Neutral Auditor” has the meaning set forth in Section 2.1(d).

“New Plans” has the meaning set forth in Section 5.4(c).

“Non-Cash Sales Settlement Amount” means the aggregate amount of all (i) debit and credit card receipts, (ii) receipts for EBT, and (iii) receipts for the Women, Infants and Children program, in each case related to sales occurring prior to Closing but not yet settled in cash bank balances prior to Closing.

“Non-Company Subsidiaries” means the Subsidiaries of Seller other than the Company and its Subsidiaries.

“Non-Controlling Party” has the meaning set forth in Section 5.17(c)(ii).

“Offeror” has the meaning set forth in the recitals.

“Old Plans” has the meaning set forth in Section 5.4(c).

“Owned Real Property” or “Owned Real Properties” has the meaning set forth in Section 3.16(a).

“Payoff Letters” means customary payoff letters in respect of the Seller Term Loan Credit Agreement and Seller ABL Credit Agreement, which shall, in each case, provide that (i) all Liens against the Company, its Subsidiaries and their respective assets granted or held by (x) Credit Suisse AG, in its capacity as Collateral Agent under the Seller Term Loan Credit Agreement and (y) Wells Fargo Bank, National Association and General Electric Capital Corporation, as Co-Collateral Agents under the Seller ABL Credit Agreement, as applicable, for the benefit of the lenders thereunder will be released upon consummation of the Refinancing and (ii) each such Collateral Agent will (at Seller’s sole cost and expense) deliver (or, in the alternative, authorize the Company or its designees to deliver) executed instruments of release pertaining to the Liens described in clause (i) above.

“PBGC” has the meaning set forth in Section 3.10(d).

“Permitted Lien” means a Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet due or being contested in good faith and for which adequate accruals or reserves have been established on the Balance Sheet; (b) that is a carriers,’ warehousemen’s, mechanics,’ materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business; (c) that is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity or (d) that was incurred in the ordinary course of business since the Balance Sheet Date and is not material to the Company and its Subsidiaries, taken as a whole.

“person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date; if a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins immediately after the Closing Date shall constitute a Post-Closing Tax Period.

“Pre-Closing Insurance Proceeds and Claims” has the meaning set forth in Section 5.20.

“Pre-Closing Tax Period” means any taxable period or portion thereof that ends on or prior to the Closing Date; if a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that ends on and includes the Closing Date shall constitute a Pre-Closing Tax Period.

“Property Taxes” has the meaning set forth in Section 5.17(b)(i).

“Purchase Price” has the meaning set forth in Section 1.1.

“Real Property Lease” has the meaning set forth in Section 3.16(b).

“Refinancing” has the meaning set forth in Section 3.22(b).

“Refinancing Commitment Letters” has the meaning set forth in Section 3.22(b).

“Refinancing Commitments” has the meaning set forth in Section 3.22(b).

“Refinancing Lenders” has the meaning set forth in Section 3.22(b).

“Refinancing Sources” means those agents, arrangers, lenders and other entities that have committed to provide or otherwise entered into agreements in connection with the Refinancing (or any alternative or replacement Refinancing) in connection with the transactions contemplated hereby (including the lead arranger or arranger or any of the Refinancing Lenders) and any joinder agreements or credit agreements relating thereto, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“Release” has the meaning set forth in Section 3.9(i).

“Representatives” has the meaning set forth in Section 5.8(b).

“Required Information” has the meaning set forth in Section 5.8(b).

“Resolution Period” has the meaning set forth in Section 2.1(c).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble.

“Seller ABL Credit Agreement” has the meaning set forth in Section 3.22(b).

“Seller-ABS TSA” has the meaning set forth in the recitals.

“Seller-Company TSA” has the meaning set forth in the recitals.

“Seller Credit Support Instruments” has the meaning set forth in Section 5.14(a).

“Seller Disclosure Letter” has the meaning set forth in Article III.

“Seller Financial Advisors” has the meaning set forth in Section 3.17(a).”Seller Guarantee” has the meaning set forth in Section 5.11(b).

“Seller Marketing Period” means the first period of 15 consecutive Business Days beginning on the first Business Day (a) following receipt by the Arrangers (as defined in the Term Loan Refinancing Commitment Letter) of the Confidential Information Memorandum (as defined in the Term Loan Refinancing Commitment Letter) and (b) the later of receipt by the Lead Arrangers (as defined in the ABL Refinancing Commitment Letter) of the Marketing Materials (as defined in the ABL Commitment Letter) and the date of the Lender Meeting (as defined in the ABL Refinancing Commitment Letter) (and throughout which the conditions set forth in Section 6.1(a) have been satisfied or waived and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 15-consecutive-Business-Day period); provided that the Seller Marketing Period shall end on any earlier date that is the date on which the Refinancing is consummated.

“Seller Credit Support Instruments” has the meaning set forth in Section 5.14(a).

“Seller Related Party” or “Seller Related Parties” has the meaning set forth in Section 7.3(d).

“Seller SEC Documents” has the meaning set forth in the preamble to Article III.

“Seller Term Loan Credit Agreement” has the meaning set forth in Section 3.22(a).

“Share Purchase” has the meaning set forth in the recitals.

“Shares” has the meaning set forth in the recitals.

“Specified Approvals” has the meaning set forth in Section 3.3(b).

“Sponsor” has the meaning set forth in Section 4.5.

“Sponsor Guarantee” has the meaning set forth in Section 4.5.

“STAR Plan” means the SUPERVALU INC. STAR 401(k) Plan.

“Store Cash” means total store-level cash and cash equivalents of the Company and its Subsidiaries.

“Straddle Period” has the meaning set forth in Section 5.17(b)(i).

“Subsidiaries” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party; or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Supplemental Indenture” has the meaning set forth in Section 5.11(b).

“Target Maximum Working Capital” means an amount equal to $721,956,000, representing a baseline target Working Capital amount of $656,324,000 plus 10% of such baseline amount, as may be adjusted pursuant to Section 5.10(e).

“Target Minimum Store Cash” means $34,243,356.

“Target Minimum Working Capital” means an amount equal to $590,691,000, representing a baseline target Working Capital amount of $656,324,000 minus 10% of such baseline amount, as may be adjusted pursuant to Section 5.10(e).

“Tax Asset” means net operating loss, net capital loss, investment Tax credit or any other credit or Tax attribute or item which could reduce Taxes (including deductions and credits related to alternative minimum Taxes).

“Tax Claim” has the meaning set forth in Section 5.17(e)(i).

“Taxes” has the meaning set forth in Section 3.13(b).

“Tax Proceeding” has the meaning set forth in Section 5.17(e)(ii).

“Tax Return” has the meaning set forth in Section 3.13(b).

“Tender Offer” has the meaning set forth in the recitals.

“Tender Offer Agreement” has the meaning set forth in the recitals.

“Termination Date” has the meaning set forth in Section 5.1(a).

“Term Loan Refinancing” has the meaning set forth in Section 3.22(a).

“Term Loan Refinancing Commitment Letters” has the meaning set forth in Section 3.22(a).

“Term Loan Refinancing Commitments” has the meaning set forth in Section 3.22(a).

“Term Loan Refinancing Lenders” has the meaning set forth in Section 3.22(a).

“Transaction Documents” has the meaning set forth in the recitals.

“Transactions” has the meaning set forth in the recitals.

“Transfer Taxes” has the meaning set forth in Section 5.17(c)(i).

“Transition Agreements” has the meaning set forth in Section 3.5.

“Trued-Up Amount” has the meaning set forth in Section 2.1(a).

“TSA” has the meaning set forth in the recitals.

“Union Agreements” has the meaning set forth in Section 5.4(d).

“USSC” has the meaning set forth in Section 1.5(a).

“VDFR” has the meaning set forth in Section 3.8.

“WARN Act” has the meaning set forth in Section 3.14.

“Willful Breach” means a material breach of any material representation, warranty or covenant or other agreement set forth in the Transaction Documents that is a consequence of an act or omission undertaken by the breaching party with knowledge that the taking of, or failure to take, such act would cause a breach of the applicable Transaction Document.

“Working Capital” means current assets minus current liabilities, as set forth on the applicable balance sheet; provided that for purposes of calculating Working Capital (x) inventory will be calculated on a “first-in, first-out” basis, and (y) the following items will be excluded from the calculation of Working Capital: (i) the current portion of deferred tax asset and/or liability and all income tax receivables and payables, (ii) all intercompany receivables and payables, (iii) the current portion of indebtedness to third parties, (iv) accrued interest payable, (v) all current obligations under capital leases, (vi) all short-term self-insurance liabilities, (vii) all accrued liabilities for severance payments, (viii) 50% of remainder of accrued vacation, compensation and benefits liabilities as calculated pursuant to Section 2.1(a) of the Seller Disclosure Letter, (ix) surplus reserve liabilities, (x) cash and cash equivalents, (xi) LIFO inventory reserves, and (xii) any current Liability arising out of the election contemplated by Section 5.17(h)(ii) or the conversions contemplated by Section 5.1(c). For the avoidance of doubt, Working Capital and all of the individual elements thereof shall be calculated in accordance with the Working Capital Standards.

“Working Capital Standard” means calculations based on the books and records of the Company and its Subsidiaries, in accordance with GAAP, or where applicable, on a basis of presentation consistent with that used to prepare the Deal Basis Financial Statements (including appropriate closing adjustments, as if the Closing were at a period end) and consistent with the sample calculation and methodology set forth in Section 2.1(a) of the Seller Disclosure Schedules.

“Workers Compensation Policy(ies)” has the meaning set forth in Section 3.19(b).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

AB ACQUISITION LLC

By:	/s/ Justin Dye
Name:
Title:

SUPERVALU INC.

By:	/s/ Wayne Sales
Name: Wayne Sales
Title: Chief Executive Officer and Chairman

NEW ALBERTSON’S, INC.

By:	/s/ Todd N. Sheldon
Name: Todd N. Sheldon
Title: General Counsel

Signature Page to the Stock Purchase Agreement